UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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People’s United Financial, Inc.

(Name of Registrant as Specified In Its Charter)

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March 13, 2008

Dear Shareholder:

On behalf of the Board of Directors of People’s United Financial, Inc., I cordially invite you to attend the 2008 Annual Meeting of shareholders at Bridgeport Center, 850 Main Street, Bridgeport, Connecticut on Thursday, April 17, 2008 at 10:00 a.m. The accompanying proxy statement details the actions on which you are asked to vote at the Annual Meeting. Please read it carefully.

This will be our first Annual Meeting since completion of our merger with Chittenden Corporation earlier this year. We welcome those of you who joined us as People’s United shareholders as a result of that transaction.

I hope you will attend the Annual Meeting but if you cannot, I urge you to complete, sign and date the proxy card and return it promptly in the postage-paid envelope to ensure that your shares are represented. You may also choose to cast your vote by telephone or via the Internet, instead of by mail. If you have any questions about your proxy card, voting procedures or other matters in the Proxy Statement, please feel free to call our Investor Relations department at (203) 338-7228.

On behalf of our Board of Directors, our management team and all of our employees, I want to thank you for your investment in People’s United Financial and the continued opportunity to work for you.

Sincerely,

Philip R. Sherringham

President and Chief Executive Officer

People’s United Financial, Inc. • Bridgeport Center • 850 Main Street, P.O. Box 1850 • Bridgeport, Connecticut 06601-1580 • 203-338-7171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 17, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of People’s United Financial, Inc. (“People’s United Financial”) will be held on Thursday, April 17, 2008, at 10:00 a.m. local time at Bridgeport Center, 850 Main Street, Bridgeport, Connecticut, for the following purposes:

1. To elect three directors who, with the eight directors whose terms of office do not expire at the Annual Meeting, will constitute the full Board of Directors of People’s United Financial.

2. To consider and vote upon a proposal to adopt the People’s United Financial, Inc. 2008 Long-Term Incentive Plan.

3. To consider and vote upon a proposal to amend the People’s United Financial, Inc. 2007 Recognition and Retention Plan.

4. To consider and vote upon a proposal to amend the People’s United Financial, Inc. 2007 Stock Option Plan.

5. To ratify the appointment of KPMG LLP as independent auditors for the year ending December 31, 2008.

6. To act on any other proposal that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on February 20, 2008 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof (the “Record Date”). Record holders of People’s United Financial common stock as of the Record Date are entitled to vote at the Annual Meeting.

A list of the holders of People’s United Financial common stock entitled to vote at the Annual Meeting will be available for inspection on request by any People’s United Financial shareholder for any purpose germane to the Annual Meeting at People’s United Financial headquarters, located at Bridgeport Center, 850 Main Street, Bridgeport, Connecticut 06604-4913, during normal business hours beginning no later than ten days prior to the date of the Annual Meeting and continuing through the date of the Annual Meeting.

WE URGE YOU TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY CAST YOUR VOTE BY TELEPHONE OR VIA THE INTERNET INSTEAD IF YOU SO CHOOSE. IF YOU WERE A SHAREHOLDER OF RECORD ON THE RECORD DATE AND ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY OR TELEPHONE OR INTERNET VOTE AND VOTE IN PERSON.

By Order of the Board of Directors

Susan D. Stanley, Secretary

Bridgeport, Connecticut

March 13, 2008

People’s United Financial, Inc. • Bridgeport Center • 850 Main Street, P.O. Box 1850 • Bridgeport, Connecticut 06601-1580 • 203-338-7171

PROXY STATEMENT

General

We are furnishing this proxy statement to the shareholders of People’s United Financial, Inc. (“People’s United Financial” or the “Company”) in connection with the solicitation of proxies by our Board of Directors for use at the 2008 Annual Meeting of Shareholders (including any adjournment or postponement thereof, the “Annual Meeting”) to be held on Thursday, April 17, 2008 at 10:00 a.m. local time at Bridgeport Center, 850 Main Street, Bridgeport, Connecticut. At the Annual Meeting, holders of the common stock, $0.01 par value per share, of People’s United Financial will be asked to elect three directors; to consider and vote upon a proposal to adopt the People’s United Financial, Inc. 2008 Long-Term Incentive Plan; to consider and vote upon a proposal to amend the People’s United Financial, Inc. 2007 Recognition and Retention Plan; to consider and vote upon a proposal to amend the People’s United Financial, Inc. 2007 Stock Option Plan; to ratify the appointment of KPMG LLP as independent auditors for the year ending December 31, 2008; and to act on any other proposal that may properly come before the Annual Meeting or any adjournment or postponement thereof.

We are furnishing this proxy statement and the enclosed form of proxy to shareholders of People’s United Financial beginning on or about March 13, 2008.

People’s United Financial became the holding company for People’s United Bank (sometimes referred to as the “Bank”) on April 16, 2007 as a result of a transaction commonly known as a “second-step conversion” involving the Bank and its former mutual-form holding company, People’s Mutual Holdings.

Proxies

The accompanying form of proxy is for use at the Annual Meeting if you will be unable to attend in person or wish to have your shares voted by proxy even if you do attend the meeting. Instead of completing the accompanying form of proxy, you may cast a proxy vote by telephone or via the Internet, by following the telephone or Internet voting instructions printed on the proxy card. You can revoke a vote cast by written proxy or by proxy authorized by telephone or via the Internet, at any time before the proxy is exercised, by submitting to the Corporate Secretary of People’s United Financial written notice of revocation or a properly executed proxy bearing a later date, by casting a subsequent vote by telephone or via the Internet, or by attending the meeting and voting in person. However, attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy or other previously cast vote. You should address any written notices of revocation and other communications with respect to the revocation of proxies to People’s United Financial, Inc., Bridgeport Center, 850 Main Street, Bridgeport, Connecticut 06604-4913, Attention: Corporate Secretary. In addition, if your shares of common stock are not registered in your name, you will need additional documentation from the record holder(s) of such shares to vote in person at the Annual Meeting.

All shares of common stock represented by properly executed or telephonically or electronically authorized proxies received pursuant to this solicitation, and not subsequently revoked, will be voted at the Annual Meeting in the manner specified therein. If no specification is made, the proxies will be voted “FOR” the election of each of the nominees for director identified in this Proxy Statement; “FOR” the proposal to adopt the 2008 Long-Term Incentive Plan; “FOR” the proposal to amend the 2007 Recognition and Retention Plan; “FOR” the proposal to amend the 2007 Stock Option Plan; “FOR” ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2008; and in the discretion of the proxy holders, as to any other matter that may properly come before the Annual Meeting.

The entire cost of soliciting proxies will be borne by People’s United Financial. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in doing so. If necessary, we may also use our regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, facsimile, other electronic means, or special or express delivery letter.

Interest of Management and Directors in Matters to be Acted Upon

Management and directors of People’s United Financial have an interest in the matters that will be acted upon at the Annual Meeting because (a) members of management will be eligible to receive awards under the 2008 Long-Term Incentive Plan if the adoption of this plan is approved by shareholders and (b) the conditions under which the vesting of stock and option awards made to management and to directors under the 2007 Recognition and Retention Plan and the 2007 Stock Option Plan may be accelerated will be less restrictive if the amendment of these plans is approved by shareholders.

Record Date and Voting Rights

The Board of Directors has fixed February 20, 2008 as the record date for determining People’s United Financial shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of shares of common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. On the record date, there were approximately 22,600 holders of record of People’s United Financial common stock and 345,408,297 shares of common stock outstanding.

Shares representing a majority of the votes entitled to be cast at the Annual Meeting must be present in person or by proxy at the Annual Meeting in order for a quorum to be present. Shares of common stock present but not voting, and shares for which proxies have been received but with respect to which holders of such shares have abstained, will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or “street” name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed (“broker non-votes”).

Each share of common stock entitles a holder of record on the record date to one vote on each matter to be presented at the Annual Meeting, and all such shares vote together as a single class. Directors will be elected by a plurality of the votes cast by the shares of common stock present in person or by proxy at the Annual Meeting. A “plurality” means that the nominees with the largest number of votes are elected as directors, up to the maximum number of directors to be elected at the Annual Meeting. All other matters presented to the shareholders for determination require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy at the Annual Meeting.

Abstentions from voting and broker non-votes will not be deemed to have been cast either “for” or “against” approval of the matters to be considered and voted upon at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of voting for the election of directors, or on ratification of the appointment of auditors. Abstentions and broker non-votes will have the practical effect of votes against the approval of the 2008 Long-Term Incentive Plan, against approval of the amendment of the 2007 Recognition and Retention Plan, and against the approval of the 2007 Stock Option Plan.

Security Ownership of Certain Beneficial Owners

Based on publicly available information filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as of February 11, 2008, no one was the beneficial owner of more than five percent of any class of People’s United Financial’s voting securities.

Security Ownership of Management

The following table sets forth, as of February 11, 2008, the beneficial ownership of common stock by each director, each nominee for election as a director, each named executive officer (as defined below and with the exception noted in the following sentence) who is not also a director, and by all directors and executive officers as a group. No ownership information is presented for John A. Klein, who died on January 25, 2008 but is a named executive officer because he was the Company’s principal executive officer during 2007. Except as indicated in the notes following the table, each person has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.

	Common Stock
	Amount and Nature of Beneficial Ownership		Percent of Class

Directors and Nominees
Collin P. Baron	194,681	(a)(b)	*
George P. Carter	211,476	(a)(b)	*
John K. Dwight	80,626	(b)	*
Jerry Franklin	150,536	(a)(b)	*
Eunice S. Groark	163,977	(a)(b)	*
Janet M. Hansen	131,425	(a)(b)	*
Richard M. Hoyt	170,070	(a)(b)	*
Philip R. Sherringham	672,377	(c)	*
Jeremiah J. Lowney, Jr.	171,450	(a)(b)	*
Mark W. Richards	118,477	(b)	*
James A. Thomas	143,650	(a)(b)	*

Named Executive Officers(d)
Robert R. D’Amore	683,029	(c)	*
Brian F. Dreyer(e)	486,797	(c)	*
William T. Kosturko	629,304	(c)	*
All Directors, Nominees and Executive Officers as a Group (19 persons)	5,089,701	(c)	1.47%

*	Denotes beneficial ownership of less than one percent of the outstanding shares of common stock.
(a)	Includes15,323 shares of common stock awarded under the People’s United Financial, Inc. Directors’ Equity Compensation Plan, which are subject to restrictions on transfer for a specified period of time.
(b)	For Mr. Carter, includes 114,620 shares subject to forfeiture if certain conditions are not satisfied. For Messrs. Dwight and Richards, includes 51,784 shares subject to forfeiture if certain conditions are not satisfied. For all other directors, includes 94,152 shares subject to forfeiture if certain conditions are not satisfied.
(c)	Includes shares of common stock subject to forfeiture, held indirectly through benefit plans, or subject to acquisition within 60 days, as follows:

Shares listed in the following table are subject to forfeiture if certain conditions are not satisfied:

Name	Shares
Robert R. D’Amore	342,202
Brian F. Dreyer(e)	308,713
William T. Kosturko	211,405
Philip R. Sherringham	526,938
All Directors, Nominees and Executive Officers as a Group	2,801,375

Shares listed in the following table are allocated under one or more tax-qualified employee benefit plans to the participants listed below who have plan balances invested in People’s United Financial common stock:

Name	Shares
Robert R. D’Amore	43,427
Brian F. Dreyer(e)	16,314
William T. Kosturko	2,994
Philip R. Sherringham	9,892
All Directors, Nominees and Executive Officers as a Group	96,213

The persons listed in the following table have the right to acquire the listed number of shares within 60 days from February 11, 2008, whether upon the exercise of stock options or otherwise:

Name	Right to Acquire
Robert R. D’Amore	147,978
Brian F. Dreyer(e)	60,046
William T. Kosturko	173,531
Philip R. Sherringham	92,078
All Directors, Nominees and Executive Officers as a Group	732,792

(d)	No ownership information is presented for John A. Klein, who died on January 25, 2008 but is a named executive officer because he was the Company’s principal executive officer during 2007. This information is omitted in reliance on interpretive guidance issued by the staff of the Division of Corporation Finance of the Securities and Exchange Commission.
(e)	Includes shares of common stock held by Mr. Dreyer’s spouse which are owned outright (1,968 shares), subject to restrictions (16,037 shares), held indirectly through benefit plans (14,926 shares), or subject to acquisition within 60 days (8,695 shares).

ITEM I. ELECTION OF DIRECTORS

People’s United Financial’s certificate of incorporation and bylaws provide for the election of directors by the shareholders and for the division of the Board of Directors into three classes of directors as nearly equal in number as reasonably possible. The terms of office of the members of one class expire and a successor class is elected for a three-year term at each annual meeting of shareholders.

People’s United Financial’s certificate of incorporation and bylaws provide that there will be between five and fifteen members of the Board of Directors, as fixed by resolution of the Board of Directors. The Board of Directors has resolved that there will be eleven members of the Board following the Annual Meeting. The terms of Collin P. Baron, Richard M. Hoyt and Philip R. Sherringham (who was elected as a director on February 6, 2008 to fill the vacancy created by Mr. Klein’s death on January 25, 2008) expire at the Annual Meeting. Each of these individuals has been nominated for re-election for a three-year term expiring at the annual meeting of shareholders in 2011.

Directors elected at the Annual Meeting will serve until their respective successors have been elected and qualified. Each nominee has consented to being named in this proxy statement and to serve as a director of People’s United Financial if elected. It is the intention of the persons named in the proxy to vote shares under the authority granted by the proxy for the election of all nominees named below. If any of the nominees should be unable to serve, the persons named in the form of proxy will use their discretion in voting the shares represented by such proxies.

Certain information concerning the nominees and the directors continuing in office, including the business experience of each during the past five years, is set forth below. Information regarding each director’s length of service as a director of People’s United Financial includes such person’s term of service as a director of People’s United Bank.

The Board of Directors recommends that shareholders vote “FOR” the election of each of the nominees listed below.

NOMINEES TO THE BOARD OF DIRECTORS

Collin P. Baron is a member of the law firm of Pullman & Comley, LLC. He has been affiliated with the firm since 1973.

Mr. Baron became a director in 2001. He serves as a member of the Executive Committee. Mr. Baron is 60 years old.

Richard M. Hoyt is President and Chief Executive Officer of Chapin & Bangs Co., a steel service center, and is Chairman and Chief Executive Officer of Lindquist Steels, Inc., a distributor of tool steel. He has occupied each of these positions for more than five years. Mr. Hoyt also serves as a director of Bridgeport Hospital.

Mr. Hoyt was first elected as a director in 2002. He is 65 years old. Mr. Hoyt is a member of the Audit Committee.

Philip R. Sherringham became President and Chief Executive Officer of the Company on February 6, 2008. Prior to that, he had been the Company’s Chief Financial Officer since April 2003. Mr. Sherringham had served as Acting President and Chief Executive Officer from November 9, 2007, and he will continue to serve as Chief Financial Officer on an interim basis, pending the hiring of a replacement. Before joining People’s United in 2003, Mr. Sherringham served as Executive Vice President and Chief Financial Officer of United California Bank in Los Angeles.

Mr. Sherringham, who is 54, was first elected as a member of the Board in February 2008 to fill the unexpired portion of Mr. Klein’s term of office. Mr. Sherringham has not yet been appointed to any Board committee.

INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE

Terms Expiring at the 2009 Annual Meeting

George P. Carter is the President of Connecticut Foods, Inc.

Mr. Carter was first elected to the Board in 1976. He is Chairman and Lead Director of the Board and serves as Chairman of People’s United Financial’s Audit and Executive Committees and as a member of the Compensation and Nominating Committee. Mr. Carter, who also serves as a director of Bridgeport Hospital, is 71 years old.

Jerry Franklin is the President and Chief Executive Officer of Connecticut Public Broadcasting Inc., a position he has held since 1985.

Mr. Franklin was elected to the Board of Directors in 1997 and is a member of People’s United Financial’s Audit, Executive, and Compensation and Nominating Committees. He is 60 years old.

Eunice S. Groark, attorney, served as Lieutenant Governor of the State of Connecticut from 1991 until January 1995. She currently serves as a Trustee of the Phoenix Edge Series Funds.

Mrs. Groark was first elected to the Board of Directors in 1995. She is a member of the Executive Committee. She is 70 years old.

James A. Thomas served as Associate Dean at Yale Law School from 1969 until his retirement in 2004, and served as Master of Saybrook College of Yale University from 1990 to 1996. Mr. Thomas was elected to the Board of Directors in 1997. He serves as Chairman of the Compensation and Nominating Committee, and is a member of the Executive Committee.

Mr. Thomas is also a director of UIL Holdings Corporation, the holding company for the United Illuminating Company. Mr. Thomas is 68 years old.

Terms Expiring at the 2010 Annual Meeting

John K. Dwight became a member of the Board of Directors on January 1, 2008 following completion of the merger of Chittenden Corporation into People’s United Financial. Mr. Dwight had served as a director of Chittenden since 1999. He is the founder and former Chairman of Dwight Asset Management Company. He is a graduate of the University of North Carolina in Chapel Hill, North Carolina. Mr. Dwight is a director of Old Mutual Asset Management US Holdings, Inc., a past director of Vermont Federal Bank, Vermont National Bank, United Asset Management Company, Resolution, Inc., the Vermont Business Roundtable and a founding member of the Vermont Security Analysts Chapter. In addition, Mr. Dwight is a Trustee of St. Lawrence University and the Shelburne Museum.

Mr. Dwight, who is 63, has not yet been appointed to any Board committee.

Janet M. Hansen was employed as Executive Vice President of Aquarion Company (“Aquarion”), a diversified water management company, from 1995 until her retirement in March 2005. Mrs. Hansen served as Aquarion’s Chief Financial Officer from 1992 through 1999. She was President and Chief Executive Officer of Aquarion’s principal operating subsidiary, Aquarion Water Company from 2000 to 2003.

Mrs. Hansen, who became a member of the Board of Directors in February 2004, is 65 years old. She is a member of the Audit and Executive Committees. She also serves on the Board of Directors of Bridgeport Hospital and of the University of Connecticut Foundation.

Jeremiah J. Lowney, Jr., D.D.S. is an orthodontist whose practice has been based in the Norwich, Connecticut area for more than 30 years. Dr. Lowney has also served since 1982 as the President of the Haitian Health Foundation, a health care facility that provides humanitarian health services in Haiti.

Dr. Lowney served as a director of Norwich Financial Corp. and The Norwich Savings Society until the merger of those companies into People’s United Bank in February 1998, when he became a director of the Bank. Dr. Lowney is a member of the Audit Committee. He is 71 years old.

Mark W. Richards became a member of the Board of Directors effective January 1, 2008 immediately following completion of the merger of Chittenden Corporation into People’s United Financial. Mr. Richards had served as a director of Chittenden from 1999 until its merger with the Company. Mr. Richards served as a director of Vermont Financial Services Corporation from 1988 through 1999. He is President of The Richards Group, an insurance and financial services group, in Brattleboro, Vermont.

Mr. Richards, who is 62, has not yet been appointed to any Board committee.

Except as set forth above, during the past five years no director or nominee has had a principal occupation or employment with People’s United Financial or any of its subsidiaries or other affiliates. No director or nominee is related by blood, marriage or adoption to an executive officer of People’s United Financial or any of its subsidiaries or other affiliates.

With the exception of Messrs. Sherringham and Baron, each person nominated for reelection as a director at the Annual Meeting and each of the directors continuing in office is “independent” for purposes of the applicable listing standards of The Nasdaq Stock Market, Inc.

Meetings of the Board of Directors and its Committees

During 2007, the People’s United Financial Board of Directors held 22 meetings. No director attended fewer than 75% of the aggregate of (a) the total number of meetings of the Board of Directors held while he or she was a director and (b) the total number of meetings held by all committees of the Board on which he or she served.

The Board of Directors of People’s United Financial encourages all directors to attend the Annual Meeting of Shareholders. All nine individuals serving as directors of People’s United Financial at the time of the 2007 Annual Meeting of shareholders attended that meeting.

Board of Directors Committees

People’s United Financial has three standing committees: the Audit Committee; the Executive Committee; and the Compensation and Nominating Committee.

Audit Committee. The Audit Committee met 8 times during 2007. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Each member of the Audit Committee is “independent,” as that term is defined in Rule 4200(a)(15) of the listing standards of The Nasdaq Stock Market. Each member of the Audit Committee also satisfies the more stringent definition of independence required for members of audit committees generally, as set forth in Rule 4350(d)(2)(A) of the listing standards of The Nasdaq Stock Market. The members of the Audit Committee are George P. Carter (Chairman), Jerry Franklin, Janet M. Hansen, Richard M. Hoyt and Jeremiah J. Lowney, Jr. The Audit Committee is responsible for monitoring the accounting practices and internal controls of People’s United Financial, including the supervision of an annual audit of the company’s financial statements by independent registered public accountants.

The People’s United Financial Board of Directors has adopted a written charter for the Audit Committee, including provisions recognizing the specific audit committee responsibilities imposed by the Sarbanes-Oxley Act of 2002, Securities and Exchange Commission rules implementing that Act, and the listing standards of The Nasdaq Stock Market. A copy of the charter is available on People’s United Financial’s website at www.peoples.com.

The Board of Directors has determined that Janet M. Hansen, a member of the Audit Committee of the Board, is an “audit committee financial expert” within the meaning of applicable SEC regulations and is “independent” within the meaning of the listing standards of The Nasdaq Stock Market.

Executive Committee. The members of the Executive Committee are George P. Carter (Chairman), Collin P. Baron, Jerry Franklin, Eunice S. Groark, Janet M. Hansen and James A. Thomas. The Executive Committee may formulate and recommend to the Board of Directors for approval general policies regarding the management and affairs of People’s United Financial, and may perform such other functions as are provided in the Bylaws of People’s United Financial or as directed by the Board of Directors. The Executive Committee did not meet during 2007.

Compensation and Nominating Committee. The Compensation and Nominating Committee of People’s United Financial, which is comprised of James A. Thomas (Chairman), George P. Carter, and Jerry Franklin, met 22 times during 2007. Each member of the Committee is “independent,” as that term is defined in Rule 4200(a)(15) of the listing standards of The Nasdaq Stock Market. The Compensation and Nominating Committee is responsible for making policy decisions concerning the compensation and benefit programs maintained by People’s United Financial, and conducts periodic performance reviews of the senior and executive officers of the company. The Compensation and Nominating Committee also recommends nominees for election as directors to the full Board of Directors of the company.

A current copy of the Compensation and Nominating Committee charter is available on the Company’s website at www.peoples.com.

Communications with the Board

Shareholders who wish to communicate with the Board of Directors of People’s United Financial or with individual members of the Board may address correspondence to the Board or to a director, c/o Corporate Secretary, People’s United Financial, Inc., 850 Main Street, Bridgeport, CT 06604. The Corporate Secretary will review all correspondence addressed to the Board or to a director, and will handle each item in accordance with procedures that have been approved by the independent directors.

The policies described in this section do not apply to shareholder proposals made pursuant to Securities and Exchange Commission Rule 14a-8, or to communications relating to such proposals.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of People’s United Financial, and persons who own more than 10% of the common stock, to file initial reports of ownership and reports of changes in ownership of the common stock with the Securities and Exchange Commission. Based solely on a review of the reporting forms received by People’s United Financial, and written representations that no other reports were required, People’s United Financial believes that all Section 16(a) filing requirements were satisfied for fiscal year 2007.

Mr. Klein made a charitable contribution consisting of 6,246 shares of People’s United Financial common stock during 2007. As permitted by Securities and Exchange Commission rules, Mr. Klein elected not to report this gift during 2007, intending to report it on Form 5 (Annual Statement of Changes in Beneficial Ownership of Securities) in 2008. Mr. Klein died before the due date for filing this form, and the gift made in 2007 was consequently never reflected in any report filed with the Securities and Exchange Commission.

Compensation Committee Interlocks and Insider Participation

The Compensation and Nominating Committee of the Company’s Board of Directors is composed solely of individuals who are neither officers nor employees of People’s United Financial, or any of its direct or indirect subsidiaries. The members of the Compensation and Nominating Committee are James A. Thomas (Chairman), George P. Carter, and Jerry Franklin. During the fiscal year ended December 31, 2007, there were no interlocks, as defined under the rules and regulations of the Securities and Exchange Commission, between members of the Compensation and Nominating Committee or executive officers of People’s United Financial and corporations with which such persons are affiliated.

Director Nomination Process

The Compensation and Nominating Committee of People’s United Financial will consider qualified nominees recommended by shareholders of record. Shareholder nominations must be submitted in writing to

People’s United Financial, Inc., Bridgeport Center, 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary, no later than 120 days in advance of the next annual meeting at which directors will be elected or, with respect to an election to be held at a special meeting of shareholders for the election of directors, no later than the close of business on the seventh day following the earlier of (i) the date on which notice of such meeting was first given to shareholders, or (ii) the date on which a public announcement of such meeting was first made. Each shareholder nomination must include: the name and address of each shareholder of record who intends to appear in person or by proxy to make the nomination; the name and address of each person being nominated; a description of all arrangements or understandings between the shareholder(s) submitting the nomination and the nominee(s) and any other person(s) (including the name of such person(s)) concerning the nomination (s) to be made by the shareholder(s); such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and the consent of each nominee to serve as a director of People’s United Financial if elected.

In evaluating the qualifications of proposed candidates for nomination for election to the Board, including candidates recommended by shareholders, the Committee will consider the following factors:

Minimum qualifications—The Committee will not nominate any person for election to the Board of Directors if, in the opinion of the Committee:

•	actual or apparent conflicts of interest exist that would substantially interfere with the ability of such person to fulfill his or her duties as a director;

•	the person would not, or could not, effectively represent the best interests of People’s United Financial and all of its shareholders;

•	board service would be prohibited under any applicable law or regulation, including, but not limited to, OTS rules prohibiting interlocking directorships;

•	the nomination did not comply with the requirements of Section 5.06 of People’s United Financial’s Certificate of Incorporation.

Other Factors—In addition to the minimum qualifications outlined above, in evaluating proposed nominees, the Committee will consider the following factors:

•

whether, in the opinion of the Committee, the nominee exhibits personal qualities, including personal and professional integrity, judgment and collegiality, that will ensure that the nominee will work effectively with the rest of the Board in serving the long-term best interests of People’s United Financial and its shareholders;

•

the skills, personal attributes and professional qualifications of the nominee, in light of the total mix of skills, personal attributes and professional qualifications found within the Board as a whole;

•	the extent to which the nominee would enhance the diversity of perspective and life experience among members of the Board;

•	whether, in the opinion of the Committee, the nominee has demonstrated a commitment to the betterment of the communities that People’s United Financial serves;

•

whether the nominee would be considered “independent” for purpose of service on the Board or any of its committees. Lack of independence shall not, by itself, render a candidate unqualified for Board service; however, it is the Board’s intention that a substantial majority of Board members shall at all times qualify as “independent” under the listing standards of The Nasdaq Stock Market, Inc. and any other applicable laws or regulations.

Audit Committee Report

The Audit Committee of People’s United Financial has: (1) reviewed and discussed the company’s audited consolidated financial statements for the year ended December 31, 2007 with management of People’s United Financial; (2) discussed with KPMG LLP, independent auditors for People’s United Financial, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); (3) received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (4) has discussed with KPMG LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors of People’s United Financial that the audited consolidated financial statements of People’s United Financial for the fiscal year ended December 31, 2007 be included in People’s United Financial’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee

George P. Carter, Chairman

Jerry Franklin

Janet M. Hansen

Richard M. Hoyt

Jeremiah J. Lowney, Jr.

Compensation Committee Report

The Compensation and Nominating Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Securities and Exchange Commission Regulation S-K with management. Based upon such review and discussion, the Compensation and Nominating Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Nominating Committee

James A. Thomas, Chairman

George P. Carter

Jerry Franklin

Compensation Discussion and Analysis

Compensation of Directors and Executive Officers

This section includes information about the director compensation and executive compensation practices of People’s United Financial, and includes information about compensation paid to such persons by subsidiaries and affiliates of the Company.

Until April 16, 2007 (the effective date of the second-step conversion), People’s United Financial did not pay any separate compensation to its directors. From and after the effective date of the conversion, directors of People’s United Financial who are not employees of People’s United Financial or any of its affiliates have been compensated by People’s United Financial for service as directors of People’s United Financial. No separate compensation will be paid to a director of People’s United Bank who attends a board or committee meeting that is held jointly with a board or committee meeting of People’s United Financial and who is compensated for that meeting by People’s United Financial.

Except where it pertains to directors, this discussion is focused specifically on the compensation of the five executive officers named in the Summary Compensation Table which appears later in this section. These five executives are referred to in this discussion as the named executive officers, or NEOs.

Prior to June 2007, People’s United Bank was known as People’s Bank. The formal names of a number of the compensation plans and programs discussed below have not yet been amended to reflect this change.

Overview. The Compensation and Nominating Committee of the Company’s Board of Directors is responsible for overseeing and making recommendations to the independent members of the Board of Directors with respect to the compensation of the named executive officers, including the Chief Executive Officer. As part of these duties, the Committee conducts an annual performance review of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviews the performance of each other named executive officer. The independent members of the Board of Directors have ultimate authority to approve the compensation of all named executive officers, including the Chief Executive Officer.

The Compensation and Nominating Committee also reviews, oversees and approves the management and implementation of the Company’s human resources policies and its principal employee benefit plans. The Committee may undertake other duties that are related to the Company’s human resources function. The Committee has a formal charter which describes the Committee’s scope of authority and its duties. The Committee’s charter is available on People’s United Financial’s website at www.peoples.com.

The Compensation and Nominating Committee consists of three directors, all of whom are “independent” within the meaning of Rule 4200 of the Nasdaq Stock Market. The Board of Directors evaluates the independence of Committee members annually, using the standards contained in Rule 4200. This evaluation, and the determination that each member of the Committee is independent, was most recently made in March 2007.

Executive Participation in Committee Discussions. The executive officers who participate in the Compensation and Nominating Committee’s compensation-setting process are the Chief Executive Officer and the Executive Vice President, Organization Effectiveness. The General Counsel (or his designee) acts as Secretary to the Committee. The Chief Financial Officer also participates to a limited extent in connection with the establishment of financially-driven performance goals. Executive participation is meant to provide the Compensation and Nominating Committee with input regarding the Company’s compensation philosophy, process and decisions. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future awards, and otherwise supply information to assist the Compensation and Nominating Committee. The Chief Executive Officer also provides information about individual performance assessments for the other named executive officers, and expresses to the Compensation and Nominating Committee his view on the appropriate levels of compensation for the other named executive officers for the ensuing year.

Executives participate in Committee discussions purely in an informational and advisory capacity, but have no vote in the Committee’s decision-making process. The Chief Executive Officer does not attend those portions of Compensation and Nominating Committee meetings during which his performance is evaluated or his compensation is being determined. No executive officer other than the Chief Executive Officer and, on occasion, the Executive Vice President, Organization Effectiveness attends those portions of Compensation and Nominating Committee meetings during which the performance of the other named executive officers is evaluated or their compensation is being determined.

Use of Consultants. The Compensation and Nominating Committee engages an independent compensation consultant to assist it in the annual compensation process for named executive officers. The consultant is retained by and reports to the Compensation and Nominating Committee. The consultant provides expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultant also provides survey data, and assists in assembling relevant comparison groups for various purposes and establishing benchmarks for particular components of core compensation from the survey and comparison group data. The Committee engaged the firm of Towers Perrin to serve as its independent compensation consultant during 2007.

Management may engage one or more consultants to provide additional information, advice, and professional services related to other aspects of the compensation and benefits function. These consultants work primarily with management but may also communicate directly with the Compensation and Nominating Committee. The consultant engaged to assist the Compensation and Nominating Committee in the annual compensation process may also be engaged to perform some of these additional services.

On May 17, 2007 the Compensation and Nominating Committee of People’s United Financial adopted a policy requiring that the terms of engagement of the compensation consultant be set forth in an annual engagement agreement, with such agreement to set forth the scope of work to be undertaken in connection with matters relating to executive compensation. The engagement agreement also requires the compensation consultant to provide quarterly reports to the committees of any work performed by the consultant for People’s United Financial or any of its affiliates, other than work relating to executive compensation. The purpose of this policy is to ensure that the committees maintain an appropriate level of control over the compensation consultant and its activities on behalf of People’s United Financial and its affiliates.

Compensation Objectives. Broadly speaking, the overall goals of the Company’s executive compensation programs are to attract, motivate, retain, and pay key executives (including the NEOs) for performance. The methods used to achieve these goals are strongly influenced by the compensation and employment practices of People’s United Financial’s competitors within the financial services industry, and elsewhere in the marketplace, for executive talent. Other considerations include each named executive officer’s individual performance as well as the encouragement of behaviors directed towards attainment of corporate goals, not all of which are financial in nature or capable of being quantified.

The compensation program is designed to reward the named executive officers based on their level of assigned management responsibilities, individual performance levels, and individual value in the job marketplace. “At-risk” components of compensation reward the NEOs, including the Chief Executive Officer, based primarily on company-wide performance while also considering their performance against individually-set performance objectives. The Chief Executive Officer’s individual performance objectives are the same as the strategic and financial performance objectives of People’s United Financial as a whole. For the other named executive officers, individual performance objectives are set by the Chief Executive Officer and are reviewed by the Compensation and Nominating Committee. Equity-based components of compensation provide an incentive for executive behaviors that are aligned with the interests of stockholders. The retirement component of the compensation program rewards the named executive officers for their long-term contributions to the organization.

Components of Compensation. People’s United Financial uses many different building blocks as part of its overall executive compensation program. Some are paid in cash, while others are based on common stock. The principal components of executive compensation packages consist of:

•	Base salary

•	Annual cash bonus (also referred to as the Short-Term Incentive Plan (STIP) Bonus)

•	Long-term incentives

Long-term incentives are awarded under the People’s Bank 1998 Long-Term Incentive Plan, or LTIP; the People’s United Financial 2007 Recognition and Retention Plan, or RRP; and the People’s United Financial 2007 Stock Option Plan, or SOP.

Awards under the LTIP are made in one of three forms:

•	Long-term cash bonus (also referred to as the LTIP Bonus)

•	Stock options

•	Restricted stock grants

Awards under the RRP are made in the form of restricted stock grants, and awards under the SOP are made in the form of stock options.

LTIP Bonuses are paid out at the end of a three-year performance cycle. Equity-based awards (stock options and restricted stock grants) under the LTIP, RRP and SOP vest incrementally over time, and in the case of stock options have value only if the market price of the common stock increases after the awards are made.

NEOs receive a variety of fringe benefits as compensation. Some of these are available to a broad range of employees. Others are limited to senior and executive officers. Fringe benefits for the named executive officers are:

Broad-based fringe benefits:

•	Medical, dental and vision coverage (employee shares cost)

•	Pre-tax health and dependent care spending accounts

•	Adoption assistance

•	Employee referral services

•	Group life insurance coverage (capped at $50,000 for NEOs)

•	Long-term disability insurance coverage equal to 50% of base salary

Senior and executive officers only:

•	Tax preparation services

•	Financial planning services

•	Annual $500 reimbursement for health club membership

•	Company-supplied automobile (includes operating expenses)

•	Supplemental long-term disability insurance coverage

•	Home security services (executive officers only)

People’s United Financial also bears the expense of other club memberships for named executive officers, if the membership is used primarily for business-related purposes.

Retirement benefits also represent an important source of compensation to the named executive officers. As with fringe benefits, some forms of retirement benefits are available to a broad range of employees, while others are limited to senior and executive officers. Retirement benefits are provided through these programs (tax-qualified plans are marked with an asterisk):

Broad-based retirement programs:

•	People’s Bank Employees’ Retirement Plan*

•	People’s Bank 401(k) Employee Savings Plan*

•	People’s United Financial Employee Stock Ownership Plan*

•	Retiree health benefits (retiree shares cost)

Senior and executive officers only:

•	The People’s Bank Cap Excess Plan

•	People’s Bank Enhanced Senior Pension Plan

•	People’s Bank Supplemental Savings Plan

Certain executive officers only:

•	Split-Dollar Cash Value Restoration Plan

Additional information about the Long-Term Incentive Plan can be found later in this section under the heading “—1998 Long-Term Incentive Plan”; for the RRP under the heading “—2007 Recognition and Retention Plan”; for the SOP under the heading “—2007 Stock Option Plan”; for the Split-Dollar Cash Value Restoration Plan under the heading “—Cash Value Restoration Plan”, and for the Employees’ Retirement Plan, the 401(k) Employee Savings Plan, the Employee Stock Ownership Plan, the Cap Excess Plan, the Enhanced Senior Pension Plan, and the Supplemental Savings Plan, in the discussion following the table headed “Pension Benefits.”

As a result of the merger of Chittenden Corporation with People’s United Financial, the Company assumed responsibility for a variety of plans intended to provide benefits to former employees of the Chittenden group of companies. No named executive officer is or will be entitled to any benefits under any of these plans, and no additional information about these plans is presented in this discussion.

In addition to the components of executive compensation described above, Mr. Klein was a party to an employment agreement with People’s United Bank. The term of Mr. Klein’s employment agreement was designed to give People’s United Bank the ability to retain Mr. Klein’s services until the end of the year in which he would have reached his normal retirement age of 65. Contract provisions requiring payment of additional post-employment benefits under certain conditions were considered to be appropriate in view of Mr. Klein’s position with the Bank, his prospects for securing near-term re-employment in a comparable position should his employment with the Bank be terminated, and common practices in the marketplace for executive talent at the time he entered into the agreement. The agreement did not provide Mr. Klein with any payments or benefits upon his death other than those provided through the various executive compensation plans and programs described above.

Assembling the Components. The Compensation and Nominating Committee analyzes the level and relative mix of each of the principal components of the compensation packages for named executive officers on an annual basis. The Chief Executive Officer also makes recommendations to the Committee relating to compensation to be paid to the named executive officers other than himself. Based on this analysis and (where appropriate) the Chief Executive Officer’s recommendations, the Compensation and Nominating Committee makes annual recommendations to the independent members of the Board of Directors about each named executive officer’s compensation package to the extent derived from base salary, STIP Bonus and long-term incentives provided pursuant to the LTIP. This portion of executive compensation is also called core compensation.

Decisions about core compensation are made without reference to other elements of compensation (i.e., fringe benefits, retirement benefits, and incentive awards under the RRP and SOP). With one exception, fringe benefits and retirement benefits are not specifically tailored for the named executive officers, and are provided under programs that provide similar benefits to non-executive employees of the Company. The Split-Dollar Cash Value Restoration Plan is an exception to this general rule. As noted in the section entitled “—Cash Value Restoration Plan,” this plan was created after enactment of the Sarbanes-Oxley Act of 2002 and the resulting termination of the named executive officers’ participation in the split-dollar life insurance program.

The RRP and the SOP are not intended to replace or supplement the LTIP as the source of incentive grants used in assembling the annual core compensation package for each named executive officer. The Compensation and Nominating Committee will consider making grants under these plans to acknowledge and recognize significant contributions made to the organization by the proposed recipient, or if deemed necessary or appropriate in order to help attract or retain the services of the proposed recipient. Grants may also be made pursuant to these plans to newly elected directors or newly hired executive officers, if deemed appropriate to achieve equitable treatment of these individuals compared to their peers. For a discussion of grants made pursuant to these plans in 2007, see “—Other Committee Actions.”

The Compensation and Nominating Committee reviews the other components of executive compensation (fringe benefits and retirement benefits), but does not necessarily make awards or consider changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation and Nominating Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular named executive officer’s compensation package. Decisions about these components of compensation are made without reference to the named executive officers’ core compensation packages, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.

The Compensation and Nominating Committee seeks to create what it believes is the best mix of the principal components of core compensation (base salary; STIP Bonus; long-term incentives provided pursuant to the LTIP) in delivering the named executive officers’ core compensation. These components are evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements or from market survey data. The companies which are the source of the benchmark data may be different for the Chief Executive Officer and for the other named executive officers, due to differences in the availability of reliable data for comparable executive positions below the Chief Executive Officer level. As discussed below under the heading “—Committee Actions Affecting 2007 Compensation,” the Committee uses the benchmark data as a primary reference point when setting the Chief Executive Officer’s compensation, but as a secondary reference point when setting the compensation for the other named executive officers.

For each named executive officer, a significant percentage of core compensation is at-risk, meaning that it will generally be earned or increase in value when People’s United Financial or the named executive officer is successful in ways that are aligned with and support shareholder interests. At-risk elements of compensation may have no value or may be worth less than the target value if applicable performance goals are not fully attained or the price of the common stock declines or remains flat after the date the at-risk compensation was awarded. At-risk compensation includes all components of core compensation other than base salary.

Assembly of the core compensation package for each named executive officer begins with the establishment of target ranges for the separate elements making up each named executive officer’s core compensation package. The Compensation and Nominating Committee establishes these target ranges in consultation with the Chief Executive Officer.

The Compensation and Nominating Committee next determines the base salary component for each named executive officer, including the Chief Executive Officer. The Compensation and Nominating Committee reviews base salary information compiled by management from the sources described above, then formulates a recommendation for the base salary component of each named executive officer’s compensation in relation to that information. The target base salary for the Chief Executive Officer is determined using the percentile target range established for the elements of his core compensation. The target base salary for each other named executive officer is based on target ranges for each element of core compensation. The target base salary for each named executive officer may then be adjusted on an individual basis to reflect a variety of factors. Deviations from the targets typically reflect each executive’s length of service, experience, value to the organization, and expertise in his or her field of responsibility. A number of these factors are subjective in nature.

The Compensation and Nominating Committee follows a similar process for each other element of core compensation (i.e., STIP Bonus and long-term incentives provided pursuant to the LTIP) using the target ranges established for the elements of core compensation.

The target amount of the STIP Bonus award and the target amount of the LTIP Bonus award are each expressed as a percentage of the executive’s base salary for the ensuing year. The assumed value of stock options for purposes of assembling the compensation package is determined using the Black-Scholes option valuation model, and the assumed value of restricted stock grants is the market value of the common stock, in each case determined as of a date reasonably close to the date the grants are made. The relative weighting of stock options, restricted stock grants and targeted LTIP Bonus awards is determined with reference to the competitive data made available to the Compensation and Nominating Committee. In each case, the Committee may decide to depart from the target levels so established, for the same reasons as discussed with respect to base salary.

The annual process of assembling target compensation packages for the named executive officers is forward-looking in nature. All at-risk components are based on the expectation that target levels of performance will be achieved over the time horizon that is relevant to each at-risk component. Actual performance over the applicable measurement period may exceed or fall short of the targets, and the common stock may be worth more or less in the future compared to valuations used in formulating equity-based awards. This means that when at-risk compensation is actually received by a named executive officer, it may be worth more or less to the executive than was expected at the time the award was initially made. This applies to forms of at-risk compensation paid out in cash (STIP Bonus and LTIP Bonus) or realized in the stock market from the exercise of stock options or sale of shares of restricted stock after vesting.

The value (or lack of value) realized by named executive officers from at-risk awards granted in prior years is not taken into account by the Compensation and Nominating Committee in the process of setting compensation for the current year. The Committee believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to make up for below-target performance in prior years or decreased to account for above-target performance in prior years, the Committee would be diluting or eliminating the link between performance and reward. Named executive officers would have little incentive to improve performance if it meant decreased target awards in the future, or if the negative consequences for poor performance would be cushioned by increases in the target value of future awards. In addition, the value realized by a named executive officer from equity-based awards granted in prior periods depends in large measure on when the executive decides to realize that value by exercising options or by selling vested shares of restricted stock. The Committee does not believe it would be appropriate to adjust future grants in light of these types of individual decisions.

The objective of the annual compensation-setting process is to establish the appropriate level and mix of compensation for each named executive officer, in reference to the factors discussed above. Therefore, the Compensation and Nominating Committee believes that the accounting treatment of any given element of core compensation is not a relevant consideration in the design and compensation-setting process.

For the same reasons, the Compensation and Nominating Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to a named executive officer is not deductible if it exceeds $1 million unless it qualifies as “performance-based compensation” as defined in the tax code and related tax regulations. Base salary and compensation derived from restricted stock awards are not forms of performance-based compensation. Many fringe benefits also do not qualify as performance-based compensation. Stock options are treated as a form of performance-based compensation because their value is entirely dependent on the performance of the common stock in the market after the date the option is granted. Short-term bonus and long-term cash bonus awards may qualify as forms of performance-based compensation under the income tax regulations.

The Compensation and Nominating Committee understands that People’s United Financial will not be able to deduct a certain portion of the compensation paid to the named executive officers if it does not qualify as performance-based compensation for tax purposes and exceeds the Section 162(m) limit. The Committee further understands that the absence of this deduction will increase the effective cost of such compensation. The Committee believes this represents an additional cost of doing business that should be borne by the organization as a result of non-tax decisions regarding the appropriate level and mix of compensation for each named executive officer.

Linking Company Performance to Incentive Plan Funding. Each year, the Compensation and Nominating Committee establishes one or more prospective company-wide performance targets for use in making funding determinations that affect payment of STIP Bonuses and LTIP Bonuses. Actual performance is evaluated against the target performance measures after the close of the year to which the measures apply. The results of that comparison are used to calculate the level of funding available to pay STIP Bonuses and to allocate funding for future payouts of LTIP Bonuses awarded for periods including that year.

For purposes of the STIP Bonus, each named executive officer is also evaluated on several individual performance measures which are set at the beginning of the year and relate to the strategic business objectives for the ensuing year. Each named executive officer has a unique set of individual performance measures. The degree to which a named executive officer satisfies these individualized measures is taken into account in determining the amount to be paid out to that executive as a STIP Bonus.

The target performance measures are objective measures that reflect the organization’s operating results for the year for which the target is established. The Committee has historically sought to ensure that attainment of the target performance measure is challenging yet achievable. When establishing a performance target in relation to results of operations, the Committee seeks to establish a target based on operating results derived from sources that are reasonably predictable and stable. Therefore, the Committee often specifies a target operating measure (such as earnings per share) that is based on results from continuing operations. After the conclusion of the fiscal year, the Chief Executive Officer may suggest that the Committee consider additional adjustments to the target operational measures which are designed to eliminate the effects of extraordinary or unusual events. Some events for which these kinds of adjustments are made do recur from time to time, but are nevertheless considered to be extraneous to the conduct of normal day-to-day banking business. The Committee is not required to adopt the Chief Executive Officer’s recommendations. For any given year, the Compensation and Nominating Committee may decide to establish performance measures in addition to or in place of operationally-based measures. For 2007, the Committee established targets based on three performance measures: earnings per share (40% weight); the amount of capital raised in the stock offering conducted in connection with the second-step conversion (40% weight); and return on assets (20% weight).

For purposes of determining the level of funding available to pay STIP Bonuses, actual performance for the relevant year is compared to the target performance measure(s) without reference to any external factors. If actual performance falls below the targeted level but is at least 80% of the targeted level, STIP Bonuses may be paid based on a reduced level of available funding.

The process is somewhat different for the LTIP Bonus. The actual amount paid out pursuant to an LTIP Bonus award is determined over a three-year performance cycle. A new performance cycle begins at the start of each calendar year. Thus, People’s United Financial’s performance (or that of People’s United Bank for years prior to 2007) for a given year will affect three LTIP Bonus awards: one which was made at the beginning of the year for which performance is being evaluated, one which was made at the beginning of the year before that, and one which was made at the beginning of the second year before that. Amounts allocated for payout with respect to each year in a given three-year performance cycle will be paid out to the executive after the end of the third year. For example, after 2007 results have been determined, amounts will be allocated for eventual payout as LTIP Bonus for the 2007 portion of the three-year performance cycles covering the periods of 2007-2009; 2006-2008; and 2005-2007. In early 2008, the named executive officer will receive a payout of all LTIP Bonus amounts allocated to him over the entire 2005-2007 performance cycle. LTIP Bonus amounts allocated to the named executive officer for the two performance cycles ending in later years will not be paid out until all years in the cycle have been completed.

Half of the amount allocated in a given year for each named executive officer’s LTIP Bonus awards depends on actual performance compared to the target performance measure(s) for that year, without regard to external factors. This process is similar to that followed for the STIP Bonus funding determination.

The other half of the amount allocated for each named executive officer’s LTIP Bonus award in a given year is determined by reference to the target performance measure compared to the performance of a peer group of financial institutions on the same performance measure. The peer group is designated by the Compensation and Nominating Committee at the beginning of the year for which the target performance measure is set. The composition of the peer group is determined by the Committee with input from executive management and the Committee’s compensation consultant, and may be updated from time to time as necessary to reflect changes (such as mergers) affecting the companies included in the group at the time the group was identified. When EPS is used as the performance measure, the Committee has typically compared the compounded annual growth rate of the target EPS measure for the year in question to the compounded annual growth rate in the median EPS for the peer group.

As is the case for the STIP Bonus, if actual performance relative to the applicable performance measure(s) falls below the targeted level but is at least 80% of the targeted level, amounts may be allocated for payment of LTIP Bonuses based on a reduced level of available funding.

The Compensation and Nominating Committee is not required to use the same target performance measures both for purposes of calculating the STIP Bonus funding levels and for purposes of calculating the LTIP Bonus allocation for the applicable year.

Timing of Equity Grants. Stock option grants and restricted stock grants are effective as of the grant date, and options are priced at “fair market value” on the date of grant. The grant date is the date the equity awards are approved for issuance by the independent members of the Board of Directors, acting on recommendations made to them by the Compensation and Nominating Committee. The Long-Term Incentive Plan and the 2007 Stock Option Plan each define “fair market value” as the average of the high and low price of the common stock on the grant date or, if the grant date is not a day when the stock market is open, on the most recent day for which trading data is reported by the market. Equity grants are only made to named executive officers during the normal annual compensation-setting cycle except under circumstances discussed under the heading “—Exceptions to Usual Procedures.”

Stock Ownership Guidelines. People’s United Financial has not established any formal policies or guidelines addressing expected levels of stock ownership by the named executive officers.

Exceptions to Usual Procedures. The Compensation and Nominating Committee may from time to time recommend to the independent members of the Board of Directors that they approve the payment of special cash compensation or the grant of special equity-based awards to one or more named executive officers in addition to payments and grants approved during the normal annual compensation-setting cycle. The Committee might make such a recommendation if it believes it would be appropriate to reward one or more named executive officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle. On occasion, special payments are contingent on some period of future service by the named executive officer. All equity grants are subject to future vesting contingencies, which may be different than the vesting periods that apply to grants made during the normal annual compensation-setting cycle.

The Committee will generally make off-cycle compensation decisions and recommendations whenever a current employee is promoted to executive officer status, or an executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires.

When the Compensation and Nominating Committee is expected to consider recommending approval of equity-based grants outside the normal annual compensation-setting cycle, the Chief Executive Officer in consultation with the General Counsel may request the independent members of the Board of Directors to defer approval of those grants if the Board of Directors or one or more executives are aware of favorable or unfavorable material information regarding People’s United Financial that has not been disclosed to the public. Once such information has been appropriately disclosed, the Chief Executive Officer notifies the Committee and the independent members of the Board of Directors, who then take appropriate action with respect to any grants for which action was deferred.

Equity-based grants made pursuant to the 2007 Recognition and Retention Plan and the 2007 Stock Option Plan in October 2007 (for named executive officers) and in December 2007 (for directors) were made outside the normal annual compensation-setting cycle. See “—Other Committee Actions” for a more detailed discussion of these grants. These plans are not intended to replace or supplement the LTIP as the source of incentive grants used in assembling the annual core compensation packages for named executive officers. The Compensation and Nominating Committee will consider making grants under the RRP and the SOP to acknowledge and recognize significant contributions made to the organization by the proposed recipient, or if deemed necessary or appropriate in order to help attract or retain the services of the proposed recipient. Grants may also be made pursuant to these plans to newly elected directors or newly hired executive officers, if deemed appropriate to achieve equitable treatment of these individuals compared to their peers. Consequently, any future grants made under these plans may be made outside the normal annual compensation cycle.

Rating Past Performance; Payout Decisions. The preceding discussion primarily reflects the Compensation and Nominating Committee’s actions with respect to target compensation to be paid in or on account of services rendered in future periods. The Committee also is responsible for reviewing the actual performance of People’s United Financial against performance targets established in prior periods. The evaluation of performance in relation to those targets is essential to determining the extent to which cash bonuses are paid or allocated for the benefit of named executive officers. For more information about these performance targets and how they are used, see “—Linking Company Performance to Incentive Plan Funding” above.

The amount actually paid out to each named executive officer (including the Chief Executive Officer) pursuant to a STIP Bonus award depends on four factors: the extent to which the overall STIP Bonus pool is funded for the year; whether the Committee decides to apply an overall funding adjustment factor applicable to all employees who may be eligible to receive a STIP Bonus; the named executive officer’s performance with respect to his individual performance measures; and possible upward or downward adjustment of the named executive officer’s payout based on an evaluation of his leadership behaviors in a given year. The Chief Executive Officer evaluates the performance and leadership behaviors of all named executive officers other than himself. The Compensation and Nominating Committee evaluates the performance and leadership behaviors of the Chief Executive Officer.

As discussed earlier, the Committee often specifies one or more target performance measures intended to fairly represent the results of continuing operations during the ensuing year. Events may occur during the course of the year which cause management to conclude that one or more of these measures as initially established does not in fact achieve its intended goal. In that case, the Chief Executive Officer may ask the Compensation and Nominating Committee to exercise discretion in deciding whether or to what degree the applicable performance measure has been attained or exceeded. The Committee may, but is not required to, exercise that discretion.

The extent to which the overall STIP Bonus pool for all eligible employees (including named executive officers) is funded is determined by the performance of People’s United Financial measured against the target performance metrics specified by the Compensation and Nominating Committee. The bonus pool is not funded unless at least 80% of the target performance measures are attained for the year. Maximum funding of the bonus pool will occur if actual performance is at least 120% of the target performance measures.

Once the funding level has been determined, the Committee then decides whether to apply an overall funding adjustment factor. Application of this factor, which may be positive or negative, may result in an adjustment of equal magnitude to the target payout amounts for each named executive officer’s STIP Bonus for the preceding year in alignment with overall results for People’s United Financial. The Compensation and Nominating Committee will consider applying an overall funding adjustment factor when the actual financial performance for the preceding year was extraordinarily different from expected performance, and when the Committee believes that actual performance was not primarily attributable to any particular operating unit or units within the organization.

Each named executive officer is also evaluated on several performance measures that were set at the beginning of the previous year and which relate to the strategic business objectives of the organization for that year. Each named executive officer has a unique set of individual performance measures. The degree to which a named executive officer satisfies these individualized measures is taken into account in determining the amount to be paid out to that executive as a STIP Bonus. In general, no named executive officer could receive a STIP Bonus payout in excess of 200% of the target short-term cash bonus amount. However, in making recommendations to the independent members of the Board of Directors with respect to the named executive officers, the Compensation and Nominating Committee has the discretion to disregard this cap in circumstances it deems appropriate.

As discussed above under the heading “Linking Company Performance to Incentive Plan Funding,” the actual payout for the LTIP Bonus award is determined over a three-year period. Target LTIP Bonus awards are made to each named executive officer on an annual basis. As a result, in any given year there are three overlapping LTIP Bonus cycles in effect (one with respect to the first year of the cycle, one with respect to the second year of the cycle, and the third with respect to the final year of the cycle). Annual funding decisions are made for each active cycle based on the organization’s performance against the target performance measure(s) established in the preceding year for each cycle.

The funding for each active cycle is divided into two separate but related parts. If applicable minimum performance metrics are met in a given year for a given portion of the LTIP Bonus award, an allocation is made for that portion of the award for each active cycle. Amounts allocated in a given year are not paid out until after the end of the full three-year performance cycle. The maximum amount that may be paid out pursuant to an LTIP Bonus award upon expiration of a three-year bonus cycle is 150% of the target amount of the LTIP Bonus award that was established at the beginning of the three-year cycle.

Fifty percent of the annual LTIP Bonus allocation is based solely on the performance of the organization against the applicable target performance measure(s). The remaining fifty percent of the annual LTIP Bonus allocation is based on relative performance on the target performance measure(s) as compared to the median performance of a peer group of financial institutions on the same measure(s) for the same year. The composition of the peer group may change from year to year. See the discussion under the heading “—Linking Company Performance to Incentive Plan Funding.”

Committee Actions Affecting 2007 Compensation. The Compensation and Nominating Committee took a variety of actions during 2007 that affected executive compensation for the year. During the first quarter of 2008, the Compensation and Nominating Committee evaluated the performance of People’s United Financial against the target performance measures established in early 2007 and took other actions relating to calculation of actual payments and allocations for the STIP Bonus and LTIP Bonus based on 2007 performance. Actions taken by the Committee in 2007 with reference to performance measures established for 2006 are not included in the following discussion.

Annual Compensation-Setting Process—Chief Executive Officer. In February 2007, the Human Resources Committee of the People’s United Bank Board of Directors recommended, and the independent members of the Board of Directors approved, the various components of Mr. Klein’s annual compensation package. Details regarding base salary, stock options, and restricted stock grants are included in the detailed compensation tables following this section. Information about the STIP Bonus and LTIP Bonus target amounts established by the Committee for Mr. Klein are included in this discussion.

For 2007, the Committee selected the following companies for use in benchmarking Mr. Klein’s compensation package:

Associated Banc-Corp.	Astoria Financial Corp.
Comerica Inc.	Commerce Bancorp
Commerce Bancshares, Inc.	Fulton Financial Corp.
Hudson City Bancorp.	Huntington Bancshares Inc.
Investors Financial Services	New York Community Bancorp, Inc.
Sky Financial Group	Sovereign Bancorp Inc.
TCF Financial Corporation	TD Banknorth Inc.
Valley National Bancorp	Webster Financial Corp.
Wilmington Trust Company

The companies in this group are all in the financial services industry. All companies listed in the peer group had a market capitalization between $2 billion and $12 billion. Other factors used in selecting these companies were asset size; similarity of growth geography; and business mix. Compensation information for companies included in the peer group was obtained by reviewing publicly available proxy statements and other relevant filings made with securities regulatory authorities.

For 2007, the Committee established the target value of Mr. Klein’s core compensation package at approximately $3.3 million. This placed Mr. Klein in the third quartile for core compensation paid to chief executive officers of the companies included in the peer group. This target was established based on the recent financial performance of People’s United Bank, Mr. Klein’s estimated value in the marketplace, and the Committee’s view of Mr. Klein’s critical role in the future success of the Bank.

After establishing the target value for Mr. Klein’s overall core compensation package, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:

Base Salary: The Committee set Mr. Klein’s base salary at $855,000 representing a 10% increase from his base salary in 2006. At this level, Mr. Klein’s base salary represented approximately 26% of the target value of his core compensation package, consistent with the Committee’s philosophy of emphasizing the at-risk components of core compensation for executive officers.

STIP Bonus: Mr. Klein’s STIP Bonus target for 2007 was established at 85% of his base salary for 2007. The actual amount to be paid out to Mr. Klein will be determined based on the financial performance of People’s United Financial for the year. The amount paid out will not exceed 200% of the target amount (representing a maximum of 170% of Mr. Klein’s base salary for 2007), unless the Compensation and Nominating Committee exercises its discretion to exceed that limit. See “Rating Past Performance” for a discussion of the amount paid out to Mr. Klein pursuant to this award.

The Committee established Mr. Klein’s STIP Bonus target at this level in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation.

Long-Term Incentives: To arrive at the desired total target value of Mr. Klein’s core compensation package for 2007, and in light of the levels of base salary and STIP Bonus award already determined, the Committee established the target value of the long-term incentive portion of Mr. Klein’s compensation package for 2007 at approximately $1.7 million. The target value of the long-term incentive portion of Mr. Klein’s compensation package is made up of the target value of the LTIP Bonus award, the value of stock options using the Black-Scholes methodology, and the assumed value of restricted stock grants. Option values and assumed restricted stock grant values were based on the stock price as of date reasonably close to the actual grant date.

The relative mix of the three components of Mr. Klein’s long-term incentive compensation package was designed so that approximately two-thirds of the target value would be attributable to equity-based forms of compensation. The Committee considered this weighting to be an appropriate means of aligning Mr. Klein’s compensation with the long-term interests of People’s United Financial stockholders.

Mr. Klein’s LTIP Bonus target for the three-year performance cycle beginning with 2007 was established at 72% of his base salary for 2007. The actual amount to be paid out to Mr. Klein will be determined based on the financial performance of People’s United Financial during 2007, 2008 and 2009. The amount paid out will not exceed 150% of the target amount (representing a maximum of 108% of Mr. Klein’s base salary for 2007).

The Committee recommended the award to Mr. Klein of options to purchase 36,530 shares of People’s United Financial common stock. Additional information about these options is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. These options will have no value unless the market value of People’s United Financial common stock is higher than the exercise price of the options. The actual value realized upon the exercise of these options will depend on the market value of People’s United Financial stock at the time of exercise. The target value of these stock options represented approximately 9% of Mr. Klein’s long-term compensation for 2007, reflecting the Committee’s decision to weight equity-based awards towards stock grants rather than towards options.

The Compensation and Nominating Committee also recommended the award to Mr. Klein of 50,400 shares of People’s United Financial common stock, subject to vesting restrictions. Additional information about these restricted shares is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. The actual value realized from these shares will depend on the market value of People’s United Financial stock at the time the shares are sold. The target value of these shares represented approximately 30% of Mr. Klein’s compensation package for 2007, and 58% of all equity-based forms of compensation awarded to Mr. Klein.

Mr. Klein received a grant of an additional 12,600 shares of restricted stock in February 2007. See “Other Committee Actions” for more information about these grants.

All Compensation and Nominating Committee actions taken with respect to Mr. Klein’s compensation were presented as recommendations for approval by the independent members of the Board of Directors. All of the Committee’s recommendations regarding Mr. Klein’s compensation were approved by the independent members of the Board of Directors in February 2007.

Annual Compensation-Setting Process—Other Named Executive Officers. In February 2007, the Human Resources Committee of the Board of Directors of People’s United Bank recommended, and the independent members of the Board of Directors approved, the various components of the annual compensation packages for all other named executive officers. Details regarding base salary, stock options, and restricted stock grants made to the named executive officers are included in the detailed compensation tables following this section. Information about the STIP Bonus and LTIP Bonus target amounts established by the Committee for the named executive officers are included in this discussion.

The Committee began the compensation-setting process for these named executive officers by referring to internally developed broad guidelines which specify target dollar ranges for executive compensation. These guidelines are based in large part on competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The Committee initially established the overall level of core compensation for each named executive officer (other than the Chief Executive Officer) within the guideline ranges after considering the recent performance of People’s United Bank and the contribution of each named executive officer to those results, the value of each executive’s job in the marketplace, and the criticality of each named executive officer to the future success of People’s United Financial in attaining its goals.

The Committee next evaluated these preliminary compensation decisions in comparison to the compensation of executives having comparable responsibilities at companies in a peer group designated by the Committee. This peer group was different from the peer group used to establish the Chief Executive Officer’s compensation, due to the limited amount of data available for comparable executive positions in the first peer group.

For 2007, the companies making up the peer group used as a comparison reference for the compensation packages for the other named executive officers were:

Associated Banc-Corp.	Commerce Bancorp
Commerce Bancshares, Inc.	Compass Bancshares, Inc.
Cullen/Frost Bancshares, Inc.	Harris Financial Corp.
Huntington Bancshares Incorporated	IndyMac Bancorp, Inc.
Irwin Financial Corporation	Marshall & Ilsley
SVB Financial Group	TD Banknorth Inc.
Texas Capital Bank	Union Bank of California
Webster Financial Corporation

The companies in this group all participate in relevant executive compensation surveys sponsored by the Committee’s compensation consultant.

The Committee compared its preliminary compensation decisions for the named executive officers with the peer group data to ensure that those preliminary decisions did not deviate significantly from market practice.

With one exception, the target value of the named executive officers’ core compensation packages, as established by the Committee for 2007 following the steps outlined above and based on equity valuation assumptions as of a date reasonably close to the Committee’s action, each fell near the maximum of or just above the third quartile for core compensation paid to executive officers performing similar duties with the companies included in the peer group. The target value of the Chief Financial Officer’s core compensation package was higher, falling well within fourth quartile for core compensation paid to his peers.

After establishing the target value for each named executive officer’s overall core compensation package, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:

Base Salary: The Committee first set the 2007 base salary for each named executive officer, within target dollar ranges contemplated by the internal guidelines. Salary increases for the named executive officers represented increases of from 5% to 9% compared to base salaries for 2006. At these levels, base salaries represented between 54% and 77% of the target value of each named executive officer’s core compensation package.

STIP Bonus: The named executive officers’ STIP Bonus targets for 2007 were established within a range of 65% to 70% of each executive’s base salary for 2007. The actual amount to be paid out to each named executive officer will be determined in part based on the financial performance of People’s United Financial for the year and in part based on the other factors discussed under the heading “—Rating Past Performance; Payout Decisions.” The amount paid out will not exceed 200% of the target amount (representing a maximum of 130 – 140% of each named executive officer’s base salary for 2007), unless the Compensation and Nominating Committee exercises its discretion to exceed that limit. See “—Rating Past Performance” for a discussion of the amounts paid out to the named executive officers pursuant to these awards.

The Committee established the named executive officers’ STIP Bonus targets at these levels in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation.

Long-Term Incentives: To arrive at the desired total target value of each named executive officer’s core compensation package for 2007, and in light of the levels of base salary and STIP Bonus awards already determined, the Committee established the target value of the long-term incentive portion of the named executive officers’ core compensation packages for 2007 in a range from approximately $512,000 to $688,000. The target value of the long-term portion of each named executive officer’s compensation package reflects the target value of the LTIP Bonus award, the value of stock options using the Black-Scholes method, and the assumed value of restricted stock grants. Option values and assumed restricted stock grant values were based on the stock price as of a date reasonably close to the actual grant date.

The relative mix of the three components of each executive’s long-term compensation package was designed so that approximately two-thirds of the target value would be attributable to equity-based forms of compensation. The Committee considered this weighting to be an appropriate means of aligning executive compensation with the long-term interests of People’s United Financial shareholders.

The LTIP Bonus targets for the three-year performance cycle beginning with 2007 were established for the named executive officers in a range between 33% – 41% of each executive’s base salary for 2007. The actual amount to be paid out to each named executive officer will be determined based on the financial performance of People’s United Financial during 2007, 2008 and 2009. The amount paid out will not exceed 150% of the target amount (representing between 50% – 61% of each executive’s base salary for 2007).

The Compensation and Nominating Committee recommended the award to the named executive officers of options to purchase between 19,287 and 28,896 shares of People’s United Financial common stock. Additional information about these options is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. These options will have no value unless the market value of People’s United Financial common stock is higher than the exercise price of the options. The actual value realized by each named executive officer upon his exercise of these options will depend on the market value of People’s United Financial stock at the time of exercise. The target value of these stock options represented between approximately 18% and 22% of each named executive officer’s long-term compensation for 2007, reflecting the Committee’s decision to weight equity-based awards towards stock grants rather than towards options.

The Compensation and Nominating Committee also recommended the award to the named executive officers of between 9,513 and 19,026 shares of People’s United Financial common stock, subject to vesting restrictions. Additional information about these restricted shares is contained in the table headed “Grant of Plan-Based Awards” below. The actual value realized by each named executive officer from these shares will depend on the market value of People’s United Financial stock at the time he chooses to sell such shares. The target value of these shares represented between 20% and 26% of each named executive officer’s total compensation package for 2007 based on estimated values for stock options and shares of restricted stock at the time compensation recommendations were formulated. The target value of these shares represented 70% – 76% of all equity-based forms of compensation awarded to the named executive officers, based on the same estimates.

Mr. Sherringham received a grant of an additional 10,563 shares of restricted stock and 23,121 options in February 2007. See “Other Committee Actions” for more information about these grants.

All Compensation and Nominating Committee actions taken with respect to the named executive officers (other than the Chief Executive Officer) were presented as recommendations for approval by the independent members of the Board of Directors. The Chief Executive Officer participated in the development of these recommendations but did not vote on the adoption of these recommendations by the Committee. All of the Committee’s recommendations regarding the compensation of the named executive officers were approved by the independent members of the Board of Directors in February 2007.

Establishing Performance Targets. In February 2007, the Committee established the performance targets for purposes of determining actual payouts and allocations for the STIP Bonus and all current cycles of outstanding LTIP Bonus awards. For the STIP Bonus and the internal portion of the LTIP Bonus awards, the Committee specified three performance targets: a target based on EPS from continuing operations; a target based on the Company’s return on assets (ROA); and a target based on the success of the Company’s stock offering conducted in connection with the second-step conversion. The EPS and ROA measures differ from EPS and ROA as reported under generally accepted accounting principles because they exclude income or loss from discontinued activities and other non-routine events.

The EPS performance target was approximately 8% higher than the EPS from continuing operations reported for 2006. The ROA performance target was equal to the ROA from continuing operations reported for 2006. The performance target based on the success of the stock offering was established with reference to the results in other second-step and mutual-to-stock conversions. Management advised the Committee that it considered these targets to be challenging given the expected interest rate and competitive environment for 2007, and the fact that at target, the stock offering would rank as one of the largest offerings of its type. The Committee thus viewed the performance targets to be challenging yet achievable goals based on this information.

For purposes of the external portion of the LTIP Bonus awards, the Committee specified EPS from continuing operations as the sole performance measure.

The Committee also identified the group of institutions against which the Company’s 2007 financial performance will be measured for purposes of calculating allocations under all current long-term cash bonus cycles. The companies in this group are:

Associated Banc-Corp.	Astoria Financial Corp.
Comerica Inc.	Commerce Bancorp
Commerce Bancshares, Inc.	Fulton Financial Corp.
Hudson City Bancorp.	Huntington Bancshares Inc.
Investors Financial Services	New York Community Bancorp, Inc.
Sky Financial Group	Sovereign Bancorp Inc.
TCF Financial Corporation	TD Banknorth Inc.
Valley National Bancorp	Webster Financial Corp.
Wilmington Trust Company

This peer group was identical to the peer group used in setting the Chief Executive Officer’s compensation for 2007.

Rating Past Performance. In January 2008, the Compensation and Nominating Committee evaluated People’s United Financial’s actual performance during 2007 against the STIP and LTIP performance targets established in February 2007. The Committee noted that the Company had created a community foundation in connection with the second-step conversion and had contributed $60 million in cash and stock to the foundation upon completion of the conversion. The Committee decided that for purposes of making funding decisions for the STIP Bonus and the LTIP Bonus, it would be appropriate to adjust both EPS and ROA results to disregard the effect of this contribution. On that basis, People’s United Financial’s EPS and ROA from continuing operations for 2007, net of adjustments for the contribution to the foundation, were $0.65 and 1.49%, respectively, in each case exceeding the applicable performance target established at the beginning of the year. In addition, the amount raised in the stock offering was $3.44 billion, compared to the target of $3.0 billion.

The Committee approved funding for the overall STIP Bonus pool for all STIP participants, including the named executive officers, on the basis of these results. The Committee did not apply an automatic bank-wide funding adjustment factor to the STIP Bonus pool for 2007 with respect to the named executive officers.

The Compensation and Nominating Committee also applied the adjusted EPS result to determine the level of allocations to be made with respect to the three outstanding LTIP Bonus cycles that included 2007. The adjusted EPS result was compared to the internally-established target in order to calculate 50% of the allocation for each cycle. In determining the other 50% of the LTIP Bonus allocation, the Committee compared People’s United’s EPS growth rate (as adjusted) during 2007 against the median EPS growth rate of the companies in the peer group selected for 2007. On the basis of this comparison, the Committee approved LTIP Bonus allocations on this measure at the maximum level for all named executive officers including the Chief Executive Officer.

On the basis of People’s United Financial’s strong performance results for 2007, and Mr. Klein’s outstanding personal leadership in driving several key strategic long term initiatives, the Committee recommended, and the independent members of the Board of Directors approved, a 2007 STIP Bonus payout to Mr. Klein of $1,453,500. This was the maximum amount payable, as described in the table entitled “Grant of Plan-Based Awards” appearing below. In addition, a total of $785,141 was allocated to the three outstanding LTIP Bonus cycles for Mr. Klein based on People’s United Financial’s financial performance during 2007. Allocated amounts will be paid out for a given LTIP Bonus cycle after the end of the third year in the applicable three-year cycle. More detailed information on the amounts allocated to each LTIP Bonus cycle is provided following the Summary Compensation Table below.

In determining the 2007 STIP Bonus payouts for the other named executive officers (except Mr. Sherringham), the Compensation and Nominating Committee considered the Acting Chief Executive Officer’s evaluation of each named executive officer’s performance against the individual set of previously-established key performance measures for each officer. Based on each individual’s level of achievement and the level of funding available in the STIP Bonus pool, the Committee recommended, and the independent members of the Board of Directors approved, payouts of STIP Bonuses in amounts higher than the target amount of each named executive officer’s 2007 STIP Bonus, as described in the table entitled “Grant of Plan-Based Awards” appearing below.

The Committee evaluated Mr. Sherringham’s performance separately, in view of his appointment in November 2007 as Acting President and Chief Executive Officer during Mr. Klein’s leave of absence. On the basis of People’s United Financial’s strong performance results for 2007, and Mr. Sherringham’s contribution to those results, the Committee recommended, and the independent members of the Board of Directors approved, a 2007 STIP Bonus payout to Mr. Sherringham of $691,375. This represented a STIP Bonus payout slightly below the maximum amount payable. See the table entitled “Grant of Plan-Based Awards” appearing below for more information.

Amounts ranging from $140,830 to $230,069 were allocated to all outstanding three-year LTIP Bonus cycles for the named executive officers based on People’s United’s financial performance during 2007. Allocated amounts will be paid out for a given LTIP Bonus cycle after the end of the third year in the applicable three-year cycle. More detailed information on the amounts allocated for each LTIP Bonus cycle is provided following the Summary Compensation Table below.

Other Committee Actions. In February 2007, the Compensation and Nominating Committee recommended, and the Board of Directors approved, supplemental grants of equity awards to Messrs. Klein and Sherringham in addition to grants made as part of the normal annual compensation process. These grants were made as a result of decisions made by the Committee in July 2006 relating to then-current levels of stock ownership by People’s United Financial executives in comparison with other institutions. A discussion of these decisions is contained in the Company’s proxy statement for the 2007 annual meeting of shareholders. Equity grants made to Messrs. Klein and Sherringham in 2006 as a result of these decisions were limited due to the provisions of the 1998 Long-Term Incentive Plan which cap the number of restricted shares and options issuable to any one person in a given calendar year. The supplemental grants made to these two individuals in February 2007 (12,600 shares of restricted stock for Mr. Klein; 10,563 shares of restricted stock and 23,121 stock options for Mr. Sherringham) represented the balance of awards that would have been made to them in 2006 but for the limitations in the 1998 Long-Term Incentive Plan.

The Committee noted that although the supplemental grants constituted additional compensation to each of the grant recipients, the decision to make the grants was not made for compensation-related reasons. For this reason, the supplemental grants were not analyzed within the context of the Committee’s normal compensation philosophy or standards, and represented an intentional departure from those guidelines.

The 2007 People’s United Financial Recognition and Retention Plan (RRP) and the 2007 People’s United Financial Stock Option Plan (SOP) are new equity-based benefit plans which were approved by shareholders at the 2007 Annual Meeting. In October 2007, the Committee recommended, and the Board of Directors approved, grants under these plans to the named executive officers. Mr. Klein was awarded a total of 734,807 shares of restricted stock under the RRP, and 1,722,054 stock options under the SOP. The named executive officers received awards ranging from 178,408 to 446,019 shares of restricted stock under the RRP, and awards ranging from 341,483 to 853,709 stock options under the SOP. All awards vest in 20% increments over the five-year period from date of grant. See the table entitled “Grant of Plan-Based Awards” appearing below for more information.

In deciding whether to grant awards under these plans, the Committee first considered the importance of the second-step conversion to the Company and its potential for transforming the Company by significantly increasing its capital levels, asset size and geographic reach. In particular, the Committee noted that the then-pending acquisition of Chittenden Corporation, which when complete would expand the Company’s branch network throughout New England, would not likely have been possible in the absence of the second-step conversion. In light of these considerations, the Committee concluded that it would be appropriate to make awards under these plans to recognize the contributions made by employees throughout the organization to the successful achievement of the conversion. The Committee also considered the extent to which making awards under these plans could help retain the services of those employees.

In formulating its general recommendations for grants pursuant to these plans, the Committee first reviewed available market data for other institutions that had undergone a second-step conversion or a direct mutual-to-stock conversion. The Committee noted that the sample size was relatively small, with the Company being the second-largest institution to have gone through such a conversion, with most converting institutions being significantly smaller in size. The Committee observed that the pattern of equity grants followed by companies in the surveyed group varied considerably.

In formulating individual grant recommendations, the Committee considered making awards having a projected value expressed as a multiple of the recipient’s salary, and awards having a projected value expressed as a multiple of the recipient’s annual long-term incentive award package. The projected absolute dollar value of awards that would be made on the basis of these preliminary calculations was also considered, as was the percentage of each recipient’s potential award package in relation to all grants proposed to be made. The Committee also considered the aggregate number of awards proposed to be made to all recipients as a percentage of the aggregate number of awards that could be made pursuant to the relevant plan. In addition, the Committee evaluated the relative proportion of award value that would be delivered in the form of option grants under the SOP compared to the award value that would be delivered in the form of restricted stock grants under the RRP.

Individual grant recommendations included an evaluation, for each potential award recipient, of four factors: the extent to which the recipient had been instrumental in driving the Company’s success over a period of time; the importance of retaining the services of the recipient for at least the next five years; the expectation that the recipient would continue to be a leader helping to create value to the organization; and the negative impact the loss of the recipient’s services would likely have on the future success of the organization.

The Committee noted that the grants made pursuant to the RRP and the SOP constituted additional compensation to each of the grant recipients. However as previously noted, the decision to make the grants was based on the unique circumstance of the second-step conversion and was made primarily to recognize the contributions of award recipients towards the successful completion of that transaction. For this reason, these grants were not analyzed within the context of the Committee’s normal compensation philosophy or standards, and represented an intentional departure from those guidelines.

The Committee and the independent members of the Board of Directors also carefully considered the timing of these grants with reference to the public availability of material information concerning People’s United Financial. The Committee and the independent members of the Board of Directors, with input from the Chief Executive Officer and the General Counsel, concluded that at the grant date there was no material, non-public information concerning People’s United Financial and that it was therefore appropriate to make the grants at that time.

In November 2007, the Company announced that Mr. Klein was taking a temporary leave of absence due to health issues, and appointed Mr. Sherringham as Acting President and Chief Executive Officer in Mr. Klein’s absence. In December 2007, the Committee recommended, and the Board approved, an increase in Mr. Sherringham’s base compensation for the period during which he served as Acting President and Chief Executive Officer. Mr. Sherringham’s STIP Bonus target was also increased to 80% of this increased base compensation for the same period.

Summary Compensation Table

The following table sets forth a summary for the last fiscal year of the cash and non-cash compensation paid or awarded by People’s United Financial to its principal executive officer, its principal financial officer, and its three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the 2007 fiscal year (the “named executive officers”).

Name and Principal Position(1)	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John A. Klein(2)	2007 2006	851,931 772,190	1,283,918 486,939	327,551 62,462	2,238,641 1,773,982	958,500 456,200	145,793 261,149	5,806,334 3,812,922

Philip R. Sherringham(3)	2007 2006	501,385 420,961	777,994 274,259	239,965 69,520	921,444 676,026	164,400 130,300	60,428 61,288	2,665,616 1,632,354

Robert R. D’Amore(4)	2007 2006	324,904 307,692	513,645 188,578	133,402 34,760	429,040 384,099	191,400 126,400	41,664 82,937	1,634,055 1,124,466

Brian F. Dreyer(5)	2007 2006	324,996 307,780	441,927 167,019	123,809 34,760	429,164 374,261	317,000 313,500	62,886 113,614	1,699,782 1,310,934

William T. Kosturko(6)	2007 2006	329,448 315,515	335,524 133,530	88,540 22,451	441,072 367,465	239,300 202,900	49,113 117,565	1,482,997 1,159,426

(1)	Each named officer holds the same position with People’s United Bank as he holds with People’s United Financial.
(2)	Mr. Klein did not receive any additional compensation for serving as a director of People’s United Financial. Mr. Klein served as President and Chief Executive Officer and was the principal executive officer of People’s United Financial through the end of 2007.
(3)

Mr. Sherringham is President and Chief Executive Officer of the Company. During 2007, Mr. Sherringham served as Executive Vice President and Chief Financial Officer, and served as Acting President and Chief Executive Officer during the last two months of the year. The amount shown in the “Salary” column for 2007 includes $38,769 paid to Mr. Sherringham as supplemental compensation for that portion of the year during which he served as Acting President and Chief Executive Officer. Mr. Sherringham was the principal financial officer of People’s United Financial during 2007 and continues to serve in that capacity.

(4)	Mr. D’Amore is Senior Executive Vice President, Retail and Small Business Banking.
(5)	Mr. Dreyer is Senior Executive Vice President, Commercial Banking.
(6)	Mr. Kosturko is Senior Executive Vice President and General Counsel.

The “Bonus” column has been omitted from the Summary Compensation Table because no named executive officer earned any compensation during any applicable year of a type required to be disclosed in that column.

Amounts shown in the “Stock Awards” column reflect the compensation expense recognized by People’s United Financial for financial statement reporting purposes during the applicable years as a result of stock awards made in 2007 and in prior years. Stock awards are generally valued at the average of the high and low stock price on the grant date. The grant-date value is recognized as compensation expense over the vesting period applicable to the grant. The compensation expense attributable to stock allocated pursuant to the Employee Stock Ownership Plan is based on the average monthly share price and the number of shares scheduled to be released for allocation to participants’ accounts during the month. For more information on stock awards made to the named executive officers during 2007, see the table in this section entitled “Grants of Plan-Based Awards.”

The amounts shown in the “Option Awards” column equal the amount recognized by People’s United Financial during the applicable years as compensation expense for financial reporting purposes as a result of options granted in 2007 and 2006. No expense was recognized for options granted in prior years, as a result of the accelerated vesting of all such options in December 2005, prior to the effective date of FAS 123R. Stock options issued in February 2007 were valued at $4.57 per option, using the Black-Scholes option valuation model with the following assumptions: exercise price equal to fair market value of stock ($21.63) on grant date; dividend yield of 2.20%; expected volatility rate of 21.18%; risk-free interest rate of 4.72%; and expected term of 4.83 years. Stock options issued in October 2007 were valued at $3.45 per option, using the Black-Scholes option valuation model with the following assumptions: exercise price equal to fair market value of stock ($18.10) on grant date; dividend yield of 2.95%; expected volatility rate of 21.78%; risk-free interest rate of 4.14%; and expected term of 5.27 years. A portion of the option value is recorded as expense over the vesting period applicable to the grant. For more information on option grants made to the named executive officers during 2007, see the table entitled “Grants of Plan-Based Awards.”

The amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2007 reflect short-term incentive bonus payments made to the named executive officers with respect to performance in 2007, and amounts designated for payment as long-term incentive bonuses to the named executive officers based on People’s United Financial’s performance in 2007. Details of these amounts are as follows:

		Long-Term Incentive Bonus (LTIP Bonus)
	Short-Term Incentive Bonus (STIP Bonus)(1)	2005 – 2007 Performance Cycle(1)	2006 – 2008 Performance Cycle(2)	2007 – 2009 Performance Cycle(3)
John A. Klein	$1,453,500	$247,170	$255,821	$282,150
Philip R. Sherringham(4)	$691,375	$64,350	$79,865	$85,854
Robert R. D’Amore	$273,420	$47,850	$52,571	$55,199
Brian F. Dreyer	$273,498	$47,865	$52,586	$55,215
William T. Kosturko	$300,242	$42,944	$47,983	$49,903

(1)	Paid in 2008.
(2)	Payable in 2009.
(3)	Payable in 2010.
(4)	The amount paid to Mr. Sherringham as a STIP bonus includes $80,668 paid as a supplemental bonus with respect to that portion of 2007 during which he served as Acting President and Chief Executive Officer.

The total amount paid to each named executive officer as a long-term incentive bonus for the 2005 – 2007 performance cycle is as follows: Mr. Klein, $765,778; Mr. Sherringham, $199,368; Mr. D’Amore, $148,248; Mr. Dreyer, $148,293; and Mr. Kosturko, $133,049. These amounts, which for each individual include the amounts shown in the column headed “2005 – 2007 Performance Cycle” in the table above and amounts show in the same column of the comparable table included in the proxy statement for the 2007 annual meeting of shareholders, are based on the performance of People’s United Financial for each of the three years included in that performance cycle.

Amounts shown in the column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings” are for the twelve months ended September 30, 2007 which is the pension plan measurement date used by People’s United Financial for financial reporting purposes. This column does not include any earnings on compensation deferred by any named executive officer under the Supplemental Savings Plan. Information about these earnings and how they are calculated is shown in the table headed “Non-Qualified Deferred Compensation” and accompanying text.

Amounts shown as “All Other Compensation” are attributable to perquisites and other personal benefits, and to other items of compensation that are not reported elsewhere in the Summary Compensation Table. Perquisites and other personal benefits consist of a company-supplied automobile, tax preparation and financial planning services, reimbursement for up to $500 for health club membership, reimbursement for the executive’s cost of enhanced long-term disability insurance, and home security services. Some of the named executive officers have elected to forego one or more of these perquisites. For Messrs. Klein, D’Amore, and Dreyer, perquisites for 2007 also include the cost of club memberships which are used primarily, but not exclusively, for business purposes. Additional items shown as “All Other Compensation” for 2007 include: employer matching contributions and credits to the 401(k) Employee Savings Plan and the Supplemental Savings Plan (Mr. Klein, $85,140; Mr. Sherringham, $24,125; Mr. D’Amore, $18,004; Mr. Dreyer, $24,125; and Mr. Kosturko, $19,642); and a tax “gross-up” payment with respect to the reimbursement paid to each executive for the cost of enhanced long-term disability insurance (Mr. Klein, $4,503; Mr. Sherringham, $4,762; Mr. D’Amore, $1,008; Mr. Dreyer, $1,260; and Mr. Kosturko, $1,304). For Mr. Klein, this amount also includes an annual accrual of $13,168 under the Split-Dollar Cash Value Restoration Plan. No additional amounts were accrued in 2007 for the other named executive officers entitled to participate in the Split-Dollar Cash Value Restoration Plan because amounts accrued in prior years were sufficient to fully fund any benefits that might become payable to such officers under the plan during the year.

Grant of Plan-Based Awards. The following table sets forth information concerning grants of plan-based awards granted in 2007 to the Named Executive Officers. under the Short-Term Incentive Plan, the 1998 Long-Term Incentive Plan, the 2007 Recognition and Retention Plan, the 2007 Stock Option Plan and the Employee Stock Ownership Plan.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on Grant Date ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
John A. Klein	Jan. 18, 2007(4)	$363,375	$726,750	$1,453,500
	Jan. 18, 2007(5)	51,279	615,600	923,400
	Feb. 15, 2007(6)				63,000			$21.60	$1,362,740
	Feb. 15, 2007(6)					36,530	$21.63	21.60	166,942
	Oct. 25, 2007(7)				734,807			17.90	13,300,007
	Oct. 25, 2007(8)					1,722,054	18.10	17.90	5,941,086
	Dec. 31, 2007(10)				574			17.80	10,209

Philip R. Sherringham	Jan. 18, 2007(4)	$162,422	$324,844	$649,688
	Jan. 18, 2007(5)	15,604	187,319	280,979
	Feb. 15, 2007(6)				29,589			$21.60	$640,034
	Feb. 15, 2007(6)					52,017	$21.63	21.60	237,718
	Oct. 25, 2007(7)				446,019			17.90	8,072,944
	Oct. 25, 2007(8)					853,709	18.10	17.90	2,945,296
	Dec. 7, 2007(9)	20,167	40,334	80,668
	Dec. 31, 2007(10)				574			17.80	10,209

Robert R. D’Amore	Jan. 18, 2007(4)	$113,925	$227,850	$455,700
	Jan. 18, 2007(5)	10,032	120,435	180,653
	Feb. 15, 2007(6)				14,784			$21.60	$319,790
	Feb. 15, 2007(6)					23,121	$21.63	21.60	105,663
	Oct. 25, 2007(7)				289,912			17.90	5,247,407
	Oct. 25, 2007(8)					554,911	18.10	17.90	1,914,443
	Dec. 31, 2007(10)				574			17.80	10,209

Brian F. Dreyer	Jan. 18, 2007(4)	$113,958	$227,915	$455,830
	Jan. 18, 2007(5)	10,035	120,469	180,704
	Feb. 15, 2007(6)				14,784			$21.60	$319,790
	Feb. 15, 2007(6)					23,121	$21.63	21.60	105,663
	Oct. 25, 2007(7)				250,886			17.90	4,541,037
	Oct. 25, 2007(8)					480,211	18.10	17.90	1,656,728
	Dec. 31, 2007(10)				574			17.80	10,209

William T. Kosturko	Jan. 18, 2007(4)	$107,229	$214,458	$428,916
	Jan. 18, 2007(5)	9,070	108,879	163,319
	Feb. 15, 2007(6)				9,513			$21.60	$205,774
	Feb. 15, 2007(6)					19,278	$21.63	21.60	88,100
	Oct. 25, 2007(7)				178,408			17.90	3,229,185
	Oct. 25, 2007(8)					341,483	18.10	17.90	1,178,116
	Dec. 31, 2007(10)				574			17.80	10,209

(1)	For equity grants other than those made pursuant to the Employee Stock Ownership Plan, this is the date grants were approved by the independent members of the Board of Directors. Share allocations made pursuant to the terms of the Employee Stock Ownership Plan are made on the date shares are released by the plan trustee from the plan’s loan repayment account in accordance with the terms of the plan.
(2)	The threshold payment for a STIP Bonus is shown as 50% of the target amount, and for an LTIP Bonus is shown as 8.33% of the target amount. Zero payouts are also possible. The maximum payout with respect to a STIP Bonus award is shown as 200% of the target amount, which is the limit generally applicable to such awards. However, the Compensation and Nominating Committee has discretion to authorize a payout in excess of this limit.
(3)	Exercise price is equal to “fair market value” which is defined in the 1998 Long-Term Incentive Plan and in the 2007 Stock Option Plan as the average of the high and low stock price on the grant date. This will usually differ from the closing price on the grant date. The fair market value of shares allocated to each executive pursuant to the Employee Stock Ownership Plan is equal to the closing price on the date the allocation is made.
(4)	STIP Bonus award for 2007, paid in 2008.
(5)	LTIP Bonus award for 2007, payable at the end of the 2007-2009 performance cycle.
(6)	Granted pursuant to 1998 Long-Term Incentive Plan.
(7)	Granted pursuant to 2007 Recognition and Retention Plan.
(8)	Granted pursuant to 2007 Stock Option Plan.
(9)	Supplemental STIP Bonus award for 2007, payable in 2008. Award made in connection with Mr. Sherringham’s appointment as Acting President and Chief Executive Officer during Mr. Klein’s leave of absence.
(10)	Allocated pursuant to Employee Stock Ownership Plan.

The columns disclosing estimated future payouts under equity incentive compensation plans have been omitted from the table because no named executive officer earned any compensation during 2007 of a type required to be disclosed in those columns.

All stock and option awards shown in this table were made pursuant to the People’s Bank 1998 Long-Term Incentive Plan, the People’s United Financial, Inc. 2007 Recognition and Retention Plan, the People’s United Financial, Inc. 2007 Stock Option Plan, and the People’s United Financial, Inc. Employee Stock Ownership Plan, as noted. The 1998 Long-Term Incentive Plan and the 2007 Stock Option Plan each define “fair market value” as the average of the high and low trading price of the common stock on The Nasdaq Stock Market on the date of grant or, if no trades take place on that date, the most recent day for which trading data is available.

Cash dividends paid with respect to shares of restricted stock granted pursuant to the 1998 Long-Term Incentive Plan are accumulated for the benefit of the grantee in a non-interest bearing account, and will be paid to the grantee as soon as practicable after the end of the applicable restriction period. Cash dividends paid with respect to shares of restricted stock granted pursuant to the 2007 Recognition and Retention Plan are paid to the grantee at the same time as dividends are paid on all other shares of People’s United Financial common stock, regardless of whether awards have vested. Cash dividends paid with respect to shares of stock allocated to the participant’s account in the Employee Stock Ownership Plan, whether or not vested, may be paid to the participant at the same time as dividends are paid on all other shares of People’s United Financial common stock or may be reinvested in additional shares of common stock, at the participant’s election.

In general, stock and option awards made in February 2007 will vest 50% on February 1, 2009, 25% on February 1, 2010 and 25% on February 1, 2011. A portion of the stock and option awards made to Messrs. Klein and Sherringham in February 2007 (12,600 shares for Mr. Klein; 10,563 shares and 23,121 options for Mr. Sherringham) will vest 50% on the second anniversary of the grant date, 25% on the third anniversary of the grant date, and 25% on the fourth anniversary of the grant date. Stock and option awards made in October 2007 will vest 20% on the first anniversary of the grant date, 20% on the second anniversary of the grant date, 20% on the third anniversary of the grant date, 20% on the fourth anniversary of the grant date, and 20% on the fifth anniversary of the grant date. A participant in the Employee Stock Ownership Plan becomes fully vested once he or she has completed five years of credited service, as defined in the plan. All of the named executive officers except Mr. Sherringham are fully vested; Mr. Sherringham had completed four years of credited service as of December 31, 2007 and was therefore 80% vested in his Employee Stock Ownership Plan account at that date.

For purposes of this table, the grant date fair value of stock awards is generally equal to the number of shares awarded multiplied by the “fair market value” of the shares as determined pursuant to the applicable plan. For stock allocated pursuant to the Employee Stock Ownership Plan, the fair market value is assumed to be equal to the closing price of the common stock on the date the shares were allocated to participants’ accounts. The grant date fair value of options is determined using the Black-Scholes option valuation model with the following assumptions: for grants made in February 2007, exercise price equal to fair market value of stock ($21.63) on grant date, dividend yield of 2.20%, expected volatility rate of 21.18%, risk-free interest rate of 4.72%, and expected option term of 4.83 years; for grants made in October 2007, exercise price equal to fair market value of stock ($18.10) on grant date, dividend yield of 2.95%, expected volatility rate of 21.78%, risk-free interest rate of 4.14%, and expected option term of 5.27 years.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John A. Klein	141,750			$6.55	May 20, 2009	12,996	(4)	$231,324
	340,200			5.61	Mar. 1, 2011	15,939	(5)	283,714
	47,250			4.78	Feb. 21, 2012	50,400	(1)	897,120
	141,750			5.31	Feb. 20, 2013	12,600	(6)	224,280
	141,750			9.45	Feb. 19, 2014	50,400	(2)	897,120
	98,564			12.02	Feb. 17, 2015	12,600	(7)	224,280
		88,604	(1)	14.91	Feb. 16, 2016	734,807	(3)	13,079,565
		36,530	(2)	21.63	Feb. 15, 2017
		1,722,054	(3)	18.10	Oct. 25, 2017

Philip R. Sherringham	8			$5.45	Apr. 10, 2013	3,545	(4)	$63,097
	10,632			9.45	Feb. 19, 2014	5,670	(5)	100,926
	32,130			12.02	Feb. 17, 2015	36,330	(1)	646,674
		98,616	(1)	14.91	Feb. 16, 2016	26,670	(6)	474,726
		28,896	(2)	21.63	Feb. 15, 2017	19,026	(2)	338,663
		23,121	(7)	21.63	Feb. 15, 2017	10,563	(7)	188,021
		853,709	(3)	18.10	Oct. 25, 2017	446,019	(3)	7,939,138
						115	(8)	2,042

Robert R. D’Amore	12,523			$5.61	Mar. 1, 2011	2,741	(4)	$48,790
	6,378			4.78	Feb. 21, 2012	4,410	(5)	78,498
	29,768			5.31	Feb. 20, 2013	18,102	(1)	322,216
	42,525			9.45	Feb. 19, 2014	26,250	(6)	467,250
	32,130			12.02	Feb. 17, 2015	14,784	(2)	263,155
		49,308	(1)	14.91	Feb. 16, 2016	289,912	(3)	5,160,434
		23,121	(2)	21.63	Feb. 15, 2017
		554,911	(3)	18.10	Oct. 25, 2017

Brian F. Dreyer	10,632			$9.45	Feb. 19, 2014	2,741	(4)	$48,790
	16,065			12.02	Feb. 17, 2015	4,410	(5)	78,498
		49,308	(1)	14.91	Feb. 16, 2016	18,102	(1)	322,216
		23,121	(2)	21.63	Feb. 15, 2017	15,750	(6)	280,350
		480,211	(3)	18.10	Oct. 25, 2017	14,784	(2)	263,155
						250,886	(3)	4,465,771

William T. Kosturko	18,690			$5.61	Mar. 1, 2011	2,363	(4)	$42,053
	22,680			4.78	Feb. 21, 2012	3,780	(5)	67,284
	51,268			5.31	Feb. 20, 2013	11,687	(1)	208,029
	36,620			9.45	Feb. 19, 2014	15,750	(6)	280,350
	28,350			12.02	Feb. 17, 2015	9,513	(2)	169,331
		31,847	(1)	14.91	Feb. 16, 2016	178,408	(3)	3,175,662
		19,278	(2)	21.63	Feb. 15, 2017
		341,483	(3)	18.10	Oct. 25, 2017

(1)	Vesting schedule: 50% on Feb. 1, 2008; 25% on Feb. 1 2009; 25% on Feb. 1, 2010.
(2)	Vesting schedule: 50% on Feb. 1, 2009; 25% on Feb. 1 2010; 25% on Feb. 1, 2011.
(3)	Vesting schedule: 20% on Oct. 25, 2008; 20% on Oct. 25, 2009; 20% on Oct. 25, 2010; 20% on Oct. 25,
2011; 20% on Oct. 25, 2012.

(4)	Vesting schedule: 100% on Feb. 1, 2008.
(5)	Vesting schedule: 50% on Feb. 1, 2008, 50% on Feb. 1, 2009.
(6)	Vesting schedule: 50% on Jul. 27, 2008, 25% on Jul. 27, 2009 and 25% on Jul. 27, 2010.
(7)	Vesting schedule: 50% on Feb. 15, 2009; 25% on Feb. 15, 2010; 25% on Feb. 15, 2011.
(8)	These shares will vest in April 2008 at which time Mr. Sherringham will have five years of credited service under the Employee Stock Ownership Plan.

The market value of unvested stock awards was calculated for purposes of this table using a per-share value of $17.80, which was the closing price of People’s United Financial common stock on December 31, 2007.

The columns disclosing awards under equity incentive compensation plans have been omitted from the table because no named executive officer earned any compensation during 2007 or in prior years of a type required to be disclosed in those columns.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John A. Klein	N/A	N/A	11,813	$254,317
			11,812	254,295
			1,180	25,404
			15,939	343,144
			574	10,209

Philip R. Sherringham	14,410	$165,343	1,722	$38,149
	7,790	89,384	2,599	55,953
	9,570	108,085	3,543	76,276
	10,631	77,589	5,670	122,067
			459	8,167

Robert R. D’Amore	N/A	N/A	2,747	$59,139
			2,740	58,988
			4,410	94,941
			574	10,209

Brian F. Dreyer	8,505	$114,333	2,747	$59,139
	29,768	384,326	2,740	58,988
	31,893	279,970	4,410	94,941
	16,065	99,646	574	10,209

William T. Kosturko	N/A	N/A	2,363	$50,872
			2,362	50,850
			3,780	81,378
			574	10,209

Except as noted below, all of the stock awards shown in the preceding table were made pursuant to the 1998 Long-Term Incentive Plan. When stock awards made pursuant to that plan vest, each executive also receives payment of all accumulated dividends paid with respect to the shares from the date the award was granted through the vesting date. The named executive officers received accumulated dividend payments during 2007 in the following amounts: Mr. Klein, $44,637; Mr. Sherringham, $14,895; Mr. D’Amore, $10,605; Mr. Dreyer, $10,605; and Mr. Kosturko, $9,117.

As shown in the table entitled “Grant of Plan-Based Awards”, each executive received an allocation of 574 shares of stock in 2007 pursuant to the Employee Stock Ownership Plan. Mr. Sherringham was vested in 80% of the shares allocated to him at December 31, 2007; all other executives were vested in 100% of the shares allocated to them at that date. The values shown in the preceding table for these vested shares are also included in the “Stock Awards” column of the Summary Compensation Table.

Pension Benefits(1)

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)
John A. Klein	People’s Bank Employees’ Retirement Plan(3)	33.53		$700,700
	People’s Bank Cap Excess Plan			4,842,400
			Total:	$5,543,100

Philip R. Sherringham(4)	People’s Bank Employees’ Retirement Plan(3)	3.5		$63,000
	People’s Bank Cap Excess Plan			155,300
	People’s Bank Enhanced Senior Pension Plan			219,900
			Total:	$438,200

Robert R. D’Amore	People’s Bank Employees’ Retirement Plan(3)	24.8		$456,200
	People’s Bank Cap Excess Plan			608,400
	People’s Bank Enhanced Senior Pension Plan			246,700
			Total:	$1,311,300

Brian F. Dreyer	People’s Bank Employees’ Retirement Plan(3)	15.85		$427,300
	People’s Bank Cap Excess Plan			572,200
	People’s Bank Enhanced Senior Pension Plan			922,300
			Total:	$1,921,800

William T. Kosturko	People’s Bank Employees’ Retirement Plan(3)	15.98		$374,500
	People’s Bank Cap Excess Plan			540,500
	People’s Bank Enhanced Senior Pension Plan			827,600
			Total:	$1,742,600

(1)	The column disclosing benefits paid from any of the plans named in the table has been omitted from the table because no named executive officer received any such payments during 2007.
(2)	Values are as of September 30, 2007, which is the pension plan measurement date used by People’s United Financial for financial reporting purposes.
(3)	Tax-qualified defined benefit plan.
(4)	Mr. Sherringham has not satisfied the vesting requirements under any of the listed plans.

Values shown in the table are presented using a discount rate of 6.4%, and assume that benefits are payable to the listed officer in the form of a single life annuity with payments beginning at age 65. The “project and prorate” method was used to calculate the accrued benefit. The values shown do not assume any pre-retirement decrements.

Retirement Plans

Employees’ Retirement Plan. The People’s Bank Employees’ Retirement Plan is a tax-qualified noncontributory defined benefit plan. The People’s Bank Cap Excess Plan and the People’s Bank Enhanced Senior Pension Plan (described below) are nonqualified supplemental defined benefit plans which together are referred to as the Supplemental Retirement Plans. Each of the named executive officers is a participant in the Employees’ Retirement Plan and the two supplemental retirement plans.

The Employees’ Retirement Plan provides retirement benefits for eligible employees (employees who have completed at least 1,000 hours of service within certain periods and who have attained age 21). Subject to the limitations imposed under the Internal Revenue Code, benefit payments are based on the employee’s years of credited service and the higher of (a) the employee’s average annual compensation paid during the five consecutive calendar years during the last ten years of participation that produce the highest average, or (b) 12 times the employee’s average monthly compensation paid during the last 60 consecutive months during which the employee received a salary while a participant in the Employees’ Retirement Plan.

For purposes of the benefit calculation, compensation is the covered employee’s normal straight time pay, plus overtime pay, sales incentive compensation and annual incentive compensation, as well as salary reduction amounts elected under People’s United Bank’s employee benefit programs. Under the Internal Revenue Code, compensation in excess of specified limits cannot be considered for purposes of determining benefits under the Employees’ Retirement Plan. For the named executive officers, compensation is the sum of salary and bonus, subject, for purposes of the Employees’ Retirement Plan benefit calculations, to the limits specified in the Internal Revenue Code. Subject to certain grandfathered benefits under the terms of the Employees’ Retirement Plan and the Internal Revenue Code, the basic pension benefit is a lifetime annual pension payable to employees retiring at age 65 equal to 1.1% of average annual compensation up to the retiree’s Social Security covered compensation (which is an average of Social Security wage bases), plus 1.7% of average annual compensation in excess of the retiree’s Social Security covered compensation, all multiplied by the retiree’s years of credited service up to 30 years.

Cap Excess Plan. The Cap Excess Plan covers employees who are participants in the Employees’ Retirement Plan, who are otherwise eligible under the Cap Excess Plan and whose benefits under the Employees’ Retirement Plan are affected by limitations on compensation described above and limitations on benefit amounts under the Internal Revenue Code. The Cap Excess Plan benefit is equal to the monthly benefit the participant would have received under the Employees’ Retirement Plan if such limitations did not apply, less the amount he or she has actually received. A participant in the Cap Excess Plan becomes vested at the same time vesting occurs under the Employees’ Retirement Plan.

Enhanced Senior Pension Plan. The Enhanced Senior Pension Plan provides for the payment of supplemental pension benefits for employees who are otherwise eligible under the Enhanced Senior Pension Plan and have attained age 50. The Enhanced Senior Pension Plan provides for an annual target retirement benefit equal to the excess of (1) 50% of the average compensation that would be used in calculating Employees’ Retirement Plan benefits if the limitations on compensation imposed by the Internal Revenue Code did not apply, over (2) the benefits payable to the covered employee under any other qualified defined benefit plans maintained by the employee’s former employers, subject to certain exceptions. Amounts presented in the table assume that the named executive officer is not entitled to receive benefits of this type from any former employer. The target benefit is then reduced by 1/15th for each year of credited service with People’s United Bank less than 15. Target benefits under the Enhanced Senior Pension Plan are offset by benefits payable under the Employees’ Retirement Plan and the Cap Excess Plan. A participant in the Enhanced Senior Pension Plan becomes vested upon attaining age 55 or upon completing five years of service (whichever is later), and in any event upon reaching his or her normal retirement date. In addition, all participants in the Enhanced Senior Pension Plan become fully vested upon a change in control of People’s United Bank (as defined below under “–Change of Control Agreements”) or on the date People’s United Bank enters into an agreement the consummation of which would result in a change in control.

The Supplemental Retirement Plans generally provide for payment of benefits at the same time and in the same manner as payment of benefits to the participant under the Employees’ Retirement Plan.

A trust has been established to provide for payment of the Bank’s obligations under the Supplemental Retirement Plans to the extent People’s United Bank does not pay them directly. The purpose of the trust is to provide participants in the Supplemental Retirement Plans with greater assurance that the benefits to which they are entitled will be paid. People’s United Bank has funded the trust, but all assets in the trust will remain subject to the claims of the Bank’s general creditors in the event of the Bank’s insolvency.

Employees who began employment with People’s United Bank on or after August 14, 2006 are not eligible to participate in the Employees’ Retirement Plan. Instead, the Bank is providing a new benefit to that group of employees under the 401(k) Employee Savings Plan. The new benefit consists of an “employer retirement contribution” made on behalf of each covered employee to the plan, in an annual amount equal to 3% of the employee’s eligible earnings. Employees must satisfy certain eligibility requirements in order to qualify for this new benefit. Also, this new benefit is not available to anyone who remains eligible to participate in the Employees’ Retirement Plan.

Employees who are not eligible to participate in the Employees’ Retirement Plan are also not eligible to participate in the Supplemental Retirement Plans. People’s United Bank is currently considering whether to provide additional benefits under one or more non-tax qualified plans to persons who would otherwise have been eligible to participate in the Supplemental Retirement Plans if they had been employed prior to August 14, 2006.

401(k) Employee Savings Plan. People’s United maintains a tax-qualified defined contribution plan for substantially all of the employees of the Bank as of the first day of the calendar month following their hire date. Eligible employees may contribute from 1% to 20% of their annual compensation to the plan on a pre-tax basis each year, subject to limitations of the Internal Revenue Code (for 2007 the limit was $15,500 exclusive of any catch-up contributions). Each year, People’s United Bank matches 100% of a participant’s contributions up to 4% of earnings (as defined in the plan) and may in its discretion make an additional matching contribution of up to 1% of a participant’s earnings. All of the named executive officers are eligible to participate in the 401(k) Employee Savings Plan.

Supplemental Savings Plan. People’s United Bank maintains a Supplemental Savings Plan which covers certain eligible employees who are also participants in the 401(k) Employee Savings Plan who are affected by the limitations on contributions and benefit amounts under the Internal Revenue Code. Eligible employees (including all named executive officers) may contribute from 1% to 20% of their annual salary and STIP Bonus on a pre-tax basis each year without regard to Internal Revenue Code limits.

The Supplemental Savings Plan includes an employer match feature that is substantially similar to the match feature in the 401(k) Employee Savings Plan. Matching contributions are made in the form of credits to the Supplemental Savings Plan participant’s account under the plan. The basic match is equal to the lesser of 4% of the participant’s eligible compensation, or the amount of the participant’s actual contribution to the Supplemental Savings Plan for the applicable year. People’s United Bank may choose to make an across-the-board additional discretionary contribution equal to the lesser of 1% of the participant’s eligible compensation, or the amount of the participant’s actual contribution to the Supplemental Savings Plan in excess of 4% of his or her eligible compensation for the applicable year. The discretionary contribution, if made, is usually made in the calendar year following the year for which the Supplemental Savings Plan contributions were made by the participant. For example, the Bank made basic matching contributions to the Supplemental Savings Plan during 2007 on the basis of participant contributions to the plan during 2007. In addition, the Bank made a discretionary contribution to the Supplemental Savings Plan in February 2007 on behalf of participants on the basis of their contributions to the plan during 2006. The amounts shown in the column headed “Registrant Contributions in Last FY” in the table below reflect both the basic and discretionary matching contributions made by People’s United Bank in 2007. People’s United Bank also made discretionary matching contributions in 2008 to the Supplemental Savings Plan based on named executive officers’ contributions during 2007. Those contributions will be reflected in future compensation disclosures made with respect to 2008.

The plan allows a participant to defer amounts on a non-tax-qualified basis whether or not he or she is eligible (or elects) to contribute to the 401(k) Employee Savings Plan. The amount of People’s United Bank’s matching contributions for a participant in the Supplemental Savings Plan are offset by the maximum amount of matching contributions the participant could have received under the 401(k) Employee Savings Plan.

The following table sets forth information regarding the Supplemental Savings Plan:

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John A. Klein	$87,147	$74,083	$54,246	$—	$2,482,668
Philip R. Sherringham	$85,683	$31,200	$(49,608)	$—	$380,925
Robert R. D’Amore	$48,735	$8,147	$9,386	$—	$357,612
Brian F. Dreyer	$71,685	$14,268	$43,588	$—	$906,651
William T. Kosturko	$22,036	$8,442	$18,730	$—	$557,992

All amounts shown in the above table reflect activity and balances in the People’s Bank Supplemental Savings Plan.

Supplemental Savings Plan account balances maintained on behalf of each named executive officer are deemed to have been proportionately invested in the same manner as the executive chooses to invest actual balances held in his individual account under the People’s Bank 401(k) Employee Savings Plan. Earnings on Supplemental Savings Plan balances are calculated based on the returns earned by the investments held in the executive’s account under the 401(k) Employee Savings Plan. Available investments under the 401(k) Employee Savings Plan consist of People’s United Financial common stock; various open-end mutual funds; and the Putnam Stable Value Fund, a collective investment trust maintained by Putnam Fiduciary Trust Company which is designed to provide a stable fixed income vehicle for defined contribution plans.

Supplemental Savings Plan balances are distributable following the executive’s termination of employment with People’s United Financial. Plan balances accrued as of December 31, 2004 and all subsequent earnings relating to those balances are distributable over a 13-month period beginning one month after termination. All contributions (whether by the executive or by People’s United Financial) made after that date, and all earnings relating to those contributions, are distributable over a 13-month period beginning seven months after termination.

Amounts shown in this table in the column headed “Executive Contributions in Last FY” are also included in the “Salary” column of the Summary Compensation Table. Amounts shown in this table in the column headed “Registrant Contributions in Last FY” are also included in the “All Other Compensation” column of the Summary Compensation Table.

Employee Stock Ownership Plan. In connection with the second-step conversion, the Company established the People’s United Financial, Inc. Employee Stock Ownership Plan, or ESOP. The ESOP is a tax-qualified, broad based employee benefit program. All named executive officers are eligible to receive benefits under this program. The ESOP purchased 10,453,575 shares of People’s United Financial stock shortly after the second-step conversion became effective, using the proceeds of a loan made by the Company to the ESOP. All of the purchased shares were initially pledged as security for the repayment of that loan. As the loan is paid down, a portion of these shares will be released for allocation to participants in the ESOP. Approximately 348,450 shares were released for allocation to participants’ accounts on December 31, 2007, with an equal number of shares scheduled to be released for allocation on an annual basis until all shares have been released.

The number of shares allocated to each ESOP participant is determined by comparing the participant’s annual earnings (up to $225,000 for 2007) to the annual earnings of all other eligible participants. Each named executive officer received an allocation of approximately 574 shares under the ESOP on December 31, 2007. Shares allocated to the named executive officers’ accounts are shown in the table entitled “Grant of Plan-Based

Awards”, and the compensation expense attributable to those shares is included in the “Stock Awards” column in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

The following summaries set forth potential payments payable to the named executive officers upon termination of employment or in the event of a change in control of People’s United Financial.

Employment Agreement. Mr. Klein was a party to an employment agreement with People’s United Bank. The agreement included provisions requiring payment of additional post-employment benefits if Mr. Klein’s employment terminated under certain conditions and prior to his attaining the age of 65. The effect of these provisions is reflected where appropriate in the table at the end of this section. However, the agreement did not provide Mr. Klein with any payments or benefits upon his death other than those provided through the various executive compensation plans and programs discussed elsewhere in this document.

Cash Value Restoration Plan. All of the named executive officers except for Mr. Sherringham are participants in the People’s United Bank Split-Dollar Cash Value Restoration Plan. The Cash Value Restoration Plan is designed to replace a portion of the benefits previously provided to the covered officers under People’s United Bank’s split-dollar life insurance program for senior officers. Executive officers no longer participate in the split-dollar program to avoid potential violations of certain provisions of the Sarbanes-Oxley Act of 2002, under which People’s United Bank’s payment of insurance premiums to be reimbursed by the executive at a later date might be characterized as an impermissible loan to the executive. Mr. Sherringham was not a participant in the split-dollar life insurance program, and is consequently the only named executive officer currently not covered by the Cash Value Restoration Plan.

Terminating the named executive officers’ participation in the split-dollar program resulted in a loss of future cash value under individual whole life insurance policies maintained for each named executive officer who participated in the program. This future cash value represented a portion of the long-term benefits provided to these named executive officers in prior years. The Split-Dollar Cash Value Restoration Plan was adopted to offset that loss of value. The Cash Value Restoration Plan is intended to provide each participant with a benefit approximately equal to the difference between the projected cash value (calculated at various ages) of the split-dollar life insurance policy previously maintained for his or her benefit, compared to the reduced cash value of a fully paid-up life insurance policy currently maintained for his or her benefit, net of reimbursement to People’s United Bank for insurance premiums paid by People’s United Bank under the split-dollar program for each named executive officer’s benefit prior to adoption of the Cash Value Restoration Plan. The projected cash value of each participant’s original split-dollar policy is a fixed amount determined as of the date the plan was adopted; the projected cash value of the replacement policies is updated no less often than annually.

Payment of all cash values previously available to the named executive officers from the life insurance policies maintained under the split-dollar program would have been made by third-party insurers, with little cost to People’s United Bank because of the executives’ obligation to reimburse the Bank for annual premiums paid over time. All amounts now payable under the Split-Dollar Cash Value Restoration Plan will be paid by People’s United Bank.

Benefits under the Cash Value Restoration Plan are generally payable after the executive’s employment with People’s United Bank ends. The amount of the benefit is determined by first comparing the projected cash surrender value of the original policy at the executive’s age at termination to the projected cash value of the replacement policy, net of premium reimbursements due to People’s United Bank as noted above. Since benefits paid under the Cash Value Restoration Plan are fully taxable, this preliminary value is adjusted, or “grossed up”, by an additional amount approximating the sum of all taxes payable by the executive on account of the benefit payment. The tax gross-up feature is included because, under the split-dollar program, the named executive officer could have used the split-dollar life insurance policy to provide his or her beneficiaries with a tax-free death benefit.

No benefits are payable under the Cash Value Restoration Plan if an executive dies while still employed. In that case, the executive’s beneficiaries or estate will receive death benefits under both the replacement policy, and a term life insurance policy purchased for that executive. No benefits are payable under the Cash Value Restoration Plan if a named executive officer’s employment is terminated for cause. For purposes of the Cash Value Restoration Plan, “cause” means an act of dishonesty, moral turpitude, insubordination, or an intentional or grossly negligent act detrimental to the interests of People’s United Bank or any of its affiliates.

Change of Control Agreements. People’s United Bank has entered into change in control agreements with each of the named executive officers, including the Chief Executive Officer. The change in control agreements provide that if a Change in Control (as defined below) occurs during the term of each agreement, and within three years following the Change in Control the officer is discharged from employment, People’s United Bank will pay the officer a lump sum severance payment equal to 2.99 times his or her annual salary (for this purpose, base salary plus annual incentive compensation), as well as certain insurance benefits and supplemental retirement benefits. The Bank believes that this “double trigger” (the requirement that after a Change in Control occurs the officer must subsequently be discharged) benefits stockholders by preventing a windfall payout to management in the event of a “friendly” change in control that, if consummated, may maximize shareholder value. Without the second “trigger”, People’s United Bank’s executive officers would benefit from accelerated vesting of equity awards and other benefits without providing a corresponding incentive to remain with the acquiring institution.

A Change in Control is defined to include (1) certain mergers, consolidations and recapitalizations of People’s United Bank in which a majority of shares or voting power is not held in the same proportion as prior to the transaction, (2) sales of all or substantially all of the assets of People’s United Bank, and the liquidation or dissolution of People’s United Bank; (3) any person (with certain exceptions) acquiring beneficial ownership of securities having 25% or more of the voting power of the outstanding securities of People’s United Bank; and (4) a change (with certain exceptions) in a majority of the members of the Board of Directors of People’s United Bank. People’s United Bank expects to amend each of these agreements to reflect the recent conversion, to include within the definition of “Change in Control” events affecting People’s United Financial. An officer is deemed to be discharged if People’s United Bank discharges him or her or if the officer elects to terminate employment for “good reason.” The term “good reason” includes adverse changes in the officer’s responsibilities or conditions of employment, reductions in compensation, relocation beyond a specified number of miles and adverse changes in compensation and benefit plans. People’s United Bank is not required to make payments if the officer is discharged for “cause” after a Change in Control. “Cause” is defined to mean willful failure substantially to perform his or her duties with the Bank or willfully engaging in conduct which is demonstrably and materially injurious to the Bank.

The change in control agreements contain provisions designed to avoid the imposition of excise taxes on the officer and the disallowance of deductions to People’s United Bank under the “parachute payment” provisions of the Internal Revenue Code. None of the benefits payable under these agreements would be nondeductible by reason of Section 280G of the Internal Revenue Code. In addition, the change in control agreements provide that People’s United Bank will not be obligated to make any payments which would violate any law, regulation or regulatory order applicable to the Bank, including Federal Deposit Insurance Corporation regulations which would prohibit “golden parachute” payments. Federal Deposit Insurance Corporation rules limit and, in certain circumstances, prohibit a Federal Deposit Insurance Corporation-insured institution from agreeing to make or making “golden parachute” payments at a time when the institution is in a troubled condition. However, the golden parachute rules contain an exception for those plans considered under the rules to be “bona fide deferred compensation plans.” The change in control agreements also contain provisions designed to ensure that the timing of payments pursuant to the change in control agreements will be consistent with Section 409A of the Internal Revenue Code.

The change in control agreements are not employment agreements, and a covered officer may therefore be discharged by People’s United Bank prior to a Change in Control without triggering any payment obligations under these agreements.

1998 Long-Term Incentive Plan. The 1998 Long-Term Incentive Plan provides for discretionary awards of options to purchase common stock, stock appreciation rights, restricted stock awards, and performance-based awards of cash or stock to eligible officers and employees as determined by a committee of the Board of Directors consisting of two or more outside directors. The Long-Term Incentive Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards previously made pursuant to the plan (whether cash-based or equity-based) will immediately vest, if not already vested in accordance with their terms.

2007 Recognition and Retention Plan. This plan provides for discretionary awards in the form of restricted stock to eligible directors (including advisory directors), officers and employees of the Company. The Recognition and Retention Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards of restricted stock previously made pursuant to the plan will immediately vest, if not already vested in accordance with their terms.

2007 Stock Option Plan. This plan provides for discretionary awards in the form of stock options to eligible directors (including advisory directors), officers and employees of the Company. The Recognition and Retention Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards of stock options previously made pursuant to the plan will immediately vest, if not already vested in accordance with their terms.

Information about the number of shares of common stock remaining available for issuance under various equity-based plans maintained by People’s United Financial and the number of outstanding awards as of February 11, 2008 is shown below in Item II, Adoption of the 2008 Long-Term Incentive Plan.

The following tables set forth the estimated value of the payments and benefits that would have been paid to the named executive officers under the terms of the 1998 Long-Term Incentive Plan, the 2007 Recognition and Retention Plan, the 2007 Stock Option Plan, the change in control agreements and, in the case of Mr. Klein, his employment agreement, in each case assuming the event giving rise to the payment occurred on December 31, 2007.

	John A. Klein
Benefit	Voluntary	For Cause	Death(1)		Disability	Retirement	Without Cause	Change in Control
Cash Severance	$—	$—	$—		$—	$—	$4,857,143	$—
Cash LTIP Award	$—	$—	$—		$—	$—	$—	$—
Equity(2)
Restricted Stock	$—	$—	$5,885,804		$5,885,804	$5,885,804	$—	$15,837,408
Unexercisable Options	—	—	255,897		255,897	255,897	$—	255,897
Total	$—	$—	$6,141,701		$6,141,701	$6,141,701	$—	$16,093,305

Retirement Benefits(3)
DB Plans(4)	$479,268	$479,268	$553,713	(5)	$479,268	$479,268	$665,447	$665,447
Split-Dollar Cash Value Restoration Plan	$254,968	$—	$—		$254,968	$254,968	$254,968	$254,968

Other Benefits
Health & Welfare	$—	$—	$—		$—	$—	$20,002	$—
Tax Gross-Ups	$191,304	$—	$—		$191,304	$191,304	$191,304	$191,304
Total	$191,304	$—	$—		$191,304	$191,304	$211,306	$191,304
Grand Total	$925,540	$479,268	$6,695,414		$7,067,241	$7,067,241	$5,988,864	$17,205,024

(1)	Does not include the proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United Financial’s common stock on December 31, 2007 ($17.80).
(3)	To the extent any portion of this benefit would be payable from the Enhanced Senior Pension Plan, that benefit will be reduced (but not below zero) by the amount, if any, the executive is entitled to receive from any qualified defined benefit plan maintained by that executive’s previous employer(s). The amounts set forth in the table do not reflect any such possible reductions.
(4)	Annual accrued benefit for single life annuity at age 65 calculated as of the measurement date for the defined benefit retirement plan (September 30, 2007) assuming payments would have commenced on October 1, 2007. In the event of a change in control, the executive officer’s benefits under the retirement plan are immediately vested and the officer is credited with an additional three years of service.
(5)	Death benefit is calculated based on age and years of service at date of death.

	Philip R. Sherringham
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$—
Cash LTIP Award	$—	$—	$—	$—	$—	$—

Equity(2)
Restricted Stock	$—	$—	$4,721,976	$4,721,976	$—	$7,581,220
Unexercisable Options	—	—	284,813	284,813	$—	284,813
Total	$—	$—	$5,006,789	$5,006,789	$—	$5,006,789

Retirement Benefits(3)
DB Plans	$—	$—	$—	$—	$—	$—
Split-Dollar Cash Value Restoration Plan	$—	$—	$—	$—	$—	$—

Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$—
Tax Gross-Ups	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—
Grand Total	$—	$—	$10,013,578	$10,013,578	$—	$15,732,066

(1)	Does not include the proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United Financial’s common stock on December 31, 2007 ($17.80).
(3)	Mr. Sherringham has not yet vested in any benefit under the retirement plans.

	Robert R. D’Amore
Benefit	Voluntary	For Cause	Death(1)		Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—		$—	$—	$—
Cash LTIP Award	$—	$—	$—		$—	$—	$—

Equity(2)
Restricted Stock	$—	$—	$3,502,104		$3,502,104	$—	$6,340,342
Unexercisable Options	—	—	142,406		142,406	$—	142,406
Total	$—	$—	$3,644,510		$3,644,510	$—	$6,482,748

Retirement Benefits(3)
DB Plans(4)	$—	$—	$64,109	(5)	$—	$—	$—
Split-Dollar Cash Value Restoration Plan	$37,180	$—	$—		$37,180	$37,180	$37,180

Other Benefits
Health & Welfare	$—	$—	$—		$—	$—	$2,190
Tax Gross-Ups	$30,258	$—	$—		$30,258	$30,258	$30,258
Total	$30,258	$—	$—		$30,258	$30,258	$32,448
Grand Total	$67,438	$—	$3,644,510		$3,711,948	$67,438	$6,552,376

(1)	Does not include the proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United Financial’s common stock on December 31, 2007 ($17.80).
(3)	To the extent any portion of this benefit would be payable from the Enhanced Senior Pension Plan, that benefit will be reduced (but not below zero) by the amount, if any, the executive is entitled to receive from any qualified defined benefit plan maintained by that executive’s previous employer(s). The amounts set forth in the table do not reflect any such possible reductions.
(4)	Annual accrued benefit for single life annuity at age 65 calculated as of the measurement date for the defined benefit retirement plan (September 30, 2007) assuming payments would have commenced on October 1, 2007. In the event of a change in control, the executive officer’s benefits under the retirement plan are immediately vested and the officer is credited with an additional three years of service.
(5)	Death benefit is calculated based on age and years of service at date of death.

	Brian F. Dreyer
Benefit	Voluntary	For Cause	Death(1)		Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—		$—	$—	$—
Cash LTIP Award	$—	$—	$—		$—	$—	$—

Equity(2)
Restricted Stock	$—	$—	$3,002,605		$3,002,605	$—	$5,458,762
Unexercisable Options	—	—	142,406		142,406	$—	142,406
Total	$—	$—	$3,145,011		$3,145,011	$—	$5,601,168

Retirement Benefits(3)
DB Plans(4)	$170,909	$170,909	$141,693	(5)	$170,909	$170,909	$170,909
Split-Dollar Cash Value Restoration Plan	$86,543	$—	$—		$86,543	$86,543	$86,543

Other Benefits
Health & Welfare	$—	$—	$—		$—	$—	$9,255
Tax Gross-Ups	$72,068	$—	$—		$72,068	$72,068	$72,068
Total	$72,068	$—	$—		$72,068	$72,068	$81,323
Grand Total	$246,666	$170,909	$3,286,704		$3,474,531	$329,520	$5,939,943

(1)	Does not include the proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United Financial’s common stock on December 31, 2007 ($17.80).
(3)	To the extent any portion of this benefit would be payable from the Enhanced Senior Pension Plan, that benefit will be reduced (but not below zero) by the amount, if any, the executive is entitled to receive from any qualified defined benefit plan maintained by that executive’s previous employer(s). The amounts set forth in the table do not reflect any such possible reductions.
(4)	Annual accrued benefit for single life annuity at age 65 calculated as of the measurement date for the defined benefit retirement plan (September 30, 2007) assuming payments would have commenced on October 1, 2007. In the event of a change in control, the executive officer’s benefits under the retirement plan are immediately vested and the officer is credited with an additional three years of service.
(5)	Death benefit is calculated based on age and years of service at date of death.

	William T. Kosturko
Benefit	Voluntary	For Cause	Death(1)		Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—		$—	$—	$1,351,963
Cash LTIP Award	$—	$—	$—		$—	$—	$199,588

Equity(2)
Restricted Stock	$—	$—	$2,196,103		$2,196,103	$—	$3,942,718
Unexercisable Options	—	—	91,977		91,977	$—	91,977
Total	$—	$—	$2,288,080		$2,288,080	$—	$4,034,695
Retirement Benefits(3)
DB Plans(4)	$150,625	$150,625	$141,693	(5)	$150,625	$150,625	$150,625
Split-Dollar Cash Value Restoration Plan	$52,949	$—	$—		$52,949	$52,949	$52,949

Other Benefits
Health & Welfare	$—	$—	$—		$—	$—	$20,002
Tax Gross-Ups	$43,092	$—	$—		$43,092	$43,092	$43,092
Total	$43,092	$—	$—		$43,092	$43,092	$63,094
Grand Total	$329,520	$150,625	$2,429,773		$2,534,746	$246,666	$5,852,914

(1)	Does not include the proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United Financial’s common stock on December 31, 2007 ($17.80).
(3)	To the extent any portion of this benefit would be payable from the Enhanced Senior Pension Plan, that benefit will be reduced (but not below zero) by the amount, if any, the executive is entitled to receive from any qualified defined benefit plan maintained by that executive’s previous employer(s). The amounts set forth in the table do not reflect any such possible reductions.
(4)	Annual accrued benefit for single life annuity at age 65 calculated as of the measurement date for the defined benefit retirement plan (September 30, 2007) assuming payments would have commenced on October 1, 2007. In the event of a change in control, the executive officer’s benefits under the retirement plan are immediately vested and the officer is credited with an additional three years of service.
(5)	Death benefit is calculated based on age and years of service at date of death.

Director Compensation

The following table sets forth information relating to the compensation of People’s United Financial’s directors during 2007. Amounts shown in the table include compensation paid to the named individuals as directors of People’s United Bank, and in some cases as trustees of People’s Mutual Holdings (the former mutual holding company parent of People’s United Bank) for periods prior to April 16, 2007 which was the effective date of the second-step conversion.

Director Compensation(1)

	Fees Earned or Paid in Cash ($)(2)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Total ($)
Collin P. Baron	82,200	45,173	8,010	135,383
George P. Carter	225,400	49,836	9,751	284,987
Jerry Franklin	134,954	45,173	8,010	188,137
Eunice S. Groark	64,100	45,173	8,010	117,283
Janet M. Hansen	72,417	45,173	8,010	125,600
Richard M. Hoyt	77,400	45,173	8,010	130,583
Jeremiah J. Lowney	80,900	45,173	8,010	134,083
James A. Thomas	107,438	45,173	8,010	160,621

(1)

The columns disclosing non-equity incentive plan compensation, changes in pension value and nonqualified deferred compensation earnings, and other forms of compensation have been omitted from the table because no director earned any compensation during 2007 or in prior years of a type required to be disclosed in those columns. No information is shown for Messrs. Dwight and Richards, as they did not serve as members of the board or receive any compensation from People’s United Financial or its affiliates during 2007.

(2)	Includes annual cash retainer, Committee chair retainer (if any) and per meeting fees paid by People’s United Financial and People’s United Bank. For Mr. Carter, includes fees paid for service as lead director (through October 2007) and as Chairman of the Board (beginning November 2007), and fees paid for non-meeting related services as Chairman of the Audit Committee. For Mr. Franklin, includes fees paid for non-meeting related services as a member of the Audit Committee.
(3)	See discussion below for detailed information relating to cash compensation paid by People’s Mutual Holdings.
(4)	Reflects three months of compensation expense attributable to shares awarded in April 2006 pursuant to the Directors’ Equity Compensation Plan. The Board of Directors voted to permanently forego awards that otherwise would have been made pursuant to this plan during 2007 in view of the level of equity grants made to the directors pursuant to the 2007 Recognition and Retention Plan and the 2007 Stock Option Plan as discussed below and in note 5. Also reflects approximately one month of compensation expense attributable to shares awarded on December 7, 2007 pursuant to the 2007 Recognition and Retention Plan. At that time, each director received an award consisting of 94,152 shares of restricted stock (114,620 shares in the case of Mr. Carter) having a per-share fair value of $17.09 on that date. All of these awards will vest in 20% annual increments over five years from the date of grant. As of December 31, 2007, each non-employee director owned 109,475 shares of People’s United Financial common stock (129,943 for Mr. Carter) awarded pursuant to the Directors’ Equity Compensation Plan and the 2007 Recognition and Retention Plan for which transfer restrictions had not yet lapsed. For each director, those shares had a value of $1,948,655 ($2,312,985 for Mr. Carter) based on the closing price of People’s United Financial common stock on December 31, 2007.
(5)	Reflects approximately one month of compensation expense attributable to options awarded on December 7, 2007 pursuant to the 2007 Stock Option Plan. At that time, each director received an award consisting of 194,415 options to purchase shares of People’s United Financial common stock (236,679 options for Mr. Carter). The option awards were valued at $3.09 per option on the grant date, using the Black-Scholes option valuation model with the following assumptions: exercise price equal to fair market value of stock ($17.09 when granted) on grant date; dividend yield of 3.12%; expected volatility rate of 22.41%; risk-free interest rate of 3.63%; and expected term of 5.27 years. All of these awards will vest in 20% annual increments over five years from the date of grant. As of December 31, 2007, each non-employee director owned 194,415 options to purchase shares of People’s United Financial common stock (236,679 for Mr. Carter), and no such options had been exercised.

Compensation of the Board of Directors of People’s United Financial is established by the board, upon recommendation of the Compensation and Nominating Committee. Directors who are employed by People’s United Financial or any of its affiliates are not entitled to additional compensation for board or committee service. Directors who are not employed by People’s United Financial receive compensation according to the following table:

Annual Fees:
Cash Retainer (all members)	$24,000
Equity Compensation (all members)	95,000
Chairman of the Board(1)	165,000
Lead Director(2)	65,000
Committee Chairman:
Audit Committee	10,500
Loan Review Committee	8,000
All Other Committees(3)	4,000

Per-Meeting Attendance Fees:
Board meetings (all members)	$950
Committee meetings
Audit Committee
Chairman	1,450
Other Audit Committee members	1,200
Members of all Committees (except Audit)	950

(1)	Not payable if Chairman is an employee of People’s United Financial.
(2)	Not payable if Lead Director also serves as Chairman.
(3)	Fee for service as Chairman of Executive Committee not payable if same individual also serves as Chairman of the Board.

Members of the Board of Directors of People’s United Bank receive additional compensation for service as members of that Board and its committees. However, no separate compensation will be paid to a director of People’s United Bank who attends a board or committee meeting that is held jointly with a board or committee meeting of People’s United Financial and who is compensated for that meeting by People’s United Financial.

A director who, by invitation, attends a meeting of a committee of which he or she is not a regular member will be paid the same attendance fee as is payable to members of that committee. From time to time, Mr. Carter performs certain additional services in his capacity as Chairman of the Audit Committee without a meeting of the Audit Committee (for example, meetings with representatives of People’s United Financial’s independent registered public accountants). In such cases, he receives an amount equal to the Chairman’s regular Audit Committee meeting attendance fee. In addition, Mr. Franklin periodically participates in the review of regulatory filings. Mr. Franklin receives an amount equal to his regular Audit Committee meeting attendance fee for participation in each such review.

In addition to cash fees, non-employee directors also receive compensation in the form of People’s United Financial common stock under the People’s United Financial, Inc. Directors’ Equity Compensation Plan. Under the Directors’ Equity Compensation Plan, each director who is not an employee is granted an annual award of shares of People’s United Financial common stock based on a target dollar value of $95,000. These grants are made immediately following each annual meeting of stockholders. (The Board of Directors voted to permanently forego awards that otherwise would have been made pursuant to this plan during 2007 in view of the level of equity grants made to the directors pursuant to the 2007 Recognition and Retention Plan and the 2007 Stock Option Plan, as discussed above). A person appointed as a director between annual meetings is eligible for a full or partial grant of an annual award at the time of his or her appointment, in the discretion of the Compensation and Nominating Committee. No stock options may be granted pursuant to the Directors’ Equity Compensation Plan. A total of 425,025 shares remained available for issuance as stock grants pursuant to this plan at February 15, 2008.

Shares of common stock issued under the People’s United Financial Directors’ Equity Compensation Plan vest immediately but are generally not transferable by a director until the third anniversary of the grant date or, if earlier, at the time he or she ceases to be a People’s United Financial director. In the event of a director’s death, shares of common stock held in his or her name will be issued to his or her beneficiary. All transfer restrictions will lapse upon a change in control, as that term is defined in the plan. At February 15, 2008, transfer restrictions remained in effect with respect to a total of 122,584 shares previously issued pursuant to the Directors’ Equity Compensation Plan.

Non-employee directors may also receive compensation in the form of stock awards under the 2007 Recognition and Retention Plan, and in the form of stock options under the 2007 Stock Option Plan. The Board of Directors does not intend to make recurring grants under these plans to members of the board, or otherwise to use these plans as a routine source of equity compensation for directors. The Board may make grants under one or both of these plans to individuals when they are first elected as directors. Messrs. Dwight and Richards received grants of restricted stock and options under these plans in January 2008.

Shares of common stock issued to directors under the People’s United Financial 2007 Recognition and Retention Plan and stock options granted to directors under the People’s United Financial 2007 Stock Option Plan will vest in 20% increments over the five-year period beginning on the date of grant. All awards will become vested upon a director’s death or disability, or upon a change in control of the Company, as that term is defined in the plans. At February 15, 2008, a total of 877,252 shares previously issued to directors pursuant to the 2007 Recognition and Retention Plan, including shares awarded to Messrs. Dwight and Richards in January 2008, remained unvested.

Cash dividends payable with respect to shares of common stock issued to directors under the Directors’ Equity Compensation Plan and under the 2007 Recognition and Retention Plan are paid in the same amount and at the same time as dividends are paid to stockholders generally. Stock dividends, stock splits and similar transactions will have the same effect on shares of stock issued pursuant to the People’s United Financial Directors’ Equity Compensation Plan under the 2007 Recognition and Retention Plan as on all other shares of People’s United Financial common stock outstanding.

Messrs. Baron, Carter, Franklin, Hoyt and Thomas also received cash compensation from People’s Mutual Holdings in 2007 for service on the Board of Trustees of People’s Mutual Holdings and for service as corporators of People’s Mutual Holdings. Total 2007 compensation paid by People’s Mutual Holdings to Messrs. Baron, Carter, Franklin, Hoyt and Thomas was $5,750; $5,750; $5,804; $5,750; and $6,288, respectively. These amounts are included in the column headed “Fees Earned or Paid in Cash” in the table above. Trustees who were also directors of People’s United Bank were not separately compensated by People’s Mutual Holdings for board meetings held jointly with meetings of the Board of Directors of People’s United Bank.

Stock Ownership Guidelines. The Board of Directors of People’s United Financial has adopted guidelines for stock ownership by directors in order to encourage members of the Board to increase their ownership of People’s United Financial’s stock over time. These guidelines are based upon stock ownership guidelines previously adopted by the Board of Directors of People’s United Bank. Under these guidelines, directors who were members of the People’s United Bank board in 2002 were expected to own shares of common stock with a value equal to three times the value of the then-current annual cash retainer and stock award, or $357,000, as of December 31, 2005. In addition, these directors are expected to own shares of People’s United Financial common stock with a value equal to five times the value of the then-current annual cash retainer and stock award, or $595,000, as of December 31, 2008. All members of the Board except Mrs. Hansen are subject to these guidelines. The guidelines also provide that directors who join the Board after 2002 are expected to own shares of People’s United Financial common stock with a value equal to three times the then-current value of the annual cash retainer and stock award by the annual meeting following the director’s third anniversary of Board service, and are expected to own shares of common stock with a value equal to five times the then-current value of the annual cash retainer and stock award by the annual meeting following the fifth anniversary of Board service. Mrs. Hansen, who joined the Board of Directors of People’s United Bank in February 2004, is subject to these guidelines; Messrs. Dwight and Richards will also be subject to these guidelines beginning in 2008. The stock ownership of all members of the Board of Directors was in compliance with applicable guidelines as of December 31, 2007.

Certain Transactions with Members of Our Board of Directors and Executive Officers

People’s United Financial and its affiliates engage in banking transactions (including loans and other extensions of credit) in the ordinary course of business with various business organizations which have directors or executive officers of People’s United Financial as their officers, partners, members and stockholders. People’s United Financial and its affiliates also extend credit to directors and executive officers of the Company and to members of their immediate families to the extent permitted under applicable laws and regulations. Such transactions are made in the ordinary course of business; are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not affiliated with People’s United Financial; and do not involve more than the normal risk of collectibility or present other unfavorable features.

Except as described above, during 2007 People’s United Financial did not engage in any transactions with any person or entity under circumstances where the director, executive officer or family member had a direct or indirect material interest in the transaction.

ITEM II. ADOPTION OF THE 2008 LONG-TERM INCENTIVE PLAN

In order to promote the growth and profitability of People’s United Financial, to attract qualified executive personnel, and to provide principal officers and key employees with an incentive to achieve corporate objectives and remain in the employ of People’s United Financial or its subsidiaries, the Board of Directors adopted the 2008 Long-Term Incentive Plan (the “Incentive Plan”) on February 21, 2008, subject to the approval of shareholders.

Under the Incentive Plan, awards may be granted to persons regularly employed by the Company or its subsidiaries. The Incentive Plan is administered by the Compensation and Nominating Committee (the “Committee”) of the Board of Directors. Awards made under the Incentive Plan may consist of incentive stock options and non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, and performance units.

The Incentive Plan is intended to replace the 1998 Long-Term Incentive Plan (the “1998 Plan”) currently maintained by People’s United Bank. All outstanding awards made pursuant to the 1998 Plan will remain outstanding in accordance with their terms, but no further awards will be made pursuant to the 1998 Plan on and after the date shareholder approval of the Incentive Plan is obtained. In addition, upon receipt of shareholder approval of the Incentive Plan, all shares reserved for future grants under the 1998 Plan (including shares that become available for that purpose due to the forfeiture, cancellation or expiration of outstanding awards under the 1998 Plan) will no longer be reserved for that purpose.

Information about the number of shares of common stock remaining available for issuance under various plans maintained by People’s United Financial and the number of outstanding awards as of February 11, 2008, is provided in the table below. Stock options listed in the table had a weighted average remaining life of 8.9 years and a weighted average exercise price of $16.10.

	Unvested Stock Awards	Unexercised Options	Reserved and Available for Future Awards
1998 Long-Term Incentive Plan	650,934	2,918,591	7,512,615	(1)
2007 Recognition and Retention Plan	3,718,871	N/A	2,919,516
2007 Stock Option Plan	N/A	9,623,031	5,621,765
Directors’ Equity Compensation Plan	—	N/A	425,025	(2)

Total	4,369,805	12,541,622	16,478,921

(1)	If shareholders approve adoption of the Incentive Plan, all shares reserved for future grants under the 1998 Plan (including shares that become available for that purpose due to the forfeiture, cancellation or expiration of outstanding awards under the 1998 Plan) will no longer be reserved for that purpose.
(2)	Shares issued under this plan are immediately vested but subject to transfer restrictions for a specified period of time.

Many institutional shareholders utilize the services of third-party advisory firms to assist them in determining how to vote on issues presented for action by shareholders. When evaluating proposals relating to the adoption of equity benefit plans by public companies, a number of these advisory firms consider the rate at which equity awards are made by the company seeking shareholder approval for a plan. We expect the proposal to adopt the Incentive Plan to be subject to this type of evaluation. In order to facilitate approval of this proposal and to address any potential stockholder concerns regarding the number of options, stock appreciation rights or stock awards that may be granted in any given year, the Board of Directors has agreed to limit the number of such awards that may be granted over the three years ending December 31, 2010. These limits will apply in the aggregate to grants made under the 1998 Long-Term Incentive Plan, the 2007 Recognition and Retention Plan, the 2007 Stock Option Plan, the Directors’ Equity Compensation Plan, and (if approved) the 2008 Long-Term Incentive Plan, but will not apply to any tax-qualified plans such as the Employee Stock Ownership Plan.

Equity grants will be limited so that the prospective three-year average “burn rate” will not exceed 2.15% of the number of shares of common stock we expect to be outstanding over the three years for which this commitment is in effect. The burn rate for a given year is equal to the number of equity grants awarded during the year divided by the weighted average number of common shares outstanding for that year. For purposes of calculating the burn rate, we intend to count each stock option and stock appreciation right as one equity grant, and each share of restricted stock and other “full value” awards as equivalent to 2.5 equity grants, based on our annual stock price volatility. The three-year average burn rate is equal to the sum of the burn rates for each of the years included in the average, divided by three.

General Summary of the Incentive Plan

The full text of the Incentive Plan appears as Exhibit A to this Proxy Statement, to which reference is made for a complete statement of its terms and provisions. A summary of the principal features of the Incentive Plan follows.

Administration. The Incentive Plan is administered by the Committee, which selects full time employees eligible to participate, determines the terms of awards, interprets the Incentive Plan, and makes all other determinations for administering the Incentive Plan. Committee members must be “Outside Directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), and “non-employee” directors for purposes of Section 16 of the Securities Exchange Act of 1934. As of February 15, 2008, there were approximately 54 officers and employees eligible to participate fully in the Incentive Plan, including 45 senior officers and 9 executive officers. An additional 4,300 employees are eligible to receive awards of restricted stock under the Incentive Plan based on job performance.

Internal Revenue Code Section 162(m). Under the Code, publicly-held companies may not deduct compensation paid to the Chief Executive Officer and the four other most highly compensated officers to the extent that such compensation exceeds $1 million in any one year for any such officer. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. To comply with the regulations under Section 162(m) and to ensure that awards under the Incentive Plan can be deductible, the Incentive Plan contains certain provisions designed to qualify awards for the exception to the deductibility limit that exists for performance-based compensation. The Incentive Plan is designed so that all stock options, SARs, and awards of restricted stock and performance units can be considered qualifying performance-based compensation and therefore fully deductible by People’s United Financial, as long as the Incentive Plan is approved by a majority of the votes cast by the shareholders. However, the Committee has the discretion to grant awards that will not qualify for the exemption from Section 162(m). Moreover, in certain circumstances such as death, disability or Change of Control (as described below), awards may become payable even though performance goals are not met, in which event the awards will not be exempt from Section 162(m) and People’s United Financial might lose part or all of its tax deduction.

Shares Available for Awards. The total number of shares of common stock proposed to be reserved for distribution under the Incentive Plan is 10,000,000. The maximum number of such shares that may be issued pursuant to awards of restricted stock and/or issued in payment of the value of performance units (each as described below) is 4,000,000. This limit will be automatically adjusted in the event of a stock split, stock dividend or other similar corporate change. No awards will be made pursuant to the Incentive Plan unless and until shareholder approval is obtained.

Stock Options. The Committee may grant “incentive stock options” within the meaning of Section 422 of the Code (options that afford tax benefits to recipients upon compliance with certain conditions and that do not result in a tax deduction to People’s United Financial), or non-statutory stock options (options that do not afford tax benefits to the recipients, but that may provide tax benefits to People’s United Financial). The Committee may determine the option price of stock options, but the option price must at least equal the fair market value of shares of common stock on the date of grant. The exercise of a stock option is subject to terms and conditions set by the Committee and set forth in the instrument evidencing the stock option. The date of expiration of a stock option is fixed by the Committee, but may not be longer than 10 years from the date of grant.

Stock Appreciation Rights. SARs may be granted in conjunction with all or any part of any stock option, or SARs may be granted separately. If granted in conjunction with all or part of an award of stock options, SARs entitle the holder of a stock option with respect to which SARs are granted to surrender the stock option, or any applicable unexercised portion thereof, and to receive the difference between (i) the fair market value of the shares of common stock subject to the surrendered stock option on the date the SARs are exercised, and (ii) the option price of such shares. Such SARs may be exercised at the time and to the extent that the related stock option may be exercised. SARs awarded separately from stock options entitle the holder to receive the difference between (x) the fair market value of the shares of common stock covered by the SARs on the date the SARs are exercised, and (y) the fair market value of the shares of common stock covered by the SARs on the date the SARs were granted. In the case of both free-standing SARs and SARs granted in conjunction with stock options, People’s United Financial, at the sole discretion of the Committee, will pay such difference either by delivery of shares of common stock or in cash, or by a combination of shares of common stock and cash.

Termination of Stock Options and SARs. Stock options and SARs expire on the earlier of their stated expiration date or (a) three months following termination of employment for any reason other than cause, retirement, death, or disability; and (b) immediately in the event of termination of employment for cause. Stock options and SARs expire on their stated termination date unless otherwise specified in the grant agreement in the case of termination of employment by reason of death, disability, or retirement at or after age 65.

Performance Goals. “Performance Goals” refers to objective criteria specifically defined by the Committee on a Company-specific basis or in comparison with peer group performance based on one or more of the following: earnings before interest and taxes, net earnings, earnings per share, return on equity, return on assets, stock price appreciation and total return to shareholders. The Committee may not adjust Performance Goals and performance periods established for any award if such adjustment would increase the amount of the award.

Restricted Stock. Under the Incentive Plan, shares of common stock, the ownership of which vests over a specified period of time (“restricted stock”), may be issued to certain executives and key employees. The Committee is authorized to make awards of restricted stock subject to Performance Goals established by the Committee, in writing, no later than the 90th day of the period to which the Performance Goals apply. Attainment of Performance Goals may not be measured over a period shorter than one year. Awards of restricted stock may also be made that are not subject to Performance Goals and that therefore do not qualify as performance-based compensation exempt from Code Section 162(m). Before a participant’s restricted stock vests, the participant is entitled to exercise all voting rights relating to the restricted stock, and all dividends declared in respect of such restricted stock will accrue to the participant’s benefit. Any participant’s rights to retain or receive shares of restricted stock expire upon termination of employment with People’s United Financial before the applicable vesting date.

Award Limits. The maximum number of equity awards (including stock options, SARs and shares of restricted stock) that may be awarded each year to any participant is 2,500,000. This limit will be automatically adjusted in the event of a stock split, stock dividend or other similar corporate change. The number of shares that may be issued pursuant to the plan in the form of restricted stock awards is subject to the limits described above under “Shares Available for Awards.”

Performance Units. The Incentive Plan also permits awards to be made in the form of performance units. Officers and key employees eligible for participation in the performance unit feature of the Incentive Plan are determined in the sole discretion of the Committee. The Committee may in any given year elect not to grant performance units to persons otherwise eligible to participate.

The Committee is authorized to make awards of performance units subject to Performance Goals established by the Committee, in writing, no later than the 90th day of the period to which the Performance Goal applies. The

Committee may establish goals set individually with respect to each participant in the period over which performance is to be measured. At the end of the performance period, which must be at least one year, the Committee will determine if the conditions of the award have been met, and to the extent that such conditions have been met, the award will be paid in cash or shares of common stock (or a combination thereof), in a lump sum or in annual installments. In most circumstances, the participant must be employed by People’s United Financial at the end of the performance period in order to receive his or her award. Any award paid in shares of common stock will be based on the fair market value of the common stock on the date payment is first made. The maximum amount, including the fair market value of any common stock, that may be paid to any participant in any calendar year with respect to performance unit awards is $5 million. The number of shares that may be issued in payment for performance units is subject to the limits described above under “Shares Available for Awards.”

Change in Control Provisions. In the event of a Change in Control (defined as the acquisition of beneficial ownership of a majority of the total voting power of People’s United Financial’s then outstanding voting securities), stock options and, except in certain circumstances, SARs, will become fully exercisable; the restrictions applicable to restricted stock will lapse and the restricted stock will become immediately vested; and outstanding performance units will be vested and prorated payments will be made based on the number of months that have expired since the date of grant.

Amendment and Termination. The Board of Directors may at any time amend or terminate the Incentive Plan, but no such amendment or termination may impair the rights of a participant without his or her consent. Except for adjustments for certain events such as reorganizations or recapitalizations, the Board may not, without stockholder approval, increase the total number of shares reserved for use under the Incentive Plan; decrease the option price of any stock option to less than the fair market value on the date of grant; change the class of employees eligible to participate in the Incentive Plan; or alter certain exercise periods with respect to stock options. In addition, neither the Board nor the Committee may (a) cancel outstanding stock options and grant new substitute stock options, including new options with a lower exercise price, or (b) amend outstanding stock options to reduce the exercise price, except under the circumstances discussed below under “Adjustments.”

Adjustments. In the event of a stock split, stock dividend or other similar corporate change, the number of shares of common stock available under the Incentive Plan, the number of shares with respect to which outstanding stock options and SARs may be exercised, and the option price payable will be proportionately adjusted. Limits on the number of stock options and/or shares of restricted stock that may be issued under specified circumstances will likewise be proportionately adjusted. In the event of certain mergers or similar transactions involving People’s United Financial, the Committee may accelerate unvested stock options and SARs and may authorize an agreement providing for the substitution of shares of the resulting entity for the shares of common stock subject to unexercised stock options.

Federal Income Tax Consequences

Nonstatutory Stock Options. Under the applicable provisions of the Code, no tax will be payable by the recipient of an option at the time of grant. Upon exercise of a nonstatutory option, the excess, if any, of the fair market value of the shares with respect to which the option is exercised over the total option price of such shares will be treated for federal income tax purposes as ordinary income. Any profit or loss realized on the sale or exchange of any share actually received will be treated as a capital gain or loss. People’s United Financial will be entitled to deduct the amount, if any, by which the fair market value on the date of exercise of the shares with respect to which the option was exercised exceeds the exercise price.

Incentive Stock Options. With respect to incentive stock options, generally no taxable gain or loss will be recognized when the option is exercised. Incentive stock options exercised more than three months after termination of employment will be taxed in the same manner as nonstatutory options described above (unless the participant is disabled, in which case the 3-month period is extended to one year). Generally, upon exercise of an incentive stock option, the spread between the fair market value and the exercise price will be an item of tax preference for purposes of the alternative minimum tax.

If the shares acquired upon the exercise of an incentive stock option are held for more than one year, any gain or loss realized upon their sale will be treated as capital gain or loss. If the shares acquired upon the exercise of an incentive stock option are held for more than 18 months, any gain or loss realized upon their sale will be treated as long-term capital gain or loss. In either case, People’s United Financial will not be entitled to a deduction. If, however, the shares are not held for more than the one-year period, ordinary income will be recognized in an amount equal to the difference between the amount realized on the sale and the price paid for the shares, to the extent the exercise price exceeded the award price. Remaining gain, if any, would be capital gain. People’s United Financial will be entitled to a deduction equal to the amount of any ordinary income so recognized. If the shares are not held for more than the one-year period and the amount realized upon sale is less than the award price, such difference will be a capital loss.

Stock Appreciation Rights. Upon the grant of an option with a related SAR, no taxable income is realized by the participant and no deduction is available to People’s United Financial. Upon exercise of an option through a SAR election, the tax consequences to the participant and People’s United Financial are the same as for exercise of a nonstatutory stock option.

Upon the grant of a free-standing SAR (a SAR that is granted without a connected stock option), no taxable income is realized by the participant and no deduction is available to People’s United Financial. Upon exercise of a free-standing SAR, ordinary income is realized by the participant in an amount equal to the excess of the fair market value of the shares with respect to which the SAR was awarded on the exercise date, over the fair market value of the shares with respect to which the SAR was awarded on the grant date. People’s United Financial would be entitled to a tax deduction in the same amount.

People’s United Financial’s deductions described above might not be available if options and SARs vest as a result of a Change in Control.

The foregoing discussion is for general information only, and is not intended as tax advice to any individual. It does not address the state, local or foreign tax treatment of awards under the Incentive Plan.

Awards under Incentive Plan during 2008

The Incentive Plan is intended to replace the 1998 Plan in its entirety on a prospective basis. Awards were made to the named executive officers (other than Mr. Klein) and to other eligible employees pursuant to the 1998 Plan in February 2008 as part of the normal People’s United Financial compensation cycle. No additional awards are expected to be made to these individuals during 2008 pursuant to the Incentive Plan if it is approved by shareholders. However, if the Incentive Plan is approved, awards may be made pursuant to that plan to individuals who are hired as senior officers or are promoted to senior officer status during the year. The amount of any such awards is not known and can not be estimated at this time.

Shareholder Approval Requirement

Assuming that a quorum is present at the Annual Meeting, approval of the proposal to adopt the Incentive Plan requires the affirmative vote of a majority of the shares of the common stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

The Board of Directors believes that adoption of the Incentive Plan is in the best interests of People’s United Financial and its shareholders, and recommends that shareholders vote “FOR” approval of the 2008 Long-Term Incentive Plan.

ITEM III. AMENDMENT OF THE 2007 RECOGNITION AND RETENTION PLAN

At the Annual Meeting of Shareholders in October 2007, the shareholders approved adoption of the People’s United Financial, Inc. 2007 Recognition and Retention Plan (the “RRP”). The RRP was adopted approximately six months following the second-step conversion of People’s United Financial in April 2007. Therefore, in compliance with Office of Thrift Supervision regulations governing management stock benefit plans adopted within one year following a conversion, the RRP does not permit the accelerated vesting of grants made pursuant to the plan in the event of the retirement of an award recipient.

The Board of Directors has approved, and the shareholders are being requested to approve, amendments to the RRP that would (1) permit (but not require) the accelerated vesting of grants made under the plan in the event of a recipient’s retirement and (2) revise the definition of the word “Retirement” as it now appears in the RRP.

The proposed amendment to the definition of “Retirement” will (a) make the definition consistent with the definition of that same term in the 1998 Long-Term Incentive Plan and the proposed 2008 Long-Term Incentive Plan when used with reference to employees; (b) have no effect on the current definition when used with reference to members of the Board of Directors; and (c) create a new definition of Retirement with reference to members of an advisory board in recognition of the difference between such individuals and members of the Board of Directors.

Inclusion of retirement as an event permitting accelerated vesting of previously-made grants is consistent with the goals intended to be served by the RRP. Otherwise, an award having a five-year vesting schedule which is made to any person within five years of his or her normal retirement age could never become fully vested. The Compensation and Nominating Committee is not required to permit accelerated vesting of all awards made pursuant to the RRP as a result of retirement, and could in the award agreement provide that only a specified portion of the awards would vest in that event.

If shareholders approve the proposed amendments to the RRP, the Board of Directors expects to authorize amendments to the terms of previously-granted awards in order to permit accelerated vesting of all or a portion of such awards upon the holder’s retirement (as defined with respect to that holder under the RRP). For Company officers who retire pursuant to a policy requiring retirement at a specified age, members of the advisory board, and members of the Board of Directors, all unvested awards would become vested upon retirement. For all other award holders, all unvested awards that were designated as recognition awards and a portion of the unvested awards that were designated as retention awards would become vested upon retirement. Unvested retention awards would vest on a prorated basis, based on the number of months elapsed since the most recent scheduled vesting date (or award grant date if no vesting has yet occurred) and the number of awards expected to vest on the next scheduled vesting date. Awards not specifically designated as recognition awards will be treated as retention awards.

The full text of the proposed amendments to the RRP appear as Exhibit B to this Proxy Statement

Shareholder Approval Requirement

Assuming that a quorum is present at the Annual Meeting, approval of the proposal to adopt the proposed amendments to the RRP requires the affirmative vote of a majority of the shares of the common stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

The Board of Directors believes that amendment of the RRP as proposed is in the best interests of People’s United Financial and its shareholders, and recommends that shareholders vote “FOR” approval of the amendments to the 2007 Recognition and Retention Plan.

ITEM IV. AMENDMENT OF THE 2007 STOCK OPTION PLAN

At the Annual Meeting of Shareholders in October 2007, the shareholders approved adoption of the People’s United Financial, Inc. 2007 Stock Option Plan (the “SOP”). The SOP was adopted approximately six months following the second-step conversion of People’s United Financial in April 2007. Therefore, in compliance with Office of Thrift Supervision regulations governing management stock benefit plans adopted within one year following a conversion, the SOP does not permit the accelerated vesting of grants made pursuant to the plan in the event of the retirement of an award recipient.

The Board of Directors has approved, and the shareholders are being requested to approve, amendments to the SOP that would (1) permit (but not require) the accelerated vesting of grants made under the plan in the event of a recipient’s retirement and (2) revise the definition of the word “Retirement” as it now appears in the SOP.

The proposed amendment to the definition of “Retirement” will (a) make the definition consistent with the definition of that same term in the 1998 Long-Term Incentive Plan and the proposed 2008 Long-Term Incentive Plan when used with reference to employees; (b) have no effect on the current definition when used with reference to members of the Board of Directors; and (c) create a new definition of Retirement with reference to members of an advisory board in recognition of the difference between such individuals and members of the Board of Directors.

Inclusion of retirement as an event permitting accelerated vesting of previously-made grants is consistent with the goals intended to be served by the SOP. Otherwise, an award having a five-year vesting schedule which is made to any person within five years of his or her normal retirement age could never become fully vested. The Compensation and Nominating Committee is not required to permit accelerated vesting of all awards made pursuant to the SOP as a result of retirement, and could in the award agreement provide that only a specified portion of the awards would vest in that event.

If shareholders approve the proposed amendments to the SOP, the Board of Directors expects to authorize amendments to the terms of previously-granted awards in order to permit accelerated vesting of all or a portion of such awards upon the holder’s retirement (as defined with respect to that holder under the SOP). For Company officers who retire pursuant to a policy requiring retirement at a specified age, members of the advisory board, and members of the Board of Directors, all unvested awards would become vested upon retirement. For all other award holders, all unvested awards that were designated as recognition awards and a portion of the unvested awards that were designated as retention awards would become vested upon retirement. Unvested retention awards would vest on a prorated basis, based on the number of months elapsed since the most recent scheduled vesting date (or award grant date if no vesting has yet occurred) and the number of awards expected to vest on the next scheduled vesting date. Awards not specifically designated as recognition awards will be treated as retention awards.

The full text of the proposed amendments to the SOP appear as Exhibit C to this Proxy Statement

Shareholder Approval Requirement

Assuming that a quorum is present at the Annual Meeting, approval of the proposal to adopt the proposed amendments to the SOP requires the affirmative vote of a majority of the shares of the common stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

The Board of Directors believes that amendment of the SOP as proposed is in the best interests of People’s United Financial and its shareholders, and recommends that shareholders vote “FOR” approval of the amendments to the 2007 Stock Option Plan.

ITEM V. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of KPMG LLP, certified public accountants, as People’s United Financial’s independent auditors for the year ending December 31, 2008. KPMG LLP has served as the independent auditors of People’s United Financial since 2007, and as the independent auditor of People’s United Bank since 1986. In taking this action, the Audit Committee reviewed the firm’s professional competence, proposed audit scope and related fees, and the types of non-audit services rendered by the firm and related fees. Fees billed by KPMG LLP to People’s United Financial (which includes fees billed to its affiliates) for professional services rendered during each of the two most recent fiscal years were as follows:

Audit Fees

Fees for the audit of People’s United Financial’s annual consolidated financial statements for the fiscal year ended December 31, 2007 and for the audit of People’s United Bank’s consolidated financial statements for the fiscal year ended December 31, 2006 and for the review of interim consolidated financial statements included in the Company’s and the Bank’s Form 10-Q filings during those years totaled $1,905,000 in 2007 and $1,428,000 in 2006. The 2007 and 2006 audit fees included $505,000 and $165,000 respectively, related to the issuance of comfort letters and consents in conjunction with the second step conversion. Audit fees for 2007 include fees related to the issuance of consents and accounting advice relating to the acquisition of Chittenden Corporation.

Audit-Related Fees

Fees for assurance and related services reasonably related to the audit or review of People’s United Financial’s and People’s United Bank’s financial statements (to the extent not classified as “Audit Fees”) totaled $119,469 in 2007 and $72,000 in 2006. For each of those years, these services consisted of: financial statement audits for the Bank’s pension plan and employee savings plan; and preparation of a report on certain internal control policies and procedures of the Bank’s Trust Department. The 2007 audit-related fees also include due diligence services related to the acquisition of Chittenden Corporation.

Tax Fees

Neither People’s United Financial nor People’s United Bank paid any fees for tax compliance, tax advice or tax planning services to KPMG LLP either in 2007 or 2006.

All Other Fees

KPMG LLP did not provide or bill for any products and professional services other than those included in the three categories listed above either in 2007 or 2006.

The Audit Committee has sole authority to appoint People’s United Financial’s independent auditors. In making this appointment, the Audit Committee carefully considered the firm’s qualifications as auditors for People’s United Financial. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with KPMG LLP in all of these respects. In addition, the Audit Committee considered the matters discussed above under the heading “Audit Committee Report”. The Audit Committee also considered factors relating to the independence of KPMG LLP, including whether KPMG LLP’s provision of non-audit services (i.e., services giving rise to fees other than the audit fees disclosed above) is compatible with maintaining KPMG LLP’s independence.

By resolution adopted on July 19, 2007, the Audit Committee has delegated to George P. Carter (Chairman of the Audit Committee and an independent director under applicable listing standards) the authority to pre-approve the rendering of audit services and permissible non-audit services by People’s United Financial’s independent auditor. Mr. Carter is required to report any exercise of this authority to the full Audit Committee at its next scheduled meeting, and to seek the Audit Committee’s ratification of any action so taken.

In recognition of the important role of the independent auditors, the Board of Directors of People’s United Financial have determined that the appointment of KPMG LLP should be submitted to the shareholders for ratification.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of KPMG LLP as independent auditors for People’s United Financial for the year ending December 31, 2008.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the Annual Meeting. In the event that matters not known at this time should come before the meeting, the form of proxy confers certain discretionary authority with respect to these matters and, unless such authority is withdrawn on the form of proxy, it is the intention of the persons named in the proxy to vote in accordance with their judgment on these matters.

SHAREHOLDER PROPOSALS

People’s United Financial has received no shareholder proposals for presentation at the Annual Meeting. In order to be considered for inclusion in People’s United Financial proxy materials for the annual meeting of shareholders in 2009, shareholder proposals must be received by People’s United Financial at its principal executive offices no later than November 14, 2008. Under SEC rules relating to the exercise of discretionary voting authority when a shareholder commences his or her own proxy solicitation or intends to present a proposal from the floor of the shareholders meeting, shareholders are advised that under the advance notice provisions of People’s United Financial bylaws a shareholder proposal will be considered untimely, with respect to the Annual Meeting in 2008, if received by People’s United Financial after March 24, 2008, which is ten days following the date notice of the Annual Meeting was first given to shareholders. Shareholder proposals and other advance notices must be submitted to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary.

AVAILABILITY OF FORM 10-K

People’s United Financial’s Annual Report on Form 10-K is available through the Securities and Exchange Commission’s website on the internet at www.sec.gov. You may obtain a copy of this report without charge by sending a written request to: Debbie A. Healey, Investor Relations, People’s United Financial, Inc., 850 Main Street, 15th Floor, Bridgeport, CT 06604. This report will also be available on People’s United Financial’s website, www.peoples.com, without charge.

By Order of the Board of

Directors

Susan D. Stanley, Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on April 17, 2008

The proxy statement and Annual Report on Form 10-K are available at:

http://bnymellon.mobular.net/bnymellon/PBCT

Meeting information:

•	When: 10:00 a.m. Eastern time on April 17, 2008

•	Where: Bridgeport Center, 850 Main Street, Bridgeport, Connecticut

•	Why: To vote on the following five items:

•	Election of directors

•	Adoption of the 2008 Long-Term Incentive Plan

•	Amendment of the 2007 Recognition and Retention Plan

•	Amendment of the 2007 Stock Option Plan

•	Ratification of appointment of KPMG LLP as independent auditors

Management recommends a vote in favor of each of these five items. Please read the proxy statement for more information about each of these items.

If you wish to vote electronically or by telephone, the control/identification number and other information you will need is printed on the proxy card that is enclosed with this proxy statement.

You may attend the meeting and vote in person if you choose to do so. If you need directions, please call Investor Relations at (203) 338-7228.

EXHIBIT A

PEOPLE’S UNITED FINANCIAL, INC.

2008 LONG-TERM INCENTIVE PLAN

§1. Purpose. The purpose of the Plan is to promote the mutual interests of the Company and its shareholders by enabling key employees of the Company or of any Subsidiary of the Company, to participate in the Company’s future growth. The Plan is designed to give those employees upon whose judgment, initiative and efforts the successful conduct of the Company’s business depends, additional incentives to perform in a superior manner. The Plan also provides a means through which the Company can attract, motivate and retain people of experience and ability as employees.

§2. Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below:

“Award” means a grant of any Non-Statutory Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Stock Award, Performance Unit Award, or any combination of the foregoing, under the provisions of the Plan.

“Board” means the Board of Directors of the Company.

“Change of Control” has the meaning set forth in Section 12(a) hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Committee” means the Compensation and Nominating Committee referred to in Section 3 hereof.

“Company” means People’s United Financial, Inc. and any successor thereto.

“Disability” (and terms substantially equivalent thereto) means permanent and total disability as determined under procedures established by the Committee for purposes of the Plan.

“employment with the Company” (and terms substantially equivalent thereto) means a subsisting employer-employee relationship between the Company and the employee and includes employment with any Subsidiary. Employment shall be deemed to cease, for purposes of the Plan, at such time as (a) the employee is no longer actively performing or no longer remains obligated to perform services for the Company in exchange for which the Company (or related employer) is obligated to pay compensation to such employee in the form of wages, or (b) in the case of an employee who is on leave for any reason whatsoever, on the termination date specified by the Company (or related employer) in a written communication advising the employee that his or her employment is being terminated. An employee shall be treated as remaining obligated to perform services for the Company within the meaning of subsection (a) for the duration of any scheduled time off which has been approved by the employee’s manager and for which the employee is entitled to compensation pursuant to the Company’s paid time off policy (as the same may be amended from time to time).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto.

“Fair Market Value” means as of a particular date:

(i) if the Stock is not then listed or admitted to trading on a national securities exchange (as that term is used in Section 6 of the Exchange Act), and prices of trades in Stock are regularly reported by NASDAQ, the mean between the high and low selling prices for Stock on such date as reported by NASDAQ, or, if no high or low selling prices for Stock are reported by NASDAQ for such date, then the mean between the high and low selling prices for Stock reported by NASDAQ for the most recent day in respect of which both high and low selling prices are so reported; or

(ii) if the Stock is then listed or admitted to trading on one or more national securities exchanges, the mean between the high and low selling prices at which Stock is traded on the principal securities exchange on which the Stock is traded on such date or, if Stock is not traded on such exchange on that date, the mean between the high and low selling prices at which Stock was traded on such exchange on the most recent day on which Stock was so traded; or

(iii) if neither (i) nor (ii) is applicable, such amount as the Committee shall determine on the basis of such factors as it deems relevant.

“FDIC” means the Federal Deposit Insurance Corporation or any successor agency thereto.

“Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

“NASDAQ” means the NASDAQ Stock Market, or any successor thereto.

“Non-Employee Director” means a person who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the SEC, and an “outside director” for purposes of Section 162(m)(4) of the Code or any successor definition adopted by the Internal Revenue Service.

“Non-Statutory Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option Agreement” or “Stock Option Agreement” means the written agreement between the Company and a Participant confirming the Stock Option and setting forth the terms and conditions upon which it may be exercised, as described in Section 7(b) hereof.

“Option Price” means the price per share of Stock to be paid for the shares of Stock being purchased pursuant to an Option Agreement.

“Participant” means an eligible employee (as described in Section 5 hereof) who accepts an Award for a Stock Option, a Stock Appreciation Right, Restricted Stock, Performance Units, or any one or more of the foregoing (as described in Sections 7, 8, 9 and 10 hereof).

“Performance Goals” means the objective criteria established by the Committee from time to time in accordance with Section 11 hereof and upon which the performance of a Participant during a Performance Period is to be measured for purposes of determining the extent to which an Award has been earned.

“Performance Period” means the measuring period for determining whether Awards have been earned.

“Performance Unit Agreement” means the written agreement between the Company and a Participant confirming the Performance Unit Award and setting forth the terms and conditions of such Award.

“Performance Unit Award” means an Award under Section 10 hereof.

“Plan” means the People’s United Financial, Inc. 2008 Long-Term Incentive Plan, as set forth herein and as hereinafter amended from time to time.

“Restricted Stock Agreement” means the written agreement between the Company and a Participant confirming the Restricted Stock Award and setting forth the terms and conditions of such restrictions.

“Restricted Stock” means an Award under Section 9 hereof.

“Restriction Period” means the period determined by the Committee during which restrictions shall be applicable to Restricted Stock.

“Retirement” (and terms substantially equivalent thereto) means the termination of an employee’s employment at or after age 65.

“SAR Agreement” means the written agreement between the Company and a Participant confirming the grant of Stock Appreciation Rights not granted in connection with Stock Options, and setting forth the terms and conditions upon which it may be exercised, as described in Section 8(b) hereof.

“SEC” means the Securities and Exchange Commission or any successor agency thereto.

“Stock” means the Common Stock of the Company, par value $0.01 per share.

“Stock Appreciation Right” means a right granted under Section 8 hereof.

“Stock Option” or “Option” means an option granted under Section 7 hereof.

“Subsidiary” means any corporation or other legal entity in which the Company owns, directly or indirectly through one or more other Subsidiaries, at least 50% of the total combined voting power of all classes of stock or other equity interests.

“termination for Cause” (and terms substantially equivalent thereto) means a termination of employment by reason of an employee’s act of dishonesty, moral turpitude, insubordination, or an intentional or grossly negligent act detrimental to the interests of the Company, or of any Subsidiary.

§3. Administration. The Plan shall be administered by the Committee or such other committee of the Board that is designated and empowered to perform the functions of the Committee, and in either case, composed of not fewer than two Non-Employee Directors of the Company. In particular, the Committee shall have the authority, subject to the terms of the Plan, to select the officers and other key employees to whom Awards may from time to time be granted, to determine whether and to what extent Incentive Stock Options, Non-Statutory Stock Options, Stock Appreciation Rights, Restricted Stock Awards, or Performance Unit Awards, or any combination thereof are to be granted, and to determine the terms and conditions of all such grants. The Committee shall supervise and administer the Plan and shall have plenary powers and authority to adopt, amend and rescind such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan and the Awards, including rules with respect to limiting the use of shares of Common Stock of the Company in full or part payment of the Option Price of Stock Options and in full or part payment of any applicable withholding taxes, and generally to conduct and administer the Plan and to make all determinations in connection therewith as may be necessary or advisable. Any questions of interpretation of the Plan, any Awards issued under it, or any such rules and regulations, shall be determined by the Committee, and such determinations shall be binding and conclusive for all purposes and upon all persons. The Committee may delegate some or all of its authority under the Plan as the Committee deems appropriate; provided, however, that no such delegation may be made that would (i) cause Awards under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or (ii) cause any Award to cease to qualify for exemption from the deduction limitations under Section 162(m) of the Code.

§4. Types of Awards. The Committee shall have full and complete authority, in its discretion, subject to the provisions of the Plan, to grant Awards consisting of any one or a combination of Incentive Stock Options (as provided in Section 7 hereof); Non-Statutory Stock Options (as provided in Section 7 hereof); Stock Appreciation Rights (as provided in Section 8 hereof); Restricted Stock (as provided in Section 9 hereof); and Performance Units (as provided in Section 10 hereof).

§5. Eligibility. Officers and other key employees of the Company and any Subsidiaries (but excluding members of the Committee and any person who serves only as a director of the Company and/or any one more of its Subsidiaries) are eligible to be granted Awards under the Plan. The employees who shall receive Awards under the Plan shall be selected from time to time by the Committee in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the size and form of each Award to be granted to each such employee selected.

§6. Stock Subject to Plan. The total number of shares of Stock reserved and available for distribution pursuant to Awards under the Plan, subject to adjustment as provided in Section 13 hereof, shall be ten million (10,000,000) shares. Subject to the foregoing and to adjustment as provided in Section 13 hereof, the maximum aggregate number of shares of Stock that may be issued pursuant to awards of Restricted Stock and/or issued in payment of the value of Performance Units shall be four million (4,000,000). Shares reserved and available for distribution pursuant to Awards under the Plan may consist, in whole or in part, of authorized and unissued shares or issued shares reacquired by the Company and currently or hereafter held as treasury shares, as the Committee may from time to time determine. Shares attributable to any Award made under the Plan in the form of a Stock Option or Restricted Stock shall be unavailable for future grants so long as the Award remains outstanding, or following the exercise or deemed exercise of any Award made in the form of a Stock Option or the vesting of any Award made in the form of Restricted Stock, to the extent of such exercise, deemed exercise, or vesting (as the case may be). If any Award made in the form of a Stock Option remains unexercised in whole or in part at the expiration thereof or is terminated unexercised in whole or in part, or if any Award made in the form of Restricted Stock is forfeited in whole or in part prior to the vesting of such Award, then in each case the shares attributable to such Award shall be available for future grants under the Plan to the extent such Award was not exercised or was forfeited (as the case may be). Notwithstanding the foregoing, if a Stock Appreciation Right granted in conjunction with a Stock Option is exercised, such Stock Option shall be deemed to have been exercised for purposes of determining whether the shares attributable to such Stock Option shall be available for future grants under the Plan. The maximum number of shares that may be made the subject of all Awards to any Participant in any calendar year, whether in the form of Stock Options, Stock Appreciation Rights, Restricted Stock or any combination thereof, is two million five hundred thousand (2,500,000) shares, subject to adjustment as provided in Section 13 hereof.

§7. Stock Options. The Committee may, from time to time, grant Stock Options, alone or in addition to other Awards granted under the Plan. The two types of Stock Options that may be granted are Incentive Stock Options and Non-Statutory Stock Options, which may be granted by the Committee to eligible employees (as described in Section 5 hereof) severally or together (in each case, with or without Stock Appreciation Rights). If any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a Non-Statutory Stock Option as provided in this Section 7. Stock Options granted under the Plan shall be subject to the following terms and conditions, and may contain such additional terms and conditions as the Committee shall deem desirable.

(a) Grant Date. The grant of a Stock Option shall occur on the date the Committee, by resolution, (i) selects an eligible employee as grantee, (ii) determines the number of Stock Options granted to such employee, and (iii) specifies the terms and conditions of the Option Agreement. In no event may the Committee grant a Stock Option later than 10 years after the earlier of (x) the initial date of adoption of the Plan, and (y) the date the Plan is initially approved by the shareholders of the Company.

(b) Option Agreement. Each Stock Option shall be evidenced by an Option Agreement, and the terms and provisions of each Option Agreement may differ. Each Option Agreement shall indicate on its face whether it is an agreement for Incentive Stock Options or Non-Statutory Stock Options. If Stock Appreciation Rights are granted in connection with the grant of Stock Options, the Option Agreement shall also evidence the grant of the related Stock Appreciation Rights.

(c) Interpretation. Notwithstanding any terms of the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered to disqualify the Plan under Section 422 of the Code.

(d) Price. The Option Price for each share of Stock purchasable under a Stock Option shall be an amount equal to the Fair Market Value of each share of the Stock on the date of grant, or such higher price as the Committee shall determine on or prior to such date; however, the Option Price per share of Stock to an eligible employee who owns Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company shall be an amount not less than 110% of the Fair Market Value of the Stock on the date the Incentive Stock Option is granted. Except as provided in Section 13, without the affirmative vote of holders of a majority of the Stock cast in person or by proxy at a meeting of shareholders of the Company at which a quorum representing a majority of all outstanding Stock is present or represented by proxy, neither the Committee nor the Board shall approve a program providing for either (a) the cancellation of outstanding Stock Options and the grant in substitution therefor of any new awards, including specifically any new Stock Options having a lower Option Price, or (b) the amendment of outstanding Stock Options to reduce the Option Price thereof.

(e) Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option (whether an Incentive Stock Option or a Non-Statutory Stock Option) shall be exercisable more than 10 years after the date the Stock Option is granted; however, no Incentive Stock Option granted to an eligible employee who owns Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company shall be exercisable more than 5 years after the date the Stock Option is granted.

(f) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that except as provided in Sections 7(i), 12, 13, 14 and 16 hereof and unless otherwise determined by the Committee, no Stock Option shall be exercisable prior to the first anniversary date of the date of grant of such Stock Option. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.

(g) Method of Exercise. Subject to the provisions of this Section 7, Stock Options may be exercised, in whole or in part, at any time during the Option term by the Participant’s giving written notice of exercise to the Company specifying the number of shares to be purchased. If a Participant wishes to exercise an Incentive Stock Option or to sell shares of Stock acquired upon the exercise of an Incentive Stock Option in a manner or within a time period that would make the Incentive Stock Option a Non-Statutory Stock Option, the Participant shall specifically notify the Company of that fact in such notice or when such transaction occurs. Such notice shall be accompanied by payment in full of the Option Price by cash, certified or bank check, or such other form of payment as may be lawful consideration for capital stock and as the Company may accept. With the consent of the Committee, payment in full or in part may also be made in the form of Stock already owned by the Participant or Restricted Stock (based on the Fair Market Value of such Stock on the date the Stock Option is exercised), the share certificates for which shall be endorsed in blank or accompanied by duly executed stock powers with signatures guaranteed by a broker-dealer firm that is a member of a national securities exchange or a commercial bank or trust company (unless such signature guaranty is waived by the Company). The Committee may determine whether any restrictions shall be applicable to any shares received if payment of the Option Price for a Stock Option is made, in whole or in part, in the form of Restricted Stock, and, if any restrictions are so imposed, the terms of such restrictions. With the consent of the Committee, a Participant may elect to pay the exercise price for a Stock Option by authorizing a broker to sell shares of Stock (or a sufficient portion of the shares of Stock) acquired by the Participant upon exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the exercise price for the Stock Option and satisfy all tax withholding obligations resulting from such exercise. The Company shall have the authority to delay the issuance of any shares of Stock pursuant to the exercise of Stock Options until full payment therefor has been made, which includes the satisfaction of any withholding tax obligations related thereto.

(h) Transferability, Assignability. Except as otherwise provided by the Committee, Stock Options shall not be transferable by the Participant other than by will or by the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant for his or her individual account; or, in the event of his or her legal incapacity, by his or her legal representative; or, in the event of his or her Disability, by the Participant or his or her legal representative (as the case may be).

(i) Incentive Stock Option Limitations. To the extent required for “incentive stock option” status under Section 422 of the Code, the Committee is authorized to limit the aggregate Fair Market Value of the Stock (determined as of the date of grant) with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of any subsidiary or parent corporation (within the meaning of Section 424 of the Code). The Committee is authorized to provide at grant that, to the extent permitted under Section 422 of the Code, if an employee’s employment with the Company is terminated by reason of death, Disability or Retirement and the portion of any Incentive Stock Option that is otherwise exercisable during the post-termination period specified in Section 14 hereof applied without regard to this Section 7, is greater than the portion of such Option that is exercisable as an “incentive stock option” during such post-termination period under Section 422, such post-termination period shall automatically be extended (but not beyond the original option term) to the extent necessary to permit the Participant to exercise such Incentive Stock Option (either as an Incentive Stock Option or, if exercised after the expiration periods that apply for the purposes of Section 422, as a Non-Statutory Stock Option).

§8. Stock Appreciation Rights. The Committee may, from time to time and on such terms and conditions as it deems appropriate, grant Stock Appreciation Rights in connection with all or any part of a Stock Option granted under this Plan or in a separate Award. The grant of a Stock Appreciation Right shall occur on the date the Committee, by resolution, (i) selects an eligible employee or grantee, (ii) determines the number of Stock

Appreciation Rights granted to such employee, and (iii) specifies the terms and conditions of the Award. In no event may the Committee grant a Stock Appreciation Right later than 10 years after the earlier of (x) the initial date of adoption of the Plan, and (y) the date the Plan is initially approved by the shareholders of the Company.

(a) Granted in Connection with Options. The following provisions apply to all Stock Appreciation Rights that are granted in connection with Stock Options:

(i) Grant and Exercise. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Non-Statutory Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right, or the applicable portion thereof granted with respect to a Stock Option, shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option. Unless otherwise determined by the Committee at the time of grant, a Stock Appreciation Right granted with respect to less than the full number of shares the subject of a related Stock Option shall not be reduced until the number of shares the subject of an exercise or termination of the related Stock Option exceeds the number of shares that are not the subject of the Stock Appreciation Right. A Stock Appreciation Right may be exercised by a Participant by his or her surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in Section 8(a)(ii) hereof. Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

(ii) Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash or shares of Stock (or any combination of both), as determined by the Committee in its discretion, equal in value to the excess of (x) the Fair Market Value of one share of Stock on the exercise date, over (y) the Option Price specified in the related Stock Option, multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised. The Committee may determine the form of payment. A Stock Appreciation Right may only be exercised when the Fair Market Value of Stock exceeds the Option Price specified in the related Stock Option. Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Stock Option would be transferable under the Plan. Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 6 hereof on the number of shares issued under the Stock Appreciation Right at the time of exercise, based on the value of the Stock Appreciation Right at the time of exercise. Upon the termination of the Participant’s employment for any reason, he or she may exercise any Stock Appreciation Rights held by him or her on the same terms and conditions as the related Option.

(b) Not Granted in Connection with Options. All Stock Appreciation Rights that are not granted in connection with Stock Options shall be evidenced by a SAR Agreement, and the terms and provisions of each SAR Agreement may differ. In addition, the following provisions apply to all Stock Appreciation Rights that are not granted in connection with Stock Options:

(i) Term. The term of each Stock Appreciation Right shall be fixed by the Committee, but no Stock Appreciation Right shall be exercisable more than 10 years after it is granted.

(ii) Exercisability. Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Appreciation Right Award is exercisable only in installments, the Committee may at any time waive any such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. Subject to such terms and conditions, Stock Appreciation Rights may be exercised, in whole or in part, at any time during their term by the Participant’s giving written notice of exercise to the Company specifying the number of Stock Appreciation Rights to be exercised. Upon the exercise of a Stock Appreciation Right in accordance with its terms, a Participant shall be entitled to receive an amount in cash or shares of Stock (or any combination of both), as determined by the Committee in its discretion, equal in value to (x) the excess of the Fair Market Value of one share of Stock on the exercise date, over (y) the Fair Market Value of one share of Stock on the date of grant of the Stock Appreciation Right, multiplied by the number of shares of Stock in respect of which the Stock Appreciation Right shall have been exercised. The Committee may determine the form of payment. Any shares of Stock issued upon the exercise of a Stock Appreciation Right shall be valued at their Fair Market Value on the date of exercise.

(iii) Transferability; Assignability. Except as otherwise provided by the Committee, Stock Appreciation Right shall not be transferable by the Participant other than by will or by the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant for his or her individual account, or, in the event of his or her legal incapacity, by his or her legal representative; or, in the event of his or her Disability, by the Participant or his or her legal representative (as the case may be).

§9. Restricted Stock Awards. The Committee may, from time to time, grant Restricted Stock Awards under the Plan, subject to the following terms and conditions and such other terms and conditions as the Committee, in its discretion, may establish.

(a) Administration. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall select the officers and key employees to whom and the date or dates upon which grants of Restricted Stock will be made, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture, the events or conditions of forfeiture, and such other terms and conditions as the Committee shall determine. The Committee may, before or at the time of grant, designate certain Awards of Restricted Stock as “Performance-Based Awards”, in which case the Committee shall condition the grant of such Performance-Based Restricted Stock upon the attainment of specified Performance Goals established by the Committee in writing, no later than the 90th day of the Performance Period to which the Performance Goals shall apply. Performance Periods shall not be shorter than one year. Other terms, conditions and restrictions of such Awards shall be set forth in an agreement or agreements between the Company and the Participant. The provisions of Restricted Stock Awards need not be the same with respect to each recipient. Each Restricted Stock Award shall be evidenced by a Restricted Stock Agreement.

(b) Certificates. Each Participant receiving a Restricted Stock Award shall be issued a certificate representing such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant. The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Restricted Stock Award, the Participant shall have delivered to the Company upon receipt of such Award, a duly executed stock power, endorsed in blank, with signatures guaranteed by a broker-dealer firm that is a member of a national securities exchange or a commercial bank or trust company (unless such guaranty is waived by the Company), relating to the Stock made the subject of such Restricted Stock Award.

(c) Terms and Conditions. Each grant of a Restricted Stock Award shall be subject to the following terms and conditions, in addition to such other terms and conditions as the Committee may determine:

(i) Subject to the provisions of the Plan and the Restricted Stock Agreement, during the period determined by the Committee (the “Restriction Period”), except as otherwise provided by the Committee, the Participant shall not be permitted to sell, assign, transfer, pledge, hypothecate or otherwise dispose of or encumber any shares of Restricted Stock. The Committee may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, performance and such other factors or criteria as the Committee may determine.

(ii) Except as otherwise provided in this Section 9(c)(ii) and Section 9(c)(i), the Participant shall have, with respect to his or her shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends shall be automatically deferred and reinvested in additional Restricted Stock and dividends payable in Stock shall be paid in the form of shares of Restricted Stock.

(d) Performance-Based Restricted Stock Award. Restricted Stock Awards may be designated as Performance-Based by the Committee before or at the time of grant based upon the Committee’s determination that (i) the recipient is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the fiscal year in which the Company would expect to be able to claim a tax deduction with respect to such Award, and (ii) the Committee wishes the Restricted Stock Award to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code.

(e) Book-Entry Shares. In the event the Committee authorizes the issuance pursuant to this Plan of shares of Restricted Stock in book-entry (uncertificated) form, all references herein to the delivery of stock certificates shall be inapplicable. The Company’s transfer agent shall keep appropriate records indicating the number of shares of Restricted Stock owned by each person to whom shares are issued pursuant to this Plan, the restrictions applicable to such shares of Restricted Stock and the duration thereof, and other relevant information. Upon the lapse of all restrictions applicable to shares of Restricted Stock, the transfer agent shall effect delivery of such shares by adjusting its records to reflect the lapse of such restrictions, and by notifying the Participant in whose name such shares were issued that such restrictions have lapsed.

§10. Performance Unit Awards. The Committee shall, from time to time, in its discretion, set Performance Goals and grant Awards to eligible employees (as defined in Section 5 hereof) in the form of Performance Units, provided that the Performance Goals are established in writing, no later than the 90th day of the Performance Period to which the Performance Goals shall apply. The extent to which an Award has been earned shall be determined following completion of the applicable Performance Period, based upon the attainment of the Performance Goals set with respect to that Award. Performance Periods shall not be shorter than one year.

(a) Administration. Performance Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall select the officers and key employees to whom and the time or times at which Performance Units shall be awarded and any other terms and conditions of the Award. The Committee shall determine the nature, duration, and starting date of the Performance Period and shall determine the performance objectives to be used in valuing Performance Units and determining the extent to which Performance Units have been earned. The provisions of Performance Units Awards need not be the same with respect to each recipient, and Performance Goals may vary among Participants and groups of Participants.

(b) Performance Period. Except as provided in Section 10(c)(iii) hereof, a Participant shall be entitled to payment of Performance Units pursuant to Section 10 hereof only if the Participant is employed with the Company for a period of time to be determined by the Committee, but such period of time in no event shall be less than one year from the date of grant of the Award. Performance Periods may overlap and Participants may simultaneously participate with respect to Performance Unit Awards that are subject to different performance factors and criteria.

(c) Terms and Conditions. Performance Unit Awards shall be subject to the following terms and conditions, in addition to any other terms and conditions the Committee may determine:

(i) Not more than 90 days after the commencement of the Performance Period, the Committee shall establish such performance targets and indicators as shall enable the Committee to calculate the percentage of a Performance Unit to be paid to a Participant based upon the extent to which such Performance Unit has been earned. The Committee shall determine the value for each Performance Unit based upon the Company’s audited financial statements for the year immediately preceding the year during which the Performance Units are to be paid out. Payment of the value of the Performance Units shall be made in cash or whole shares of Stock, including Restricted Stock, or any combination thereof, and in a lump sum or in annual installments, as the Committee may determine. The Committee may adjust the performance targets and indicators and measurements applicable to Performance Unit Awards to take into account changes in law, accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances.

(ii) Subject to the provisions of the Plan and the Performance Unit Award Agreement, except as otherwise provided by the Committee, Performance Unit Awards may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of.

(iii) Based on such factors or criteria as the Committee may determine, the Committee may shorten the Performance Period or declare any Performance Units immediately payable in such amounts as the Committee may determine whenever it decides in its absolute discretion that such action is in the interests of the Company and equitable to the Participants, or in the event of hardship or other special circumstances of a Participant whose employment is terminated (other than for Cause).

(iv) Each Performance Unit Award shall be confirmed by and be subject to the terms of a Performance Unit Award Agreement.

(v) The maximum amount, including the Fair Market Value of any Stock, that may be paid to any Participant in any calendar year with respect to Performance Unit Awards is $5 million.

§11. Performance Goals. Performance Goal(s) applicable to a Performance Period shall identify one or more business criteria to be monitored during the Performance Period. Such business criteria shall be established on a Company-specific basis or in comparison with peer group performance based on one or more of the following: earnings before interest and taxes, net earnings, earnings per share, return on equity, return on assets, stock price appreciation and total return to stockholders. The Committee shall determine the level(s) of performance that must be achieved with respect to each criterion that is identified in a Performance Goal in order for a Performance Goal to be treated as attained in whole or in part. The Committee may base Performance Goal(s) on one or more of the foregoing business criteria. If Performance Goal(s) are based on more than one business criterion, the Committee may determine to make a grant of an Award upon attainment of the Performance Goal(s) relating to any one or more of the criteria. The Committee may not adjust Performance Goals or Performance Periods established for any Award to the extent such adjustment would increase the amount of the Award; however, the Committee shall retain the discretion to decrease Awards. The Committee shall certify in writing before payment of the amounts payable under the Restricted Stock Awards and Performance Unit Awards that the Performance Goals and any other material terms were in fact satisfied. Certification by the Committee is not required for amounts payable that are attributable solely to the increase in the value of Stock.

§12. Change of Control. In the event of a Change of Control of the Company (as defined in Section 12(a) hereof), notwithstanding any provisions to the contrary in the Plan or in any agreements evidencing the grant of Awards, (i) any Stock Options and Stock Appreciation Rights outstanding on the date a Change of Control is deemed to have occurred shall immediately become fully exercisable; (ii) the restrictions applicable to any Restricted Stock shall lapse and such Restricted Stock shall immediately become fully vested; and (iii) any outstanding Performance Unit Awards shall be vested and paid out in accordance with the time ratio set forth in Section 14(f) hereof. All outstanding Stock Options, Stock Appreciation Rights, and Restricted Stock shall be redeemable for cash, unless otherwise determined by the Committee on or after the date of grant, with the value of shares of Stock being deemed equivalent to their Fair Market Value determined as of the date specified in Section 12(b) hereof, as of the date of such Change of Control, or as of such other date as the Committee may determine prior to the date of such Change of Control.

(a) Definition. A Change of Control shall be deemed to have occurred at any time that a person (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Company or any Subsidiary becomes the “beneficial owner” (as defined in the Exchange Act) directly or indirectly of securities of the Company representing a majority of the total voting power of the Company’s then outstanding voting securities.

(b) Valuation Date. Upon the occurrence of a Change of Control of the Company, the valuation date to be used in determining the Fair Market Value of shares of Stock shall be the date immediately preceding the date upon which such Change of Control shall have occurred.

§ 13. Reorganizations and Recapitalizations of the Company. Unless the Committee, in its discretion, shall otherwise provide to the contrary in any agreement, the following terms apply to adjustments, reorganizations, recapitalizations, and other changes in the structure of the Company:

(a) The existence of the Plan and Awards granted thereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) The shares with respect to which Options or Stock Appreciation Rights (or both) may be granted hereunder are shares of Stock as currently constituted, but if, and whenever, prior to the delivery by the Company of all of the shares of Stock that are the subject of Stock Options or Stock Appreciation Rights (or both) granted pursuant to the Plan, the Company shall effect a subdivision or combination of shares or other capital adjustment, the payment of a stock dividend or other increase or reduction in the number of shares of Stock outstanding without receiving consideration therefor in money, services or property, the number of shares of Stock available under the Plan and the number of shares of Stock with respect to which Stock Options or Stock Appreciation Rights (or both) granted hereunder may thereafter be exercised shall (i) in the event of an increase in the number of shares of Stock, be proportionately increased, and the Option Price payable per share shall be proportionately reduced; and (ii) in the event of a reduction in the number of shares of Stock, be proportionately reduced, and the Option Price payable per share shall be proportionately increased. The restrictions set forth in Section 6 hereof on the number of shares that may be made the subject of an Award to a Participant in a single calendar year shall likewise be proportionately increased or decreased (as the case may be) upon the occurrence of any event of a type described in this subsection (b).

(c) If the Company is reorganized, or merged into or consolidated with another corporation, or if the Company sells or otherwise disposes of substantially all of its assets to another corporation, or if 20% or more of all classes of outstanding capital stock of the Company ordinarily entitled to vote in the election of directors is acquired by another corporation in exchange for stock or other securities of such other corporation and while unexercised Options remain outstanding under the Plan, subject to the provisions of Section 12 hereof, the Committee may authorize an agreement between the Company and such other corporation providing that there shall be substituted for the shares subject to the unexercised portions of such outstanding Options an appropriate number of shares, if any, of each class of stock or other securities of the reorganized, merged, consolidated or acquiring corporation that were distributed or issued to the shareholders of the Company in respect of their shares of Stock; and in the case of any merger or consolidation in which the Company is not the surviving corporation, or any sale or other disposition of substantially all of the assets of the Company to another corporation, or the acquisition of 20% or more of all classes of the outstanding capital stock of the Company ordinarily entitled to vote in the election of directors by another corporation and in exchange for stock or other securities of such other corporation, the Committee may accelerate unmatured installments of Stock Options or Stock Appreciation Rights (or both).

§ 14. Termination of Employment. Subject to the provisions of Sections 7, 8, 9 and 10, the following terms shall apply to Awards with respect to a Participant’s termination of employment.

(a) Termination by Death. If a Participant’s employment terminates by reason of his or her death, any Stock Option or Stock Appreciation Right held by such Participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Committee may determine, until the expiration of the stated term of such Stock Option or Stock Appreciation Right, or for such period following the Participant’s death as may be specified in the applicable Option Agreement or SAR Agreement, whichever period is shorter.

(b) Termination by Reason of Disability. If a Participant’s employment terminates by reason of his or her Disability, any Stock Option or Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination or on such accelerated basis as the Committee may determine, until the expiration of the stated term of such Stock Option or Stock Appreciation Right, or for such period following termination of employment by reason of the Participant’s Disability as may be specified in the applicable Option Agreement or SAR Agreement, whichever period is shorter. The period during which the Stock Option or Stock Appreciation Right may be exercised following termination by reason of Disability pursuant to this subsection (b) shall not be affected by the subsequent death of the Participant. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option shall thereafter be treated as a Non-Statutory Stock Option.

(c) Termination by Reason of Retirement. If a Participant’s employment terminates by reason of Retirement, any Stock Option or Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Retirement or on such accelerated basis as the Committee may determine, until the expiration of the stated term of such Stock Option or Stock Appreciation Right, or for such period following termination of employment by reason of the Participant’s Retirement as may be specified in the applicable Option Agreement or SAR Agreement, whichever period is shorter. The period during which the Stock Option or Stock Appreciation Right may be exercised following termination by reason of Retirement pursuant to this subsection (c) shall not be affected by the subsequent death of the Participant. In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Statutory Stock Option.

(d) Other Termination. Unless otherwise determined by the Committee, if a Participant’s employment terminates for any reason other than death, Disability, or Retirement, each Stock Option and Stock Appreciation Right shall immediately terminate, except that such Stock Option or Stock Appreciation Right, to the extent then exercisable, may be exercised for the lesser of 3 months or the balance of its term if the Participant’s employment is terminated for reasons other than for Cause by the Company or a Subsidiary (whichever is then the Participant’s employer).

(e) Effect of Termination of Employment on Restricted Stock Awards. Except to the extent otherwise provided in the applicable Restricted Stock Agreement and Section 9(c)(i) hereof, upon termination of a Participant’s employment for any reason during the Restriction Period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant. In the event of hardship or other special circumstances affecting a Participant whose employment is involuntarily terminated (other than for Cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Participant’s shares of Restricted Stock.

(f) Effect of Termination of Employment on Performance Unit Awards. Except to the extent otherwise provided in Section 10(c)(iii) hereof, Performance Units shall have no value if the Participant is not an employee of the Company at the end of the Performance Period for which the Performance Unit was granted. In the event of the death, Disability, Retirement, or termination of the Participant’s employment for reasons other than Cause, the Committee may, at its discretion, direct prorated payments based upon (x) the number of full calendar months between the date of grant of the Award and the date of termination of employment, divided by, (y) the total number of months in the Performance Period.

§15. Withholding Taxes. No later than the date as of which an amount first becomes includible in the gross income for federal income tax purposes of a Participant with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Stock, including Stock that is part of the Award giving rise to the withholding requirement. Such Stock shall be valued at its Fair Market Value on the date when taxes otherwise would be withheld in cash. The obligations of the Company under the Plan may be conditioned on such payment or arrangements, and the Company and any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. Until such taxes have been paid or arrangements satisfactory to the Company for their payment have been made, no share certificates shall be issued or cash shall be paid with respect to an Award.

§16. Amendments and Termination. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made that would impair the rights of a Participant under a Stock Option, a Stock Appreciation Right Agreement, or an agreement for a Restricted Stock Award or Performance Unit Award theretofore granted, without such Participant’s consent or which, without the approval of the Company’s shareholders, would:

(a) except as expressly provided in the Plan, increase the total number of shares reserved for the purpose of the Plan;

(b) except as expressly provided in the Plan, decrease the Option Price of any Stock Option to less than the Fair Market Value on the date of grant;

(c) change the class of employees eligible to participate in the Plan; or

(d) extend the maximum option period with respect to Incentive Stock Options under Section 7(e) or the maximum exercise period under Section 7(f) hereof.

The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of a Participant without such Participant’s consent. Subject to the restrictions contained in Section 7(d), the Committee may also substitute new Stock Options for previously granted Stock Options, including previously granted Stock Options having higher Option Prices. Subject to the provisions set forth in this Section 16, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, to make Awards comply as “performance-based compensation” as defined in Section 162(m) of the Code, to comply with rules exempting certain transactions under the Plan from Section 16(b) of the Exchange Act, and to take into account other developments.

§17. Effective Date. The Plan shall be effective and Awards may be granted thereunder, immediately upon its approval by the shareholders of the Company in accordance with the provisions of applicable law and the Certificate of Incorporation and Bylaws of the Company.

§18. General Provisions. The following general provisions shall apply to the Plan:

(a) The Plan and all Awards granted and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Connecticut.

(b) Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting other or additional compensation arrangements for its employees.

(c) Adoption of the Plan shall not confer upon any employee any right to continued employment nor shall it interfere in any way with the right of the Company or any Subsidiary, to terminate the employment of any of its employees at any time.

(d) The reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Stock are available under Section 6 hereof for such reinvestment (taking into account then outstanding Stock Options and other Awards).

(e) The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid.

-ooo00ooo-

EXHIBIT B

Proposed Amendments to 2007 Recognition and Retention Plan

Sections 2.23, 6.8(b) and 7.1 of the 2007 Recognition and Retention Plan are proposed to be amended by substituting the following in lieu of the language currently appearing in each such section:

Section 2.23 (as amended):

Retirement means (a) in the case of an Eligible Employee, termination of all service for all Employers as an employee at or after age 65, and (b) in the case of an Eligible Director who is a member of an Employer’s board of directors, termination of all service for all Employers as a voting member of the Employer’s board of directors after the attainment of the latest age at which the Eligible Director is eligible for election or appointment as a voting member of the Employer’s board of directors under the Employer’s charter or by-laws, and (c) in the case of an Eligible Director who is a member of an advisory board of an Employer but is not a member of an Employer’s board of directors, termination of service as a member of the Employer’s advisory board. In the case of any individual who comes within the scope of more than one of subsections (a) through (c) of the foregoing sentence, Retirement shall be deemed to have occurred at the earliest possible date.

Section 6.8(b) (as amended):

(b) No Award granted under the Plan shall become vested more rapidly than under the following schedule unless, subject to restrictions contained in the OTS Regulations, a different vesting schedule is established by the Committee and specified in the agreement evidencing the Award:

(i) prior to the first anniversary of the grant date, no part of any Award shall be vested in the absence of the death, Retirement or Disability of the Award recipient or upon a Change of Control;

(ii) on and after the first anniversary of the grant date and prior to the second anniversary of the grant date, an Award will be vested as to a maximum of twenty percent (20%) of the Shares subject to the Award when granted in the absence of the death, Retirement or Disability of the Award recipient or upon a Change of Control;

(iii) on and after the second anniversary of the grant date and prior to the third anniversary of the grant date, an Award may be vested as to a maximum of forty percent (40%) of the Shares subject to the Award when granted in the absence of the death, Retirement or Disability of the Award recipient or upon a Change of Control;

(iv) on and after the third anniversary of the grant date and prior to the fourth anniversary of the grant date, an Award may be vested as to a maximum of sixty percent (60%) of the Shares subject to the Award when granted in the absence of the death, Retirement or Disability of the Award recipient or upon a Change of Control;

(v) on and after the fourth anniversary of the grant date and prior to the fifth anniversary of the grant date, an Award may be vested as to a maximum of eighty percent (80%) of the Shares subject to the Award when granted in the absence of the death, Retirement or Disability of the Award recipient or upon a Change of Control; and

(vi) on and after the fifth anniversary of the grant date, the Award may be vested as to one hundred percent (100%) of the Shares subject to the Award when granted; and

an Award may become fully vested on the date of the Award holder’s death, Retirement, Disability or upon a Change of Control without regard to the time expired from and after the Effective Date and the grant date.

Section 7.1 (as amended):

Vesting of Awards.

Subject to the terms and conditions of the Plan, unless otherwise determined by the Committee and specified in the Award Notice relating to an Award, Shares subject to each Award granted to an Eligible Director or Eligible Employee under the Plan shall become vested as follows: (i) twenty percent (20%) of such Shares shall become vested on the first anniversary of the date of grant; (ii) an additional twenty percent (20%) of such Shares shall become vested on the second anniversary of the date of grant; (iii) an additional twenty percent (20%) of such Shares shall become vested on the third anniversary of the date of grant; (iv) an additional twenty percent (20%) of such Shares shall become vested on the fourth anniversary of the date of grant; (v) an additional twenty percent (20%) of such Shares shall become vested on the fifth anniversary of the date of grant; provided that to the extent that any Award shall not have become vested prior to the date on which the Award holder terminates Service with an Employer such Award shall not thereafter become vested and provided, further, an Award shall become 100% vested upon the Award recipient’s death, Retirement, Disability or upon the occurrence of a Change of Control while in the Service of an Employer.

EXHIBIT C

Proposed Amendments to 2007 Stock Option Plan

Sections 2.25 and 5.5(b) of the 2007 Stock Option Plan are proposed to be amended by substituting the following in lieu of the language currently appearing in each such section:

Section 2.25 (as amended):

Retirement means (a) in the case of an Eligible Employee, termination of all service for all Employers as an employee at or after age 65, and (b) in the case of an Eligible Director who is a member of an Employer’s board of directors, termination of all service for all Employers as a voting member of the Employer’s board of directors after the attainment of the latest age at which the Eligible Director is eligible for election or appointment as a voting member of the Employer’s board of directors under the Employer’s charter or by-laws, and (c) in the case of an Eligible Director who is a member of an advisory board of an Employer but is not a member of an Employer’s board of directors, termination of service as a member of the Employer’s advisory board. In the case of any individual who comes within the scope of more than one of subsections (a) through (c) of the foregoing sentence, Retirement shall be deemed to have occurred at the earliest possible date.

Section 5.5(b) (as amended):

(b) each Option granted to an Eligible Employee or Eligible Director shall become exercisable no more rapidly than as follows:

(i) prior to the first anniversary of the grant date, an Option shall not be exercisable;

(ii) on and after the first anniversary, but prior to the second anniversary, of the grant date, an Option may be exercised as to a maximum of twenty percent (20%) of the Shares subject to the Option when granted;

(iii) on and after the second anniversary, but prior to the third anniversary, of the grant date, an Option may be exercised as to a maximum of forty percent (40%) of the Shares subject to the Option when granted, including in such forty percent (40%) any optioned Shares purchased prior to such second anniversary;

(iv) on and after the third anniversary, but prior to the fourth anniversary, of the grant date, an Option may be exercised as to a maximum of sixty percent (60%) of the Shares subject to the Option when granted, including in such sixty percent (60%) any optioned Shares purchased prior to such third anniversary;

(v) on and after the fourth anniversary, but prior to the fifth anniversary, of the grant date, an Option may be exercised as to a maximum of eighty percent (80%) of the Shares subject to the Option when granted, including in such eighty percent (80%) any optioned Shares purchased prior to such fourth anniversary; and

(vi) on and after the fifth anniversary of the grant date and for the remainder of the Option Period, an Option may be exercised as to the entire number of optioned Shares not theretofore purchased;

to the extent that any Option shall not have become exercisable and vested prior to the date on which the Option holder terminates Service with an Employer, such Option shall not thereafter become exercisable provided, however, that such an Option shall become fully exercisable, and all optioned Shares not previously purchased shall become available for purchase, on the date of the Option holder’s death, Retirement, Disability or upon a Change of Control while in the Service of an Employer. Notwithstanding anything in the Plan to the contrary, section 5.5(b) shall apply in determining the exercisability of Options only if, subject to restrictions contained in the OTS Regulations, no different vesting schedule is established by the Committee and specified in the agreement evidencing the outstanding Option.

REVOCABLE PROXY THE BOARD OF DIRECTORS recommends a vote FOR the election of each nominee for director listed below and FOR Proposal Nos. 2, 3, 4 and 5.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	For All Nominees	Withheld For All Nominees
PROPOSAL NO. 1 - Election of Directors	☐	☐	PROPOSAL NO. 2 -	Adoption of the People’s United Financial, Inc. 2008 Long-Term Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominees (01) Collin P. Baron (02) Richard M. Hoyt (03) Philip R. Sherringham			PROPOSAL NO. 3 -	Amendment of the People’s United Financial, Inc. 2007 Recognition and Retention Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

			PROPOSAL NO. 4 -	Amendment of the People’s United Financial, Inc. 2007 Stock Option Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Withheld for (Write nominee’s name(s) in the space below): ______________________________________________			PROPOSAL NO. 5 -	Ratification of KPMG LLP as independent auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

				I plan to attend the meeting			☐
PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE

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Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/pbct Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect®

at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement

on the Internet at http://bnymellon.mobular.net/bnymellon/pbct

REVOCABLE PROXY

PEOPLE’S UNITED FINANCIAL, INC.

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Shareholders, April 17, 2008

The undersigned hereby appoints Eunice S. Groark, Janet M. Hansen and James A. Thomas, or any two of them, and their respective substitutes or delegates, as proxies to represent and to vote, as specified on the reverse side hereof, all of the shares of capital stock of People’s United Financial, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 17, 2008 and at any postponement or adjournment thereof; and subject to direction by a majority of the Board of Directors, to vote such shares and to represent the undersigned in respect of other matters properly brought before the meeting.

WHERE PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE SIGNING SHAREHOLDER ON THE REVERSE SIDE HEREOF. UNLESS A CONTRARY OR “ABSTAIN” VOTE IS SPECIFIED, OR UNLESS THE AUTHORITY TO VOTE FOR ELECTION OF ANY NOMINEE FOR DIRECTOR IS WITHHELD IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE SIDE HEREOF, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR AND “FOR” PROPOSALS 2, 3, 4 AND 5. IF ANY OTHER MATTER IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED AS A MAJORITY OF THE BOARD OF DIRECTORS DETERMINES.

If you hold shares of People’s United Financial common stock indirectly through any employee benefit plan maintained by People’s United Financial or any of its affiliates, this card also provides voting instructions for shares held on your behalf through any such plan in accordance with the Authorization to Trustee appearing below. Please note that voting instructions for shares of common stock held through any such plan must be received no later than April 10, 2008.

Authorization to Trustee: The undersigned hereby authorizes the Trustee of each employee benefit plan maintained by People’s United Financial or any of its affiliates to vote all shares of People’s United Financial common stock held on behalf of the undersigned through any such plan at the Annual Meeting of Shareholders or at any adjournment thereof, in accordance with the instructions on the reverse side. IF NO INSTRUCTIONS ARE GIVEN, THE TRUSTEE WILL VOTE OR ABSTAIN FROM VOTING SUCH SHARES IN ACCORDANCE WITH THE TERMS OF THE APPLICABLE PLAN.

Continued on the reverse side

Address Change/Comments	(Mark the corresponding box on the reverse side)

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